DEED OF LEASE

By and Between

METROPARK 7 LLC,
a Delaware limited liability company

("Landlord")

and

VSE CORPORATION,
a Delaware corporation

 ("Tenant")

*     *     *     *     *     *

Metropark 7
6348 Walker Lane
Springfield, Virginia

DEED OF LEASE

THIS DEED OF LEASE (this "Lease") is made as of the 4th day of November, 2009 (the "Effective Date"), by and between METROPARK 7 LLC, a Delaware limited liability company ("Landlord") and VSE CORPORATION, a Delaware corporation ("Tenant"), who agree as follows:

1.

1. BASIC LEASE TERMS.

The following terms shall have the following meanings in this Lease:

a.	Premises:	The entire rentable area of the Building comprising approximately 94,280 rentable square feet of space as outlined on the floor plans attached hereto as Exhibit A-1.

b.	Building:	The building and related improvements described in the Base Building Plans (hereinafter defined) and located, or to be located, on the land (the "Land") described on Exhibit A-2 attached hereto.

c.	Commencement Date:
The date on which Landlord shall deliver possession of the Premises to Tenant with the Landlord Work (hereinafter defined) being Substantially Complete (hereinafter defined); provided, however, in the event that the date on which the Landlord Work is Substantially Complete (the "Substantial Completion Date")  is a date prior to October 31, 2011, the Commencement Date shall be the earlier of (i) October 31, 2011, or (ii) two (2) business days following Tenant’s request for delivery of the Premises, it being understood and agreed that the Commencement Date shall not occur prior to October 31, 2011 unless Tenant requests delivery of the Premises prior to such date.

d.	Rent Commencement Date:
The earlier of the following dates: (i) May 1, 2012, or (ii) the date on which Tenant first occupies fifty percent (50%) or more of the rentable area of the Premises for the conduct of Tenant's business; subject to adjustment as provided in this Lease.

e.	Term:
The period commencing on the Commencement Date and ending on the date (the "Lease Expiration Date") which is the last day of the fifteenth (15th) Lease Year, unless earlier terminated or extended in accordance with the terms of this Lease.

f.	Initial Annual Base Rent:	$39.00 per rentable square foot per annum, subject to adjustment as provided in this Lease.

g.	Base Year:	The period commencing on the Rent Commencement Date and ending on the first anniversary of the Rent Commencement Date.

h.	Tenant’s Pro Rata Share	100%

i.	Address for Notices:

	To Landlord:	METROPARK 7 LLC c/o ING Clarion 601 – 13th Street, N.W. Suite 700 North Washington, D.C. 20005 Attention: Asset director

	With a copy to:	Holland & Knight LLP 2099 Pennsylvania Avenue, NW Suite 100 Washington, DC 20006 Attention: Christopher L. Camarra, Esq.

	To Tenant:	Before the Rent Commencement Date:

VSE Corporation 2550 Huntington Avenue Alexandria, Virginia 22303 Attn: Director of Facilities

After the Rent Commencement Date:

To the Premises: Attn: Director of Facilities

	With a copy to:	Arent Fox LLP 1050 Connecticut Avenue, NW Washington, DC 20036 Attention: Mindy Pittell Hurwitz, Esq.

j.	Landlord’s Address for Payment of Rent:	Address for checks:
METROPARK 7 LLC c/o ING Clarion 601 – 13th Street, N.W. Suite 700 North Washington, D.C. 20005 Attention: Asset Directo

k.	Security Deposit:	$1,850,000.00, subject to adjustment as provided in Article 5 of this Lease

l.	Effective Date:	The first date on which this Lease has been executed and delivered by each party hereto, which date shall be the date of this Lease and set forth in the preamble hereof.

2. PREMISES.

a. Premises.  In consideration of Tenant's agreement to pay Annual Base Rent (hereinafter defined) and Additional Rent (hereinafter defined) and subject to the covenants and conditions hereinafter set forth, Landlord hereby leases the Premises to Tenant and Tenant hereby hires and leases the Premises from Landlord, upon the terms and conditions set forth herein.  The lease of the Premises to Tenant includes: (i) so long as Tenant is a Full Building Tenant (hereinafter defined), the exclusive right (except as relates to Landlord and its agents) to use the Building Common Areas (hereinafter defined); it being understood and agreed that at any time when Tenant is not a Full Building Tenant, such right shall be non-exclusive; and (ii) the non-exclusive right to use the driveways, sidewalks, parking, loading and landscaped areas on the Land, and the common public areas located in the Project (as defined below) made available by Landlord for the benefit of tenants of the Project, but includes no other rights not specifically set forth herein.  “Building Common Areas”  shall refer to and include the Lobby (hereinafter defined) and any hallways or corridors of the Building outside of secure Premises entry doors, the restrooms and elevators included in the Base Building Plans.  As of the Effective Date, the Land constitutes a unit within the condominium referenced in Exhibit A-2 and the Land, and such other Land included within the condominium, comprises a portion of the office project known as “MetroPark".  The Land and the other parcels of land located within the MetroPark office project are collectively referred to in this Lease as the “Project Land”.  The Building, any other buildings located from time to time on the Project Land, and all common areas, roadways and public areas existing from time to time therein or thereon, or appurtenant thereto, are collectively referred to herein as the “Project”.

                                The parties acknowledge that the square footage of the Premises set forth in this Lease is Landlord’s current estimate of the entire rentable area of the Building (it being the intent of the parties that the Premises shall comprise the entire rentable area of the Building) and such estimate is based upon the plans and specifications for the Building referenced in Exhibit C-1 attached hereto (such plans and specifications, as the same may be amended from time to time, are referred to herein as the "Base Building Plans").  Promptly after the Substantial Completion Date, Landlord shall deliver to Tenant a certification from Landlord's architect of the rentable area of the Building (the "Landlord's Determination"), which shall be measured in accordance with the Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996 (the "BOMA Standard"). If Tenant disagrees with the rentable area of the Building stipulated in the Landlord's Determination or desires to remeasure to confirm the same, then Tenant (i) shall notify Landlord in writing (the "Remeasurement Notice") within fifteen (15) days following Tenant's receipt of the Landlord's Determination that Tenant desires to have the rentable area of the Building confirmed by the Space Planner (as defined in the Work Agreement attached hereto as Exhibit B (the "Work Agreement")) using the BOMA Standard, and (ii) shall cause Space Planner to deliver to Landlord and Tenant within fifteen (15) days following the delivery of the Remeasurement Notice, a certification from Space Planner ("Space Planner Certification") of Space Planner's determination of the rentable area of the Building using the BOMA Standard.  In the event that the rentable square footage of the Building stipulated in the Landlord's Determination and the Space Planner Certification are not the same, and Landlord's architect and the Space Planner cannot otherwise agree on the rentable area of the Building within ten (10) business days following the delivery of the Space Planner Certification, then Landlord and Tenant shall, within ten (10) business days following the expiration of the foregoing 10-business day period, appoint a licensed third party architect ("Third Architect"), having no fewer than fifteen (15) years experience in the design and measurement of Comparable Buildings, and recognized as ethical and reputable within the field, who shall determine the measurement of the Building using the BOMA Standard.  If Landlord and Tenant cannot agree on the Third Architect, then either Landlord or Tenant, on behalf of both parties, may request appointment of such Third Architect by the then president of the Greater Washington Commercial Association of REALTORS®, or the successor organization thereto, who shall be instructed to promptly appoint a third-party architect satisfying the criteria above to serve as the Third Architect. The rentable area of the Building shall be the determination of the architect that is not the highest of the three determinations nor the lowest of the three determinations (or if the determinations of two of the architects is the same, the determination of such two architects). Landlord and Tenant shall each pay the cost of its own architect and shall equally share the costs of any Third Architect.  If any re-measurement of the Building in accordance with this paragraph results in any changes to the rentable square footage of the Building set forth in Section 1 above, that final determination shall be the rentable area of the Premises for all purposes hereunder, and the parties shall promptly (i) execute and deliver an agreement reflecting such changes and the resulting changes in Rent and any improvement allowance payable under this Lease, and (ii) adjust any Rent and any improvement or test fit allowance theretofore paid appropriately.   Notwithstanding anything contained herein to the contrary, (1) Tenant's failure to deliver the Remeasurement Notice and/or the Space Planner's Certification within the time periods set forth hereinabove shall be deemed Tenant's acceptance of the rentable area of the Building set forth in Landlord's Determination and the rentable area of the Building set forth in Landlord's Determination shall be deemed the rentable area of the Premises for all purposes of this Lease, and (2) Tenant shall pay in full all amounts of Base Rent and Additional Rent due and owing by Tenant pursuant to the terms of this Lease on the basis of the rentable square footage of the Premises set forth in Section 1 of this Lease, notwithstanding that the parties may be in the process of remeasuring of the Building, it being understood that Tenant's payment of same shall be without prejudice to Tenant's rights under this Section 2.a.

b. Delivery of Premises; Landlord Work

(i) Except as otherwise expressly provided in this Lease, Landlord shall deliver the Premises to Tenant, and Tenant shall accept the Premises, in its "AS-IS" condition as of the Commencement Date without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements or, to provide any allowance for same.  Tenant acknowledges that except as otherwise expressly provided in this Lease, Landlord has not made any representation or warranty with respect to the condition of the Premises or the Building or with respect to the suitability or fitness of either for the conduct of Tenant's business therein or for any other purpose.

(ii)           Landlord, at Landlord’s sole cost and expense, shall cause the Building to be constructed in accordance with the Base Building Plans (including completion of the work described in the "Base Building Shell Description" attached hereto as Exhibit C-2) and Legal Requirements (the "Landlord Work").   Landlord hereby acknowledges that Landlord, as part of the Landlord Work and at no additional cost to Tenant, shall reinforce those certain areas of floor slab located within the Premises on the above-grade floors of the Building (i.e., floors 1 through 4) and more particularly outlined on Exhibit C-3 attached hereto, such that such areas of the floor slab have a live load rating of one hundred fifty (150) pounds per square foot.

(iii)           Landlord shall use commercially reasonable efforts to Substantially Complete the Landlord Work and deliver the Premises to Tenant on or before October 31, 2011 (the "Outside Completion Date").  Attached hereto as Exhibit C-4 is an outline of key milestones relating to Substantial Completion of the Landlord Work (the "Work Schedule").  Landlord shall provide Tenant with prompt notification if Landlord fails (or anticipates failing) to complete the work shown on the Work Schedule by the dates set forth therein for the completion of such work.  Subject to Section 2.c. below, if, for any reason, Landlord is unable to meet the milestones set forth in the Work Schedule and/or Substantially Complete the Landlord Work and deliver possession of the Premises to Tenant on or before the Outside Completion Date, Landlord shall not be liable for any damage caused thereby, nor shall this Lease be void or voidable, but, rather, (A) the Term shall commence upon, and the Commencement Date shall be, the date on which Landlord Substantially Completes the Landlord Work and delivers possession of the Premises to Tenant; and (B) except to the extent resulting from a Tenant Delay (hereinafter defined), the Rent Commencement Date shall be delayed one (1) day for each day that the Substantial Completion Date is delayed beyond the Outside Completion Date.

(iv)           The Landlord Work shall be deemed “Substantially Complete” when (a) Landlord shall have obtained all inspections and approvals required by Fairfax County, Virginia in connection with the issuance of certificate of occupancy for the Building improvements evidenced by the Base Building Plans; and (b) Landlord’s architect shall have certified (on a standard AIA Form) that the Base Building Work has been completed substantially in accordance with the Base Building Plans (subject to Substantial Completion Punch List Items) (“Substantial Completion Certificate”).  “Substantial Completion Punch List Items” shall mean items which entail minor or insubstantial details of construction, decoration, mechanical adjustment, or installation that do not materially and adversely affect the ability of Tenant to use and occupy the Premises for the construction of the Tenant Improvements.  In order to satisfy the foregoing standards in this Section 2.b.(iv), Landlord, at Landlord’s cost, shall have the right to install temporary or similar items which meet all Legal Requirements and which function at substantially the same level as the permanent items.   Landlord agrees to diligently pursue completion of all Substantial Completion Punch List Items after the same have been identified.

(v)           Subject to the following terms and conditions of this paragraph, Tenant shall have a limited right to access the Premises prior to the Commencement Date and during the conduct of the Landlord Work solely for the purpose of conducting a periodic observation of the progress of the Landlord Work. Any such access to the Premises pursuant to this paragraph shall be subject to advance scheduling with Landlord and Tenant shall notify Landlord at least fourteen (14) days prior to the date on which Tenant desires such access to the Premises; provided, however, in no event shall Tenant have the right to access the Premises on more than one day in any calendar month.  The right of access granted pursuant to this paragraph shall be limited to Tenant's Representative (as defined in the Work Agreement), Space Planner (as defined in the Work Agreement), and/or an agent of Tenant engaged to provide construction management services to Tenant in connection with Tenant's construction of the Tenant Improvements (collectively, "Tenant's Construction Advisers"). Tenant hereby covenants and agrees that any access to the Premises and observation of the Landlord Work prior to the Commencement Date shall be at Tenant's sole risk, cost and expense and shall be subject to the terms and conditions of this Lease, other than the covenant to pay Rent but including without limitation, Section 11 of this Lease.  Prior to any entry onto the Premises, Tenant shall deliver to Landlord certificates of insurance, acceptable to Landlord, evidencing that Tenant maintains the liability insurance coverages described in Sections 12(a)(i) and 12(a)(iv) of this Lease, said insurance to be issued by insurers and be in the form and content required by the terms of Section 12.  Tenant hereby agrees to indemnify and hold Landlord and Landlord Parties harmless from and against any cost, damage, claim, liability or expense (including reasonable attorneys' fees) incurred by or claimed against Landlord and/or Landlord Parties, directly or indirectly, as a result of or in any way arising out of any  access to the Premises prior to the Commencement Date by Tenant and/or Tenant's Construction Advisers, including without limitation, any costs or claims resulting from any Tenant Delay (hereinafter defined) and the foregoing indemnity shall survive any termination of this Lease.  When accessing the Premises pursuant to this paragraph, Tenant shall cause all Tenant's Construction Advisers to observe all rules and regulations promulgated by Landlord from time to time in connection with such access and/or the performance of the Landlord Work.  Any delay in Landlord's substantial completion of the Landlord Work arising from any entry into the Premises by Tenant's Construction Advisers pursuant to this paragraph shall be deemed a "Tenant Delay".

c.           Holdover Mitigation.

(i)           To assist Tenant in mitigating any damages which Tenant may incur as a result of a Delivery Failure (hereinafter defined),  Landlord has agreed to provide Tenant the remedies described below in this Section 2.c, which remedies shall be Tenant's sole and exclusive remedy in connection with any Delivery Failure.

(ii)           Subject to the terms and conditions of this Section 2.c, in the event that a Delivery Failure shall occur, Tenant shall provide written notice to Landlord of Tenant’s actual and documented additional costs and expenses actually incurred by Tenant as a result of such Delivery Failure (the "Delivery Failure Costs"). Such notice (the "Delivery Costs Notice") shall be delivered within thirty (30) days following the date such Delivery Failure Costs are incurred by Tenant and shall include reasonable documentation and support evidencing all Delivery Failure Costs. Landlord acknowledges that the Delivery Failure Costs may include holdover rent payable under any then-current lease as a result of Tenant’s need to remain in space it would otherwise vacate or for the payment of rent on temporary space Tenant obtains that it would not have needed but for the Delivery Failure.  Provided no Event of Default shall have occurred,  Landlord shall pay to Tenant an amount (a "Mitigation Payment") equal to the Delivery Failure Costs evidenced by the Delivery Costs Notice; provided, however, in no event shall any Mitigation Payment exceed One Hundred Thousand and 00/100 Dollars ($100,000) for any calendar month (the "Monthly Cap") and in no event shall the aggregate Mitigation Payments payable to Tenant and/or for which Landlord is liable under this Section 2.c exceed an amount equal to the product of (i) the Monthly Cap, times (ii) the number of calendar months between November 1, 2011 and the Substantial Completion Date.  For purposes of example only, in the event that the Substantial Completion Date is delayed to December 31, 2011 as a result of a Delivery Failure, the maximum aggregate liability of Landlord for such Delivery Failure shall be Two Hundred Thousand and 00/100 Dollars ($200,000), with no more than One Hundred Thousand Dollars ($100,000) being payable to Tenant for each of the months of November 2011 and December 2011.  Landlord shall pay the Mitigation Payments to Tenant within thirty (30) days after Landlord receives a Delivery Costs Notice but in no event more than once per calendar month.

(iii)           In the event that a Delivery Failure shall occur and such Delivery Failure fails to be cured on or before May 1, 2012, then Tenant shall have the option to terminate this Lease (the "Contingent Termination Option") upon fifteen (15) days' prior written notice to Landlord (the "Contingent Termination Notice"), time being of the essence, and subject to the terms and conditions of this Section 2.c.(iii). The Contingent Termination Option shall automatically be deemed waived and thereafter null and void and of no further force and effect in the event that the Delivery Failure is cured prior to Tenant's exercise of the Contingent Termination Option.  If Tenant exercises the Contingent Termination Option in accordance with the terms and conditions of this Section 2.c.(iii), then this Lease shall terminate effective as of the fifteenth (15th) day following Landlord's receipt of the Contingent Termination Notice; provided, however, if the Delivery Failure is cured on or before such fifteenth (15th) day following Landlord's receipt of the Contingent Termination Notice, then the Contingent Termination Option shall automatically be deemed rescinded and waived and thereafter null and void and of no further force and effect.  Upon any termination of this Lease pursuant to this Section 2.c.(iii), Landlord and Tenant shall each be released from any and all obligations or liabilities under this Lease (except any such obligations or liabilities which expressly survive the expiration or termination of this Lease), and provided no Event of Default shall have occurred, Landlord shall promptly return to Tenant the Security Deposit. At Landlord's request, Tenant shall promptly execute and return to Landlord a termination agreement prepared by Landlord documenting any termination of this Lease pursuant to this Section 2.c.(iii), which obligation shall survive any such termination of this Lease.

(iv)           As used in this Section 2.c., the term "Delivery Failure" shall mean Landlord's failure to Substantially Complete the Landlord Work and deliver the Premises to Tenant on or before the Outside Completion Date; provided, however, in no event shall any Delivery Failure be deemed to have occurred in the event that such failure is the result of Force Majeure and/or any Tenant Delay and/or Tenant actually commences the construction of the Tenant Improvements in the Premises prior to the Outside Completion Date, it being understood that the intent of the parties is that the remedies provided herein are solely to accommodate Tenant in the event that Tenant is unable to commence construction of the Tenant Improvements in the Premises on or before the Outside Completion Date as a result of Landlord's failure to Substantially Complete the Landlord Work and deliver the Premises to Tenant on or before the Outside Completion Date for reasons other than Force Majeure or any Tenant Delay.

d.           Tenant Improvements.   Subject to and in accordance with the terms and conditions of the Work Agreement, Tenant shall construct in the Premises the Tenant Improvements, at Tenant's sole cost and expense, subject to the application of the Improvement Allowance (as defined in Section C.2 of the Work Agreement). From and after the Commencement Date, Tenant shall have full access to the Premises to construct and install the Tenant Improvements.

e.           LEED.   Landlord shall use commercially reasonable efforts to design and construct the Building so as to attempt to be awarded a gold certification under the Leadership in Energy and Environmental Design Green Building Rating System (“LEED”) from the U.S. Green Building Council for the Base Building Improvements.  Tenant shall use commercially reasonable efforts to design and construct the Tenant Improvements and/or other Alterations so as to attempt to be awarded a gold LEED certification for Commercial Interiors (at the version existing at the time Tenant registers for the same), at its own expense (subject to application of the Improvement Allowance); provided, however, if Landlord achieves a rating lower than gold LEED certification for the Base Building Improvements (a "Lower Rating"), then Tenant shall only be obligated to use commercially reasonable efforts to achieve the Lower Rating for Commercial Interiors.  If and to the extent Landlord achieves such LEED certification for the Building Shell Improvements and/or Tenant achieves such Commercial Interiors LEED certification, to the extent required by such certification, Landlord and Tenant agree to cooperate with each other, at no cost to the other (except to the extent the same are includable in Operating Expenses) to maintain the LEED certification standard(s) so obtained.

3. TERM AND COMMENCEMENT OF TERM.

a. Term.  This Lease shall be in full force and effect as of the Effective Date.  The term of this Lease (the "Term") shall commence on the Commencement Date and shall expire on the Lease Expiration Date, unless earlier terminated or extended in accordance with the terms of this Lease.

b.           Declaration.  Reference is made to the form of Declaration of Commencement Date (the "Declaration") attached hereto as Exhibit D.  At any time following the Commencement Date, Landlord may, at Landlord's option, complete the Declaration and deliver same to Tenant for execution to confirm, among other things, the Commencement Date, the Rent Commencement Date, the Lease Expiration Date and the Term.  If true and correct, Tenant shall execute and return the Declaration to Landlord within ten (10) business days following Tenant's receipt of same; otherwise Tenant shall notify Landlord of its objections to the information contained in the Declaration within such ten (10) business day period.  Failure to execute the Declaration shall not affect the commencement or expiration of the Term.

4. RENT.

   Tenant covenants and agrees to pay as Rent (hereinafter defined) for the Premises the following amounts set forth in this Section 4 and as otherwise provided in this Lease.  "Additional Rent" shall mean all costs, expenses, charges and other payments to be made by (or on behalf of) Tenant to Landlord (or to a third party if required under this Lease), other than Annual Base Rent (hereinafter defined), whether or not the same be designated as such. "Rent" or "rent" shall mean all Annual Base Rent and Additional Rent due hereunder.

a. Annual Base Rent.   Commencing on the Rent Commencement Date, and thereafter during the Term, Tenant shall pay annual base rent in the amounts set forth immediately below (the "Annual Base Rent"), which amounts shall be payable in equal monthly installments (the "Monthly Base Rent") as set forth immediately below:

Lease Year	Annual Base Rent Per Square Foot	Annual Base Rent	Monthly Base Rent

1	$39.00	$3,676,920.00	$306,410.00

2	$40.17	$3,787,227.60	$315,602.30

3	$41.38	$3,901,306.40	$325,108.87

4	$42.62	$4,018,213.60	$334,851.13

5	$43.90	$4,138,892.00	$344,907.67

6	$45.11	$4,252,970.80	$354,414.23

7	$46.35	$4,369,878.00	$364,156.50

8	$47.63	$4,490,556.40	$374,213.03

9	$48.94	$4,614,063.20	$384,505.27

10	$50.29	$4,741,341.20	$395,111.77

11	$51.55	$4,860,134.00	$405,011.17

12	$52.84	$4,981,755.20	$415,146.27

13	$54.16	$5,106,204.80	$425,517.07

14	$55.51	$5,233,482.80	$436,123.57

15	$56.90	$5,364,532.00	$447,044.33

All installments of Monthly Base Rent shall be payable in advance, on the Rent Commencement Date and the first day of each calendar month thereafter during the Term.  If the Rent Commencement Date shall be a day other than the first day of a calendar month, (1) the Annual Base Rent for the first Lease Year shall be an amount equal to the sum of (x) the amount of Monthly Base Rent for the partial month in which the Rent Commencement Date occurs, plus (y) the amount of the Annual Base Rent for the first Lease Year set forth in the rent chart above, and (2) Monthly Base Rent for such partial month shall be the prorated amount of the Monthly Base Rent payable hereunder during the first Lease Year, which proration shall be based upon the actual number of days of such partial month.  The prorated Monthly Base Rent for such partial month shall be payable on the first day of the calendar month after the month in which the Rent Commencement Date occurs.  As used in this Lease, the term "Lease Year" means (A) with respect to the first Lease Year, the twelve (12) full calendar month period commencing on the Rent Commencement Date (plus the number of days in any partial first month if the Rent Commencement Date is not the first day of the month), except that if the Rent Commencement Date is a date earlier than May 1, 2012, then the first Lease Year shall commence on the Rent Commencement Date and shall expire on April 30, 2013, and (B) with respect to the second Lease Year and each subsequent Lease Year thereafter, each successive period of twelve (12) full calendar months following the expiration of the first Lease Year.

b.           Tenant's Pass-Through Costs.

(i) As used in this Lease:

(1) "Operating Expenses" shall mean any and all expenses, costs and disbursements calculated in accordance with generally accepted accounting principals, consistently applied, and actually incurred by Landlord that are of a kind, amount, and nature as customarily incurred by reasonably prudent landlords of Comparable Buildings in connection with the ownership, management, operation, maintenance, servicing and repair of the Building and appurtenances thereto, the Building Common Areas, and the Land, including, but not limited to: employees' wages, salaries, welfare and pension benefits and other fringe benefits; payroll taxes; telephone service; painting of Building Common Areas; exterminating service; detection and security services; concierge services; sewer rents and charges; premiums for fire and casualty, liability, rent, workmen's compensation, sprinkler, water damage and other insurance; repairs and maintenance; building supplies; uniforms and dry cleaning; snow removal; the cost of obtaining and providing electricity, water and other public utilities to all areas of the Building; trash removal; janitorial and cleaning supplies; and janitorial and cleaning services; window cleaning; service contracts for the maintenance of elevators, boilers, HVAC and other mechanical, plumbing and electrical equipment; fees for all licenses and permits required for the ownership and operation of the Building; business license fees and taxes, including any taxes based on Landlord's rental income from the Building; sales, use and personal property taxes payable in connection with tangible personal property and services purchased for the management, operation, maintenance, repair, cleaning, safety and administration of the Building; legal fees; accounting fees relating to the determination of Operating Expenses and the tenants' share thereof and the preparation of statements in connection therewith; management fees; purchase and installation of indoor plants in the Building Common Areas; landscaping maintenance and the purchase and replacement of landscaping services, plants and shrubbery; and insurance policies or endorsements purchased to enable Landlord to repair, replace and re-commission the Building in a manner sufficient to obtain re-certification pursuant to any Green Agency Rating (hereinafter defined) (or, in the event the Building has not achieved any certification under any Green Agency Rating, such insurance that is purchased in order to facilitate rebuilding the Building upon a casualty so as to achieve such certification) or to support achieving energy and carbon reduction targets; all costs of maintaining, managing, reporting, commissioning and re-commissioning the Building (or any part thereof) to conform with any Green Requirements (hereinafter defined), and all costs of applying, reporting and commissioning the Building (or any part thereof) to seek certification under any Green Agency Rating.  Operating Expenses shall also include costs and expenses associated with the management, operation, maintenance, servicing and repair of the common areas of the Project to the extent such costs and expenses ("Project Costs") are reasonably allocated to the Building and otherwise payable by Landlord.  If Landlord makes an expenditure for a capital improvement to the Building (i) by installing energy conservation or labor-saving devices to reduce Operating Expenses, or (ii) to comply with any Legal Requirement or Green Requirement first enacted or enforceable following the Commencement Date, and if, under generally accepted accounting principles, such expenditure is not a current expense, then the cost thereof shall be amortized over a period equal to the useful life of such improvement, determined in accordance with generally accepted accounting principles, and the amortized costs allocated to each Subsequent Year (hereinafter defined) during the Term, together with an imputed interest amount calculated on the unamortized portion thereof (using an interest rate equal to Landlord's cost of financing or, if the improvement is not financed, the prime rate on corporate loans quoted in the Wall Street Journal), shall be deemed a "Permitted Capital Expenditure" and shall be included in Operating Expenses; provided, however, Permitted Capital Expenditures made solely for the purpose of reducing Operating Expenses shall be included in Operating Expenses to the extent of the actual annual savings in Operating Expenses realized as a result of such Permitted Capital Expenditure.

Notwithstanding the foregoing to the contrary, Operating Expenses for each Subsequent Year following the Base Year shall not include any increases in Controllable Operating Expenses (hereinafter defined) to the extent such increases are greater than five percent (5%) of the prior year's Controllable Operating Expenses.  For purposes hereof, "Controllable Operating Expenses" shall mean the costs and expenses included in Operating Expenses in the Base Year to the extent such costs and expenses are discretionary costs and expenses within the control of Landlord, it being understood and agreed that Controllable Operating Expenses shall in no event be deemed to include, without limitation, any costs and expenses associated with the following:  (A) utilities, (B) insurance, (C) Real Estate Taxes (hereinafter defined), (D) Project Costs, (E) Permitted Capital Expenditures and any non-capital expense items incurred to comply with Legal Requirements (including permits and licenses); (F) items affected by labor costs, such as janitorial services, in the event of an increase in the legal minimum wage or a general increase in the wage level in Fairfax County, Virginia, and (G) items of Operating Expenses affected by the amount of usage, such as HVAC maintenance and repairs and snow and ice removal.

Furthermore, Operating Expenses shall not include:

1. Cost of capital improvements (except for Permitted Capital Expenditures and except as distinguished from replacement of parts or components purchased and installed in the ordinary course which, under generally accepted accounting principles consistently applied are expense items and not capital expenditures);

2. Leasing commissions, attorneys’ fees, costs, disbursements, and other expenses incurred and payable by Landlord in connection with negotiations or disputes with tenants or prospective tenants or lenders or prospective lenders, partners, members and/or directors;

3. Cost of repairs or other work occasioned by fire, windstorm or other casualty to the extent reimbursed by insurance proceeds (or would have been reimbursed by insurance proceeds had Landlord maintained the insurance required to be maintained by Landlord under this Lease);

4. Payments of principal, interest, ground rent or any other financing or refinancing costs on any mortgages, deeds of trust or ground leases encumbering Landlord's interest in the Building, or any penalties or late charges relating thereto;

5. Salaries, wages, or other compensation or benefits paid to (a) officers and executives of Landlord, and (b) employees of Landlord who are not assigned full-time to the operation, management, maintenance, or repair of the Building; provided however, Operating Expenses shall include Landlord's reasonable allocation of wages, salary, or other compensation or benefits paid to any employee to the extent such employee is assigned or devotes services on a part-time basis to the operation, management, maintenance, or repair of the Building;

6. Costs incurred for any items to the extent Landlord is reimbursed by a third party (excluding costs payable by other tenants as part of Operating Expenses), including without limitation, by insurance or by a manufacturer's, materialman's, vendor's or contractor's warranty; provided, however, Operating Expenses shall include reasonable costs and expenses incurred by Landlord in connection with the collection of such costs to the extent not otherwise paid by such third party;

7. Costs incurred in connection with the sale or change of ownership or financing or refinancing of the Building;

8. Costs incurred by Landlord which are associated with the operation of the business of the legal entity which constitutes Landlord as the same is separate and apart from the cost of the operation of the Building (including without limitation, overhead costs, legal and accounting fees, and general and administrative expenses of Landlord or any affiliate thereof relating to maintaining Landlord’s or such affiliate’s existence and functioning as such legal entity), recognizing that accounting costs incurred in connection with determination of Operating Expenses shall be included as an Operating Expense;

9. All amounts which would otherwise be included in Operating Expenses which are paid to any affiliate or subsidiary of Landlord or Landlord’s property manager or managing agent, or any representative, employee or agent of same, to the extent the costs of such services exceed the competitive rates for similar services of comparable quality rendered by persons or entities of similar skill, competence and experience;

10. Real Estate Taxes;

11. Depreciation;

12. Costs and expenses incurred to remediate any Hazardous Materials (as hereinafter defined) now or hereafter existing in or on the Land or the Building in violation of Legal Requirements (as hereinafter defined), including without limitation, the costs and expenses attributable to testing, investigation, management and removal of such Hazardous Materials; provided, however, Operating Expenses may include (i) the costs and expenses of any testing or monitoring customarily conducted by owners of Comparable Buildings in the ordinary course of operating and managing Comparable Buildings and (ii) to the extent not otherwise excluded pursuant to this Section 4.b, the costs and expenses incurred to comply with any Legal Requirements first enacted after the Commencement Date to the extent of, in the case of a capital expenditure, the amount includible as a Permitted Capital Expenditure;

13. Rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital expenditure specifically excluded under Subsection 1 above (excluding, however, equipment not affixed to the Building which is used in providing janitorial or similar services);

14. Costs arising from Landlord’s charitable or political contributions;

15. With the exception of the reasonable cost to maintain or insure any of the same (which costs shall be included in Operating Expenses), costs and expenses of the purchase and installation of sculptures, paintings, and other works of fine art;

16. Reserves for replacements, repairs or contingencies;

17. Costs for acquisition and initial construction of the Building, including without limitation, any “tap fees” or sewer or water connection fees for the Building;

18. Costs of repairing, replacing or otherwise correcting any defects, including any allowances for same, in the initial construction of the Building (including without limitation, the foundation, structure, roof, and systems);

19. Fines, interest or penalties, incurred due to the late payments of Real Estate Taxes, utility bills and other costs incurred as a result of Landlord's failure to make such payments when due;

20. Fees paid for the management of the Building to the extent such fees in the aggregate exceed the greater of (a) competitive rates for similar management services of comparable quality rendered by persons or entities of similar skill, competence and experience; or (b) 3% of the gross revenues of the Building;

21. Costs arising from the negligence or willful misconduct of other tenants in the Building.

(2) "Real Estate Taxes" shall mean all taxes, assessments and charges levied upon or with respect to the Land (or any portion thereof), the Building, and any improvements adjacent thereto (computed as payable in installments as permitted by law regardless of whether so paid), including, without limitation, vault rents, if any, franchise taxes, the Transportation Tax (Va. Code § 58.1-3221.3B), any tax, fee or excise on rents, on the square footage of the Premises including the Business and Professional License Tax ("BPOL Tax") administered by Fairfax County, on the act of entering into this Lease, on the occupancy of Tenant, on account of the rent hereunder or the business of renting space now or hereafter levied or assessed against Landlord by the United States of America or the state, county, city or town in which the Building and Land are located, or any political subdivision, public corporation, district or other political or public entity; and shall also include any other tax to the extent that such tax is imposed in lieu of or in addition to such Real Estate Taxes.  Reasonable legal fees, costs and disbursements incurred by Landlord in connection with any proceedings for appeal or reduction of any Real Estate Taxes shall also be considered Real Estate Taxes for the year in question (provided, however, that such appeal or reduction attempt is undertaken in good faith by Landlord with the reasonable expectation to reduce Real Estate Taxes for the Building).  In the event that Real Estate Taxes for the Land and the Building are not separately assessed, Landlord shall allocate to the Land and the Building the portion of the total Real Estate Tax assessment that, in Landlord’s commercially reasonable judgment, fairly represents the relative values of all properties that have been assessed together.    Notwithstanding the foregoing, Real Estate Taxes shall not include franchise taxes, income taxes, estate taxes, inheritance taxes or any other tax based upon the net income (as opposed to gross receipts or gross income) of Landlord.  Real Estate Taxes shall not include any interest charges or penalties incurred as a result of Landlord's failure to timely pay Real Estate Taxes; provided, however, that if the taxing authority permits a taxpayer to elect to pay in installments, then, for purposes of determining the amount of Real Estate Taxes, if Landlord shall actually pay the same in multiple installments, all interest charges resulting therefrom shall be deemed Real Estate Taxes. Upon Tenant’s request, Landlord will promptly provide Tenant with an actual copy of the Real Estate assessment and/or tax bill.

If the Building has not been fully assessed for Real Estate Taxes for the Base Year (i.e. the assessments for Real Estate Taxes for the Base Year does not take into consideration, among the other relevant factors, (a) that the Building has been fully constructed; and (b) an income approach to valuation based on the Rent payable by Tenant during the Base Year), then Real Estate Taxes for such period shall be deemed to be the Real Estate Taxes that Landlord reasonably estimates would have been incurred during such period had the Building been fully assessed for such period (i.e., an estimate of what the Real Estate Taxes for such period would have been had the assessment taken into consideration, among the other relevant factors, (a) that the Building has been fully constructed; and (b) an income approach to valuation based on the Rent payable by Tenant during the Base Year).

(3) "Tenant's Pro Rata Share," means the ratio that the rentable area of the Premises bears to the total rentable area of the Building.  The parties acknowledge and agree that so long as Tenant leases from Landlord all of the rentable area of the Building (notwithstanding any subleases, so long as Tenant is the only tenant from which Landlord is directly collecting rent for the Building), Tenant shall be deemed a "Full Building Tenant" for purposes of this Lease and Tenant's Pro Rata Share shall be one hundred percent (100%).

(4) "Subsequent Year", means each successive consecutive twelve (12) calendar month period subsequent to the Base Year.

(ii) If, in any Subsequent Year during the Term, the total amount of Operating Expenses for the Building exceeds the amount of Operating Expenses in the Base Year, then Tenant shall pay to Landlord, as Additional Rent, an amount which is the product of (1) the amount of such increase in Operating Expenses, multiplied by (2) Tenant's Pro Rata Share.  Tenant's Pro Rata Share of increases in Operating Expenses for any partial Subsequent Year during the Term shall be determined by multiplying the amount of Tenant's Pro Rata Share of increases in Operating Expenses for the full Subsequent Year by a fraction, the numerator of which is the number of days during such Subsequent Year falling within the Term and the denominator of which is three hundred sixty-five (365).  If, in any Subsequent Year during the Term, the amount of Real Estate Taxes exceeds the amount of Real Estate Taxes for the Base Year, then Tenant shall pay, as Additional Rent, an amount which is the product of (x) the amount of such increase in Real Estate Taxes, multiplied by (y) Tenant's Pro Rata Share.  Tenant's Pro Rata Share of increases in Real Estate Taxes for any partial Subsequent Year during the Term shall be determined by multiplying the amount of Tenant's Pro Rata Share of increases in Real Estate Taxes for the full Subsequent Year by a fraction, the numerator of which is the number of days during such Subsequent Year falling within the Term and the denominator of which is three hundred sixty-five (365).

(iii) The following terms of this Section 4.b(iii) shall only apply in the event that Tenant is no longer a Full Building Tenant.  If, at any time during any Subsequent Year, less than ninety-five percent (95%) of the total rentable square feet of office space in the Building is occupied by tenants, the amount of Operating Expenses for such Subsequent Year shall be deemed to be the amount of Operating Expenses as reasonably estimated by Landlord that would have been incurred if the percentage of occupancy of the Building during such Subsequent Year was ninety-five percent (95%).  If at any time during any Subsequent Year, any part of the Building is leased to a tenant (hereinafter referred to as a "Special Tenant") who, in accordance with the terms of its lease, provides its own utilities, cleaning or janitorial services or other services or is not otherwise required to pay a share of Operating Expenses in accordance with the methodology set forth in this Section 4.b., and Landlord does not incur the cost of such services, Operating Expenses for such Subsequent Year shall be increased by the additional costs for cleaning and janitorial services and such other applicable expenses as reasonably estimated by Landlord that would have been incurred by Landlord if Landlord had furnished and paid for cleaning and janitorial services and such other services for the space occupied by the Special Tenant, or if Landlord had included such costs in "operating expenses" as defined in the Special Tenant's lease.

(iv) Prior to or during each Subsequent Year, Landlord shall furnish to Tenant a statement of Landlord's reasonable estimate of Tenant's Pass-Through Costs for such Subsequent Year.  "Tenant's Pass-Through Costs" shall be an amount equal to the sum of (1) Tenant's Pro Rata Share multiplied by the difference between Operating Expenses incurred during any Subsequent Year during the Term, and Operating Expenses incurred in the Base Year; plus (2) Tenant's Pro Rata Share multiplied by the difference between Real Estate Taxes for any Subsequent Year during the Term and Real Estate Taxes incurred during the Base Year.  Such statement shall show the amount of Tenant's Pass-Through Costs, if any, payable by Tenant for such Subsequent Year pursuant to this Section 4.b. on the basis of Landlord's estimate.  Commencing on the first anniversary of the Rent Commencement Date, and continuing on each monthly rent payment date thereafter until further adjustment pursuant to this Section 4.b.(iv), Tenant shall pay to Landlord one-twelfth (1/12) of the amount of said estimated Tenant's Pass-Through Costs.  Within one hundred and twenty (120) days after the expiration of each Subsequent Year during the Term, or as soon thereafter as is reasonably practicable, Landlord shall furnish to Tenant a statement (the "Expense Statement") showing the actual Operating Expenses and Real Estate Taxes for such Subsequent Year. The Expense Statement shall identify the Operating Expenses by major expense categories.  Subject to the terms of Section 4.b.(vi) below, the Expense Statement shall be conclusive and binding on Tenant.  In case of an underpayment, Tenant shall, within thirty (30) days after the receipt of such statement, pay to Landlord an amount equal to such underpayment.  In case of an overpayment, Landlord shall credit the next monthly rental payment(s) by Tenant with an amount equal to such overpayment.  Additionally, if this Lease shall have expired, Landlord shall apply such excess against any sums due from Tenant to Landlord and shall refund any remainder to Tenant within one hundred and twenty (120) days after the expiration of the Term, or as soon thereafter as possible.

(v) The foregoing provisions hereof notwithstanding, if in any Subsequent Year, the (A) Real Estate Taxes for such Subsequent Year are less than the Real Estate Taxes for the Base Year, and (B) the Operating Expenses for such Subsequent Year are greater than the Operating Expenses for the Base Year, then Landlord shall credit against Tenant's Pass-Through Costs payable by Tenant for such Subsequent Year, an amount equal to the difference between Real Estate Taxes for the Base Year and the Real Estate Taxes for such Subsequent Year. Similarly, if in any Subsequent Year, (X) Operating Expenses for such Subsequent Year are less than the Operating Expenses for the Base Year, and (b) the Real Estate Taxes for such Subsequent Year are greater than the Real Estate Taxes for the Base Year, then Landlord shall credit against Tenant's Pass-Through Costs payable by Tenant for such Subsequent Year, an amount equal to the difference between the Operating Expenses for the Base Year and the Real Estate Taxes for such Subsequent Year. The credit contemplated by this paragraph shall be made by Landlord on the Expense Statement for such Subsequent Year.  In no event shall this paragraph be construed or deemed to permit Tenant's Pass-Through Costs for any Subsequent Year to be reduced to less than zero and to the extent any credit contemplated by this paragraph is in excess of the total Tenant's Pass-Through Costs otherwise payable for such Subsequent Year, such excess shall be forfeited (it being understood and agreed that the credit contemplated by this paragraph shall not be carried forward or otherwise be applied to Tenant's Pass-Through Costs payable for any Subsequent Year other than the Subsequent Year in which it first accrues).

(vi) Subject to the terms and conditions of this Section, Tenant shall be entitled to cause a Qualified Auditor (hereinafter defined) to conduct an audit (the "Audit") of Landlord's books and records relating to Landlord's determination of Operating Expenses evidenced by an Expense Statement.  Except as provided below as relates to the Base Year, Tenant may only exercise its right to the Audit by delivering to Landlord, within sixty (60) days following receipt of such Expense Statement, a written notice of Tenant's exercise of such audit right (the "Audit Notice").  As used herein, the term "Qualified Auditor" means a nationally or regionally recognized third-party certified public accounting firm reasonably acceptable to Landlord. In no event may the Qualified Auditor be compensated on a "contingency"  or "success fee" basis.  If Tenant elects to conduct an Audit, Tenant and the Qualified Auditor shall execute and deliver to Landlord a confidentiality and nondisclosure agreement reasonably acceptable to Landlord, and Tenant shall provide Landlord not less than thirty (30) days' notice of the date (the "Audit Date") on which the Qualified Auditor desires to examine Landlord's books and records; provided, however, that the Audit Date shall be between thirty (30) and ninety (90) days after Tenant delivers to Landlord the Audit Notice. Any examination of Landlord's books and records shall occur during regular business hours at Landlord's management office or, at Landlord's election, another location within the Washington, DC metropolitan area reasonably acceptable to Landlord and Tenant.  Any Audit shall be limited to a determination of whether Landlord calculated the Operating Expenses shown on the Expense Statement in accordance with the terms and conditions of this Lease and shall be completed by Tenant (and a copy of the results thereof delivered to Landlord) no later than sixty (60) days following the Audit Date.  Notwithstanding anything contained herein to the contrary, (1) Tenant shall not be entitled to exercise the foregoing audit right with respect to any Expense Statement if a Monetary Default (hereinafter defined) has occurred and remains uncured; and (2) Tenant shall pay in full all amounts of Additional Rent stated as due and owing by Tenant pursuant to the Expense Statement within thirty (30) days of Tenant's receipt of such Expense Statement, it being understood that Tenant's payment of same shall be without prejudice to Tenant's audit rights pursuant to this Section 4.b.(vi).    As used in this Lease, a "Monetary Default" shall mean any Event of Default described in Sections 16.a.(i), 16.a.(ii) or 16.a.(iii) of this Lease.

Tenant shall be entitled to conduct an Audit pursuant to this Section only in strict accordance with the foregoing procedures and not more often than once with respect to each Expense Statement and, except as hereinafter provided, each such Audit shall relate only to the Operating Expenses of the most recent Subsequent Year ("Audit Year") covered by the Expense Statement. Notwithstanding the foregoing to the contrary, in the event that Tenant elects to conduct an Audit of the Operating Expenses evidenced by the Expense Statement provided by Landlord for the first Subsequent Year following the Base Year, then Tenant shall also have the right to simultaneously conduct an Audit of Landlord's books and records regarding Operating Expenses for the Base Year.  Tenant shall notify Landlord of Tenant's desire to exercise such right to Audit the Operating Expenses for the Base Year at the time that Tenant provides the Audit Notice electing to conduct an Audit of the Operating Expenses evidenced by the Expense Statement provided by Landlord for the first year following the Base Year.  Furthermore, in the event that (a) an Audit demonstrates an overpayment by Tenant of Operating Expenses for the Audit Year due to an error by Landlord in calculating the Operating Expenses for such Audit Year, (b) Tenant reasonably believes such error was also made by Landlord in one or both of the immediately preceding two (2) Subsequent Years (a "Recurring Error"), then Tenant shall have the right to audit Landlord's books and records for such preceding two Subsequent Year period (the "Look-back Period") solely to the extent necessary to determine whether such Recurring Error was made by Landlord.  Notwithstanding anything to the contrary contained herein, in no event shall Tenant have the right to audit Landlord's books and records for (y) a Subsequent Year within the Look-back period if Tenant previously conducted an audit of Landlord's books and records for such Subsequent Year, or (z) any Subsequent Year preceding the Look-back Period.

In the event that Landlord disputes the results of any Audit conducted by Tenant, the Landlord and Tenant shall select a neutral, independent Qualified Auditor to review the results of such Audit and the conclusion reached by such Qualified Auditor shall be binding on Landlord and Tenant. All costs and expenses of any Audit shall be paid by Tenant; provided, however, in the event that it is conclusively determined that the Pass-through Costs related to the Operating Expenses billed by Landlord and paid by Tenant for the subject Subsequent Year exceed the Pass-Through Costs otherwise payable by Tenant pursuant to this Section 4.b. by more than three percent (3%), then Landlord shall reimburse Tenant for the documented and reasonable costs and expenses paid by Tenant to the Qualified Auditor in connection with the subject Audit, such reimbursement not to exceed, in the aggregate, Fifteen Thousand Dollars ($15,000).

(viii)           Landlord shall have the right to commingle Tenant's Pass-Through Costs with other funds collected by Landlord.  Tenant's obligation to pay Tenant's Pass-Through Costs pursuant to the provisions of this Section 4.b. shall survive the expiration or other termination of this Lease with respect to any period during the Term hereof and with respect to any holdover period of occupancy following the expiration of the Term.

c.           Payment of Rent.  All Rent shall be paid to Landlord in lawful money of the United States of America without, except as specifically provided herein, deduction, diminution, set-off, counterclaim or prior notice or demand.   All such payments shall be made by electronic wire transfer or good checks payable to Landlord (or such other person, firm or corporation as Landlord may hereafter designate in writing). Checks for payment of Rent shall be sent to Landlord's Address for Payment of Rent provided in Section 1 of this Lease, or at such other place as Landlord may hereafter designate in writing.  Payment of Rent by electronic wire transfer shall be sent pursuant to wiring instructions provided by Landlord, which instructions may be replaced from time to time by Landlord.  No payment by Tenant or receipt and acceptance by Landlord of a lesser amount than the Monthly Base Rent or Additional Rent shall be deemed to be other than partial payment of the full amount then due and payable; nor shall any endorsement or statement on any check or any letter accompanying any check, payment of Rent or other payment, be deemed an accord and satisfaction; and Landlord may accept, but is not obligated to accept, such partial payment without prejudice to Landlord's right to recover the balance due and payable or to pursue any other remedy provided in this Lease or by law.  If Landlord shall at any time or times accept Rent after it becomes due and payable, such acceptance shall not excuse a subsequent delay or constitute a waiver of Landlord's rights hereunder.  Any Rent owed by Tenant to Landlord, including, without limitation, Annual Base Rent, Additional Rent, Tenant's Pass-Through Costs and Late Charges (hereinafter defined), which is not paid within ten (10) days after the date such payment is due shall bear interest from the due date at a rate (the "Default Rate") equal to the lesser of (i) the prime rate on corporate loans quoted in the Wall Street Journal plus two percent (2%), or (ii) the highest interest rate permitted by law.  In addition, if any amount of Rent required to be paid by Tenant to Landlord under the terms of this Lease is not paid within fifteen (15) days after the date such payment is due, then in addition to paying the amount of Rent then due, Tenant shall pay to Landlord a late charge (the "Late Charge") equal to five percent (5%) of the amount of Rent then required to be paid.  Payment of such Late Charge will not excuse the untimely payment of Rent.  In the event Tenant makes any payment of Rent by check and said check is returned by the bank unpaid, Tenant shall pay to Landlord any and all charges assessed by the bank or payable by Landlord in connection therewith, plus the sum of One Hundred Dollars ($100.00), in addition to the Rent payment and any other charges provided for herein (including the Late Charge and interest at the Default Rate).  Any interest, Late Charge and other amounts charged hereunder shall constitute Additional Rent.  Notwithstanding the foregoing, Landlord shall waive all the Late Charge and interest for the first late payment in any calendar year provided that Tenant submits to Landlord the late payment within five (5) days after Landlord’s written notice to Tenant that it has not received the payment that is due.

5. SECURITY DEPOSIT.

a.           Within thirty (30) days after the Effective Date, Tenant shall deliver to Landlord an unconditional, irrevocable standby letter of credit (“LC”) in the amount (the “LC Stated Amount”) of One Million Eight Hundred Fifty Thousand and 00/100 Dollars ($1,850,000.00).  The LC Stated Amount shall be subject to increase as hereinafter set forth. The LC shall be drawable on sight in partial or full draws, with an expiration date no earlier than the one-year anniversary date of the LC, and which is automatically renewable for additional one (1) year periods through the LC Expiration Date (as hereinafter defined), and which gives Landlord the right to draw upon the full amount of the LC as a result of the conditions described below.  The LC shall be issued by a recognized national bank reasonably acceptable to Landlord (“Issuing Bank”), for which long term unsecured debt is rated A2 or better under Moody’s rating system or A2 or better under Standard & Poors rating system (or the equivalent rating under such other rating system as is reasonably acceptable to Landlord) (“Approved Rating Standards”).  Tenant has requested Landlord's approval of SunTrust Bank and Citizens Bank of Pennsylvania as the Issuing Bank for purposes of issuing the original LC and Landlord hereby approves such banks for such purpose as of the Effective Date; it being understood and agreed that the foregoing shall not limit Landlord's rights under Section 5.c below and that either such bank may continue to serve as Issuing Bank only so long as such banks satisfy the Approved Rating Standards. Except as otherwise expressly provided below, Tenant shall pay all expenses, points and/or fees incurred in obtaining and/or transferring the LC.  The LC shall be in the form attached hereto as Exhibit E (or otherwise in form and content reasonably acceptable to Landlord).  No later than November 1, 2010 (the "LC Increase Date"), the LC shall be increased to Three Million Seven Hundred Thousand and 00/100 Dollars ($3,700,000.00) (the "Increased Amount"). In the event that Tenant fails to deliver to Landlord the original LC in the LC Stated Amount or the replacement LC in the amount of the Increased Amount, each of which complies with the terms of this Section 5, Landlord shall provide written notice of its non-receipt of such LC.  If Tenant fails to deliver such LC within ten (10) business days after receipt of such notice from Landlord, such failure shall be deemed an immediate Event of Default and shall entitle Landlord, without limiting any other remedies available to Landlord as a result of any Event of Default, to immediately terminate this Lease by providing written notice thereof to Tenant.

b.           Any amount of the LC which is drawn upon by Landlord, but not used or applied by Landlord shall be held by Landlord in an account (the “LC Account”), subject to use and application as set forth below, in a bank selected by Landlord, in Landlord’s name. The LC Account need not be a separate account and Landlord shall not be required to pay any interest on the funds held in the LC Account.

c.           The LC and/or funds in the LC Account (the "Security Deposit") shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant.  If (i) any Event of Default shall occur, or (ii) any Event of Default would have occurred if notice were given but Landlord is barred by the Bankruptcy Code or Insolvency Laws from sending a notice of default to Tenant with respect thereto, or (iii) the LC is not renewed or reissued at least thirty (30) days prior to the expiration of the then existing LC, or (iv) the credit rating of the long-term unsecured debt of the Issuing Bank is downgraded below the lesser of the Approved Rating Standards or the rating that was applicable to the Issuing Bank on the date the same issued the LC, or (v) the Issuing Bank or any successor thereto shall enter into any supervisory agreement with any governmental authority or fail to meet any capital requirements imposed by applicable Law, Landlord may, but shall not be required to, draw upon all or any part of the Security Deposit or use, retain or apply all or any part of the proceeds thereof for the payment of any Rent or other amounts that are due and payable by Tenant and not paid, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of the Event of Default, or to compensate Landlord for other loss or damage which Landlord may suffer by reason of the Event of Default in accordance with the provisions of this Lease.  Landlord hereby acknowledges and agrees that if Landlord is holding a cash Security Deposit as a result of Landlord's draw on the LC pursuant to subsections (iii), (iv) or (v) above, then Tenant shall have the right to replace the cash Security Deposit with an LC complying with the terms of this Section 5.  The use, application or draw of the Security Deposit, or any portion thereof, by Landlord shall not (A) prevent Landlord from exercising any other remedies provided for under this Lease or by law, it being intended that Landlord shall not first be required to proceed against the Security Deposit, or (B) operate as a limitation on the amount of any recovery to which Landlord may otherwise be entitled.  If any portion of the Security Deposit is so drawn upon and any part of the proceeds thereof is used or applied, Tenant shall, within five (5) business days after written demand therefor, deposit cash with Landlord in an amount equal to the draw upon the Security Deposit that was used or applied, and Tenant’s failure to do so shall be an Event of Default under this Lease.

d.           Subject to the conditions of this Section 5.d, on the Return Date (hereinafter defined), Landlord shall return any LC previously delivered by Tenant and any balance remaining in the LC Account after use and application in accordance with this Section 5, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest under this Lease) or the Issuing Bank of the LC with written notice to Tenant of the return of the LC to such Issuing Bank, and Tenant shall have no further obligation to provide the Security Deposit. In addition, Landlord shall reimburse Tenant for the documented and reasonable out of pocket costs actually incurred and paid by Tenant to the Issuing Bank for the maintenance of the LC to the extent such costs are actually incurred and paid by Tenant to the Issuing Bank solely for maintaining the LC during the Limited Carry Period (hereinafter defined) (the "Limited LC Costs"); provided, however, in no event shall such reimbursement exceed an amount equal to two (2) basis points of the outstanding amount of the LC for any twelve (12) month period that the LC is maintained by Tenant.  Landlord shall pay the Limited LC Costs within thirty (30) days following the expiration of each twelve (12) month period within the Limited Carry Period and Tenant's written notice to Landlord requesting such payment, which notice shall include reasonable documentation and support evidencing the Limited LC Costs for which reimbursement is requested.  As used herein, the term "Limited Carry Period" means the period commencing on May 1, 2012 and expiring on April 30, 2014.  As used herein, the term "Return Date" means  April 30, 2014, provided that by such date each of the following conditions (collectively, the "Return Conditions") shall have been satisfied (or the date that the Return Conditions are satisfied, if after April 30, 2014): (i) the Rent Commencement Date shall have occurred; (ii) Tenant shall have delivered to Landlord a Declaration in the form attached hereto as Exhibit D acknowledging the completion of the Landlord Work, the rentable area of the Premises, the Commencement Date, the Rent Commencement, the Lease Expiration Date, and any other items set forth in the Declaration; (iii) all Tenant Improvements shall have been completed, and all Construction Costs paid in full in accordance with the terms and conditions of the Work Agreement; (iv) Tenant shall have accepted possession of the entire Premises; and (v) Tenant shall have paid to Landlord the first installment of Monthly Base Rent payable pursuant to this Lease.   Notwithstanding the foregoing terms of this Section 5.d to the contrary, Landlord shall return the LC and any balance remaining in the LC Account after use and application in accordance with this Section 5 earlier than April 30, 2014 if (1) all Return Conditions are satisfied, and (2) Tenant’s gross revenues as reported publicly for calendar year 2011 (or any calendar year thereafter) equals or exceeds One Billion Dollars ($1,000,000,000) (the "Gross Revenue Threshold").  Provided the Return Conditions are satisfied, Landlord shall so return the LC and the balance of the LC Account within thirty (30) days after receiving Tenant’s written notice and reasonable supporting documentation that Tenant has achieved the Gross Revenue Threshold.  Notwithstanding anything to the contrary contained herein, in no event shall Landlord have any obligation to return any LC previously delivered by Tenant (or any balance remaining in the LC Account) or to reimburse the Limited LC Costs in the event that any Event of Default shall have occurred and remain uncured or any Event of Default would exist if notice were given but Landlord is barred by the Bankruptcy Code or Insolvency Laws from sending a notice of default to Tenant with respect thereto.

e.           Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Building, the Land and/or this Lease and that in the event of any such transfer or mortgage, and Landlord shall transfer or assign the Security Deposit (whether in the form of cash or LC), or so much thereof not previously applied by Landlord and remaining unrestored by Tenant, to the transferee or Mortgagee. Upon such transfer or assignment of the Security Deposit, and provided such transferee or Mortgagee assumes all obligations hereunder therefor, Landlord shall be deemed released by Tenant from all liability or obligation for the return of the Security Deposit, as applicable, and Tenant shall look solely to such transferee or Mortgagee for the return thereof; provided, however, Tenant shall not to look to any Mortgagee, as mortgagee, mortgagee in possession, or successor in title to the property, for accountability for the Security Deposit, unless Landlord has transferred or assigned the Security Deposit to such Mortgagee and said sums have actually been received by said Mortgagee as security for Tenant's performance of this Lease.  If Landlord transfers or assigns the LC and the Issuing Bank fails to accept or recognize such transfer or assignment, Tenant shall deliver a replacement LC to Landlord within thirty (30) days after written notice from Landlord.

f.           In the event of any permitted assignment of Tenant's interest in this Lease, the Security Deposit may, at Landlord's sole option, be held by Landlord as a deposit made by the assignee, and Landlord shall have no further liability to Tenant with respect to the return of the Security Deposit.

g.           Tenant acknowledges and agrees that the LC is a separate and independent obligation of the Issuing Bank to Landlord and that Tenant is not a third party beneficiary of such obligation, and that Landlord’s right to draw upon the LC for the full amount due and owing thereunder shall not be, in any way, restricted, impaired, altered or limited by virtue of any provision of the Bankruptcy Code.

6. USE.

    a.           Tenant covenants with Landlord not to use the Premises for any purpose other than general office use and other ancillary uses reasonably associated with general office use for the conduct of Tenant's business.  Tenant shall not use the Premises or allow the Premises to be used for any other purpose without the prior written consent of Landlord.  Tenant, at Tenant's expense, shall comply (in connection with its use and occupancy of the Premises and the operation of Tenant’s business therein) with all laws, codes, rules, orders, ordinances, directions, regulations, and requirements of federal, state, county, and municipal authorities, now in force or which may hereafter be in force, which shall impose any duty upon Landlord or Tenant with respect to the condition, maintenance, use, occupation, operation or alteration of the Premises, or the conduct of Tenant's business therein, including, without limitation, the Americans with Disabilities Act of 1990, as amended (the "ADA"),  and all regulations promulgated thereunder, all Environmental Laws (hereinafter defined), and all applicable zoning and recycling laws and regulations (all of the foregoing collectively referred to herein as the "Legal Requirements").  Tenant shall not use or permit the Premises or any part thereof to be used in any manner that constitutes waste, nuisance or unreasonable disturbances to other tenants of the Project or for any disorderly, unlawful or hazardous purpose.  Tenant covenants not to change Tenant's use of the Premises to a use that is not permitted hereunder without the prior written approval of Landlord.

b.           Tenant shall not put the Premises to any use, the effect of which use is reasonably likely to cause cancellation of any insurance covering the Premises or the Building, or an increase in the premium rates for such insurance unless Tenant pays for such increase.  In the event that Tenant performs or commits any act, the effect of which is to raise the premium rates for such insurance, Tenant shall pay Landlord the amount of the additional premium, as Additional Rent payable by Tenant upon demand therefor by Landlord.  The Premises shall not be used for any illegal purpose or in violation of any Legal Requirements or the regulations or directives of Landlord's insurance carriers, or in any manner which interferes with the quiet enjoyment of any other tenant of the Building.

c.           Subject to the terms and conditions of this Lease, Tenant agrees to maintain the Premises, and any Alterations (hereinafter defined) therein, in good order, repair and condition during the Term at Tenant's sole cost and expense, and Tenant will, at the expiration or other termination of the Term, surrender and deliver the same and all keys, locks and other fixtures connected therewith (excepting only Tenant's personal property) in good order, repair and condition, as the same shall be at the Commencement Date, except as repaired, rebuilt, restored, altered or added to pursuant to this Lease, and except for ordinary wear and tear and damage by casualty. Except as otherwise expressly provided in this Lease, Landlord shall have no obligation to Tenant to make any repairs in or to the Premises.  Any and all damage or injury to the Premises, the Building or the Land caused by Tenant or any Tenant Party shall be promptly reported to Landlord (provided Tenant has actual knowledge thereof) and shall repaired by Tenant at Tenant's sole cost; provided, however, that Landlord shall have the option of repairing any such damage to the extent related to Base Building Elements, in which case Tenant shall reimburse Landlord for all reasonable third party out-of-pocket costs incurred by Landlord in respect thereof as Additional Rent within thirty (30) days after Tenant receives Landlord's written notice of such costs actually incurred by Landlord in connection with same.

d.           Subject to the terms and conditions of this Lease, Tenant shall have the right to install and operate in the Premises personal computers and other electrically-operated office equipment normally used in modern offices. Tenant will not install or operate in the Premises any equipment of any kind or nature whatsoever nor engage in any practice or use which will or may necessitate any changes, replacements or additions to, or in the use of, the water system, heating system, plumbing system, air conditioning system, electrical system, floor load capacities, or other mechanical or structural system of the Premises or the Building without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Landlord may condition such consent upon the payment by Tenant of Additional Rent in compensation for excess consumption of water, electricity and/or other utilities, excess wiring and other similar requirements, and any changes, replacements or additions to any base building system, as may be occasioned by the operation of said equipment or machinery.  Landlord may also require Tenant to install a water meter or electric current meter to measure the amount of water and electric current consumed for any such excess use. The cost of any such meters and installation, maintenance and repair thereof, the cost of any such excess utility use as shown by said meter, the cost of any new or additional utility installations, including, without limitation, wiring and plumbing, resulting from such excess utility use, and the cost of any additional expenses incurred in keeping count of such excess utility use shall be paid by Tenant within thirty (30) days after Tenant's receipt from Landlord of an invoice documenting such costs, or, if Tenant is billed separately by the utility provider therefor, within thirty (30) days following Tenant's receipt from the utility provider of a bill for same.

Notwithstanding the foregoing to the contrary, in the event that Tenant installs supplemental or computer room HVAC units within the Premises, Tenant shall be permitted to utilize the Building’s cooling tower in conjunction with the operation of the units and, provided Tenant is a Full Building Tenant and the total capacity of the HVAC units does not exceed ten (10) tons of capacity, Tenant shall not be required to separately meter the units and the electrical costs associated with running said units shall be included in Operating Expenses.

e.           Tenant shall not place a load upon any floor of the Premises exceeding the designated floor load capacity of the Building without Landlord's prior written consent.

f.           In addition to Tenant's compliance with Legal Requirements, Tenant shall comply, at its sole cost and expense, with any commercially reasonable program established by Landlord for the Building regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash (hereinafter collectively called "waste products") including, but not limited to, the separation of such waste products into receptacles provided by Landlord or reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by Landlord.  Landlord reserves the right (i) to reasonably refuse to accept from Tenant any waste products that are not prepared for collection in accordance with Legal Requirements or the reasonable rules and regulations established by Landlord, and (ii) to require Tenant to pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant's failure to comply with any Legal Requirements.

g.           Tenant hereby acknowledges that the Building may be certified under LEED or any other Green Agency Ratings (hereinafter defined) and/or otherwise be operated pursuant to Landlord’s sustainable building practices (as same may be in effect or modified from by Landlord from time to time) (the "Sustainable Building Practices").  The Sustainable Building Practices may include, without limitation, whole-building operations and maintenance issues including chemical use; indoor air quality; energy efficiency; water efficiency; recycling programs; exterior maintenance programs; and systems upgrades to meet green building energy, water, indoor air quality, and lighting performance standards.  Notwithstanding anything to the contrary contained in this Lease, (i) Tenant shall not use or operate the Premises in any manner (as reasonably determined by Landlord) that will cause the Building, the Premises, or any part thereof not to conform with the Sustainable Building Practices or any certification of the Building (or the Premises) or any part thereof, issued pursuant to any applicable Green Agency Rating (collectively, "Green Requirements"), and (ii) Tenant shall use commercially reasonable efforts to cause any and all Alterations to the Premises to be designed and constructed to comply with Green Requirements (as reasonably determined by Landlord).  As used herein, the term "Green Agency Ratings" means any one or more of the following ratings, as same may be in effect or amended or supplemented from time to time:  The U.S. EPA’s Energy Star® rating and/or Design to Earn Energy Star, the Green Building Initiative’s Green GlobesTM for Continual Improvement of Existing Buildings (Green GlobesTM-CIEB), the U.S. Green Building Council’s Leadership in Energy and Environmental Design® (LEED) rating system, LEED EBOM (existing buildings operations and maintenance) and any applicable substitute third party or government mandated rating systems.

7. ASSIGNMENT AND SUBLETTING.

        a.   Except as provided in Section 7.h. below, Tenant shall not, without the prior written consent of Landlord in each instance which consent shall not be unreasonably withheld, conditioned or delayed: (i) assign or otherwise transfer this Lease or any of Tenant's rights hereunder, (ii) sublet the Premises or any part thereof, or permit the use of the Premises or any part thereof by any persons other than Tenant or its employees, agent and invitees, or (iii) permit the assignment or other transfer of this Lease or any of Tenant's rights hereunder by operation of law.  Tenant hereby agrees that, without limiting any other reasonable basis for Landlord's refusal to consent to a proposed assignment or sublease, the following shall constitute a reasonable basis for Landlord withholding or conditioning its consent to any assignment or sublease: (A) the proposed use or occupant of the Premises will violate any agreement affecting the Premises or the Building; or (B)  Landlord determines that the proposed assignee or subtenant (1) is of a type and quality which is not consistent with the first-class nature of the Building, (2) is a government or quasi-government party or any party by whom any suit or action could be defended on the ground of sovereign immunity or diplomatic immunity, or (3) will impose any additional material burden upon Landlord in the operation of the Building (i.e., a burden greater than the burden imposed upon Landlord if Tenant continued to use such part of the Premises).  Landlord shall also be deemed reasonable in withholding its consent to (x) any proposed assignment of this Lease prior to the date on which all Return Conditions are satisfied, (y) a proposed assignment of this Lease to any proposed assignee which Landlord reasonably determines does not have the financial capacity and creditworthiness to undertake and perform the obligations of Tenant under this Lease or (z) a proposed sublease of more than one (1) full floor or more than twenty percent (20%) of the rentable area of the Premises to any proposed subtenant which Landlord reasonably determines does not have the financial capacity and creditworthiness to undertake and perform the obligations of the proposed sublease. In addition, the following conditions must be satisfied as a condition to Landlord's consent to any assignment or sublease:

(1)           no Monetary Default exists and no event has occurred which, with notice and/or the passage of time, would constitute a Monetary Default if not cured within the time, including any applicable grace period, specified herein; and

(2)           Landlord receives at least thirty (30) days prior written notice of Tenant's intention to assign this Lease or sublet any portion of the Premises, which notice (the "Transfer Notice") shall include the name of and financial statements for the proposed assignee or subtenant, a reasonably detailed description of the transaction, the consideration to be delivered to Tenant for the assignment or sublease and a copy of the proposed assignment or sublease documents; and provided, that Tenant shall also submit to Landlord such additional information Landlord may reasonably request in order to permit Landlord to make a judgment on the proposed subletting or assignment.

Landlord shall respond to Tenant's request for Landlord's consent to any assignment or sublease within ten (10) business days following Tenant's delivery of the Transfer Notice and related information to be provided by Tenant pursuant to the immediately preceding paragraph.

       b.    All proposed subleases and assignments shall be on a form of sublease or assignment, whichever is applicable, reasonably approved by Landlord; and shall contain, inter alia, the following provisions: (i) any such assignment shall include an assumption by the assignee, from and after the effective date of such assignment, of the performance and observance of the covenants and conditions to be performed and observed on the part of Tenant as contained in this Lease, and any such sublease shall include an assumption by the sublessee, from and after the effective date of such sublease, of the performance and observance of the covenants and conditions to be performed and observed on the part of Tenant as contained in this Lease applicable to the sublet space (other than the payment of Rent and posting of a security deposit hereunder and any other obligations that Tenant and sublessee agree that Tenant shall perform), and (ii) a covenant that this Lease shall not be further assigned nor the Premises further sublet without complying with the requirements of this Section 7. Any sublease shall specify that the term of such sublease shall not extend beyond one (1) day prior to the expiration of this Lease. The consent by Landlord to any assignment, transfer or subletting to any person or entity shall not be construed as a waiver or release of Tenant from any provision of this Lease, unless expressly agreed to in writing by Landlord (it being understood that Tenant shall remain primarily liable as a principal and not as a guarantor or surety), nor shall the collection or acceptance of rent from any such assignee, transferee, subtenant or occupant constitute a waiver or release of Tenant from any such provision.  No consent by Landlord to any such assignment, transfer or subletting in any one instance shall constitute a waiver of the necessity for such consent in a subsequent instance.  Upon Landlord’s request and as a condition to Landlord’s consent to any assignment or sublease, Tenant and each assignee or subtenant, as applicable, shall execute Landlord’s then-current reasonable consent form, which, among other things, shall reaffirm the foregoing provisions of this Section 7.b.  Tenant shall reimburse Landlord upon demand, as Additional Rent, an amount equal to any and all reasonable third-party legal and/or accounting fees and expenses or other third party out-of-pocket costs and expenses reasonably incurred by Landlord in connection with any assignment of this Lease or subletting of all or any portion of the Premises, whether or not Landlord consents to such assignment or subletting.

c.           In the event that Tenant assigns this Lease or sublets all or any portion of the Premises, (other than to an Affiliate Transferee), Tenant shall pay to Landlord as Additional Rent, fifty percent (50%) of the amount (the “Transaction Profit”) equal to the difference between (i) all sums paid to Tenant or its agent by or on behalf of such assignee or subtenant under the assignment or sublease after deducting (A) the fair market value consideration for any furniture, fixtures, equipment or other personal property of Tenant conveyed by Tenant; and (B) the reasonable and documented expenses actually paid by Tenant for such assignment or subleasing, including, but not limited to, brokerage commissions, tenant improvement or other allowances or concessions granted and actually paid out by Tenant, advertising and marketing costs incurred, and legal fees, and (ii) the Annual Base Rent and Additional Rent paid by Tenant under this Lease and attributable to the portion of the Premises assigned or sublet.  It is understood and agreed that all costs and expenses referenced in clauses (A) and (B) above shall be deducted up front.  Landlord’s fifty percent (50%) share of the Transaction Profit shall be paid by Tenant to Landlord in installments as and when such Transaction Profit is actually received by Tenant.  Promptly after execution of any assignment or sublease and any documents related thereto, Tenant shall deliver copies thereof to Landlord and Tenant shall advise Landlord at least annually of the amounts referred to in the preceding clauses (i) and (ii) received or paid by Tenant and shall respond promptly to reasonable requests by Landlord for information sufficient to enable Landlord to determine compliance by Tenant with the provisions of this paragraph.

d.   For purposes of this Section, a transfer, conveyance, grant or pledge, directly or indirectly, in one or more transactions, of an interest in Tenant (whether stock, partnership interest or other form of ownership or control, or the issuance of new interests) by which an aggregate of more than forty-nine percent (49%) of the beneficial interest in Tenant shall be vested in a party or parties who are not holders of such interest(s) as of the Effective Date shall be deemed an assignment of this Lease; provided, however, that this limitation shall not apply to any corporation, all of the outstanding voting stock of which is listed on a national securities exchange as defined in the Securities Exchange Act of 1934.  Furthermore, the merger or consolidation of Tenant into or with any other entity, the sale of all or substantially all of Tenant's assets, or the dissolution of Tenant shall each be deemed to be an assignment within the meaning of this Section. Any deemed assignment pursuant to this paragraph shall not be prohibited if the Tenant under the Lease following such deemed assignment is an Affiliate Transferee.

e.   Any assignment or subletting not in conformance with the terms of this Lease shall be void ab initio and shall, subject to the provisions of Section 16, constitute a default under the Lease.

f.           Notwithstanding anything to the contrary contained herein, upon receipt of a Transfer Notice or any earlier written notice (a "Marketing Notice") from Tenant that Tenant intends to market this Lease for assignment or the Premises for sublet (which earlier notice must identify the area of the Premises proposed to be sublet), Landlord may, at its option, exercise all or any of the following rights by written notice to Tenant of Landlord's intent to do so within ten (10) business days of Landlord's receipt of such notice (it being understood and agreed that if Tenant provides a Marketing Notice and Landlord does not exercise any of the below rights as set forth herein, Landlord shall not have the right to exercise such rights upon receipt of a Transfer Notice for the transaction described in the Marketing Notice):

(i) with respect to a proposed assignment of this Lease to any transferee other than an Affiliate Transferee, the right to terminate this Lease on the effective date of proposed assignment as though it were the Lease Expiration Date;

(ii) with respect to a proposed sublease of the entire Premises for the entire remaining Term (i.e., all but the last day of the remaining Term) to any transferee other than an Affiliate Transferee, the right to terminate this Lease on the effective date of the sublease as though it were the Lease Expiration Date; or

(iii) with respect to a proposed sublease which, when considering all other subleases, will result in an aggregate of more than fifty percent (50%) of the rentable square footage of the entire Premises being sublet to any one or more transferees for the entire remaining Term (i.e., all but the last day of the remaining Term) other than an Affiliate Transferee, the right to terminate this Lease as to the portion of the Premises affected by such sublease on the effective date of the sublease, as though it were the Lease Expiration Date, in which case Tenant shall execute and deliver to Landlord an appropriate modification of this Lease, in form reasonably satisfactory to Landlord in all respects within ten (10) business days of Landlord's written notice of partial termination, which modification of this Lease shall provide that the number of rentable square feet of the Premises shall be decreased by, and the Monthly Base Rent and Additional Rent payable by Tenant hereunder shall be adjusted in proportion to, the number of rentable square feet of the Premises affected by such termination, as reasonably determined by Landlord.
        g.    If Landlord exercises any of its options under Section 7.f., above, Landlord may then lease (or sublease) the Premises or any portion thereof to Tenant's proposed assignee or subtenant, as the case may be, without any liability whatsoever to Tenant; provided however in the event Tenant, within ten (10) business days of receipt of Landlord's written notice of its intention to exercise any of its options under Section 7.f. above, delivers written notice to Landlord that Tenant is withdrawing its request to assign or sublet the Premises (or such portion thereof), then Landlord's election to exercise any of its options under Section 7.f. above, by reason of such request shall be canceled and of no force or effect.

h.            (i)             Notwithstanding the above restrictions on subletting and assignments, Landlord’s prior consent shall not be required for any assignment or subletting to an Affiliate of Tenant (as defined below) or a Parent of Tenant (as defined below), provided (1) that such assignee has a creditworthiness (e.g. assets and capitalization) and net worth (which shall be determined on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) not less than that of Tenant as of the date immediately preceding the transfer, (2) that such assignee or subtenant agrees in writing to be bound by the terms and conditions of this Lease and to assume all of the obligations and liabilities of Tenant under this Lease, (3) that Tenant provides Landlord with prior written notice of its intent to assign or sublease all or a portion of the Premises not more than sixty (60) nor less than fifteen (15) days prior to the effective date of such assignment or sublease (provided, however, in connection with any assignment of this Lease in connection with a confidential sale of the business of Tenant, Tenant may notify Landlord of such assignment immediately following such sale) and (4) that the proposed assignment or sublease with such person or entity is not a so-called “sham” transaction intended by Tenant to circumvent the provisions of this Section 7.  Tenant shall be entitled to retain, in full, any profit it obtains as a result of an assignment or subletting pursuant to this Section 7.h.

(ii)           In the event of any assignment or subletting pursuant to this Section 7.h, Tenant shall remain fully liable as a primary obligor and principal for Tenant’s obligations and responsibilities under this Lease, including, but not limited to, the payment of all rent and charges required hereunder and the performance of all conditions and obligations to be performed under this Lease.

(iii)           For purposes of this Section 7.h, an “Affiliate of Tenant” shall mean any corporation, limited liability company, association, trust, or partnership (1) that Controls (as herein defined) Tenant, (2) that is under the Control of Tenant, through stock ownership or otherwise, (3) that is under common Control with Tenant, or (4) which results from the merger, reorganization, or consolidation with Tenant, or acquires all or substantially all of the assets of and interest in Tenant.  For the purposes hereof, a “Parent of Tenant” shall mean any corporation, limited liability company, association, trust, or partnership (A) that Controls Tenant, or (B) that owns more than fifty percent (50%) of the issued and outstanding voting securities of Tenant.  The terms “Control” or “Controls” as used in this Section 7.h shall mean the power to directly or indirectly influence the direction, management, or policies of Tenant or such other entity.  As used in this Lease, the term "Affiliate Transferee" means an Affiliate of Tenant or Parent of Tenant who has taken an assignment of this Lease or has subleased the Premises in accordance with the terms of this Section 7.h.
       i.    Notwithstanding any consent by Landlord to an assignment or subletting, Tenant shall remain primarily liable for the performance of all covenants and obligations contained in this Lease.  Each assignee approved by Landlord shall also automatically become liable for all of the obligations of Tenant under this Lease. Each subtenant approved by Landlord shall automatically become liable for the obligations of Tenant under this Lease relating to the sublet space (other than the payment of Rent).  Landlord shall be permitted to enforce the provisions of this Lease directly against Tenant and/or against any assignee or sublessee without proceeding in any way against any other person.  Collection or acceptance of Annual Base Rent or Additional Rent from any such assignee, subtenant or occupant shall not constitute a waiver or release of Tenant from the terms of any covenant or obligation contained in this Lease, nor shall such collection or acceptance in any way be construed to relieve Tenant from obtaining the prior written consent of Landlord to such assignment or subletting or any subsequent assignment or subletting.

j.            Subject to the terms of this paragraph, provided Tenant is leasing all of the rentable area of the Building, upon prior written notice to Landlord, but without the consent of Landlord, Permitted Users (hereinafter defined) shall be permitted to occupy the Premises, in common with Tenant, in order to perform their work for or with Tenant (as opposed to the performance of work for third parties from the Premises), provided that (i) no Monetary Default shall have occurred and remain uncured; and (ii) the use of the Premises by Permitted Users shall not be in violation of the terms and conditions of this Lease, nor shall such use have any material adverse impact on the operations of the Building.  The use of the Premises by Permitted Users shall not constitute an assignment or sublease hereunder and in no event shall any Permitted User be granted by Tenant (or otherwise be deemed to have obtained) any real property interest in the Premises, it being understood that Tenant shall only have the right to convey to Permitted Users a revocable license to use the Premises in common with Tenant.  All Permitted Users (and any employees, agents, business invitees, licensees, customers, clients, or guests of such Permitted Users) shall be considered Tenant Parties for purposes of this Lease.  As used herein, the term "Permitted Users" means any company with which Tenant has a teaming or other business relationship, provided, however, such company shall be deemed a Permitted User only if and so long as such company (i) has a bona fide reason for co-locating in the Premises in connection with the services being rendered by Tenant, and (ii) is of a type and quality consistent with the tenants in Comparable Buildings.  Notwithstanding anything to the contrary contained in this paragraph, in no event shall Permitted Users occupy, in the aggregate, more than fifteen percent (15%) of the rentable area of the Premises. Promptly upon the request of Landlord from time to time, Tenant shall provide written notice to Landlord specifying the names of all Permitted Users and the portions of the Premises currently occupied by such Permitted Users.

8. IMPROVEMENTS AND FIXTURES.

    a.   Tenant shall neither make nor allow any alterations, decorations, replacements, changes, additions or improvements (collectively referred to as "Alterations") to the Premises or any part thereof that will or may require changes to or otherwise adversely affect the Base Building Elements, without the prior written consent of Landlord, which may be withheld by Landlord in its sole discretion.  Tenant shall not make or allow any other kind of Alterations to the Premises or any part thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Tenant shall have the right, after providing at least ten (10) days' prior written notice to Landlord, but without the necessity of obtaining Landlord’s prior written consent, to make Minor Alterations (hereinafter defined) in and to the Premises provided that (1) all Minor Alterations are performed by Tenant in accordance with, and subject to, the remaining terms and conditions of this Section 8, and (2) with respect to any Minor Alterations other than the installation of paint, wall-coverings, carpet and furniture within the Premises, the cost of such Minor Alterations, when aggregated with all other such Minor Alterations made during the previous twelve (12) months, does not exceed Fifty Thousand and 00/100 Dollars ($50,000).  As used herein, the term "Minor Alterations" means those Alterations which (i) are not visible from the exterior of the Premises, (ii) are not structural, (iii) will not adversely affect the Base Building Elements, and (iv) are made in conformance with all applicable Legal Requirements.  All of such Alterations, structural or otherwise, must conform to such construction rules and regulations as are reasonably established from time to time by Landlord.  All Alterations must be performed in a good and workmanlike manner, must comply with all Legal Requirements, shall not, except with Landlord’s prior consent thereto, require any changes to or modifications of any of the mechanical, electrical, plumbing, HVAC or other systems or the exterior or structure of the Building, and shall otherwise be constructed in strict accordance with the terms and conditions of this Section 8.  If any Alterations made by or on behalf of Tenant requires Landlord to make any alterations or improvements to any part of the Building in order to comply with Legal Requirements, Tenant shall pay all reasonable third party out-of-pocket costs and expenses incurred by Landlord in connection with such alterations or improvements.  Prior to undertaking any Alterations in the Premises, Tenant shall furnish to Landlord duplicate policies or certificates evidencing compliance by Tenant's contractors and subcontractors with the insurance requirements of Section 12 of this Lease.

In the event of any conflict between the terms of this Section 8 and the terms and conditions of the Work Agreement, the terms of the Work Agreement shall prevail for the purposes of the design and construction of the Tenant Improvements.

b.           It is understood and agreed by Landlord and Tenant that any Alterations undertaken in the Premises shall be constructed at Tenant's sole expense.  The costs of Alterations shall include, without limitation, the cost of all architectural work, engineering studies, materials, supplies, plans, permits and insurance.  If requested by Landlord, Tenant shall provide to Landlord satisfactory evidence of Tenant's ability to pay for any Alterations requiring Landlord’s consent pursuant to the terms of this Section 8. No consent by Landlord to any Alterations shall be deemed to be an agreement or consent by Landlord to subject Landlord's interest in the Premises, the Building or the Land to any mechanic's or materialman's liens which may be filed in respect to such Alterations made by or on behalf of Tenant.  If Landlord gives its consent as specified in Section 8.a. above, Landlord may impose as a condition to such consent such requirements as Landlord may deem necessary or desirable, in its reasonable discretion exercised in good faith, including, without limitation, the right to approve the plans and specifications for any work (such approval not to be unreasonably withheld, conditioned or delayed).  Landlord shall also have the right to reasonably approve the contractor or contractors who shall perform any Alterations for which Landlord’s consent is required pursuant to the terms of this Section 8, repairs in, to or about the Premises and to post notices of non-responsibility and similar notices, as appropriate.  In addition, immediately after completion of any Alterations, Tenant shall assign to Landlord any and all warranties applicable to such Alterations and shall provide Landlord with as-built plans of the Premises depicting such Alterations.

For Alterations which require Landlord's consent and which, at Tenant's option, are managed by Tenant, Tenant shall pay a construction supervision fee to Landlord equal to one percent (1%) of the total "hard" costs of such Alterations.  For Alterations which, at Tenant's option, are managed by Landlord or Landlord's managing agent, Tenant shall pay a construction supervision fee to Landlord equal to three percent (3%) of the total "hard" costs of such Alterations.

c.           Tenant shall keep the Premises free from any liens arising out of any work performed on, or materials furnished to, the Premises, or arising from any other obligation incurred by Tenant.  If any mechanic's or materialmen's lien is filed against the Premises, the Building and/or the Land for work claimed to have been done for or materials claimed to have been furnished to Tenant, such lien shall be discharged by Tenant within ten (10) business days thereafter, at Tenant's sole cost and expense, by the payment thereof or by filing any bond required by law (it being understood that Tenant shall have the right to pursue a dispute of such lien provided such lien is bonded off by Tenant as herein required).  If Tenant shall fail to timely discharge any such mechanic's or materialman's lien, Landlord may, at its option, discharge the same and treat the cost thereof as Additional Rent payable with the installment of rent next becoming due; it being expressly covenanted and agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging the same.  Tenant shall indemnify and hold harmless Landlord, the Premises and the Building from and against any and all expenses, liens, claims, actions or damages to person or property in connection with any such lien or the performance of such work or the furnishing of such materials.  Tenant shall be obligated to, and Landlord reserves the right to, post and maintain on the Premises at any time such notices as shall in the reasonable judgment of Landlord be necessary to protect Landlord against liability for all such liens or actions.

d.           All voice, data, video, audio, and other low-voltage control transport system cabling and/or cable bundles installed in the Building by Tenant (or by Landlord in connection with this Lease and for the benefit of Tenant) (collectively, "Tenant Lines") shall be (a) plenum rated and/or have a composition makeup suited for its environmental use in accordance with NFPA 70/National Electrical Code; (b) labeled every 3 meters with Tenant’s name and origination and destination points; (c) installed in accordance with all EIA/TIA standards and the National Electric Code; (d) installed and routed in accordance with a routing plan showing "as built" or "as installed" configurations of cable pathways, outlet identification numbers, locations of all wall, ceiling and floor penetrations, riser cable routing and conduit routing if applicable, and such other information as Landlord may request.  The routing plan shall be available to Landlord and its agents at the Building upon request.  For any portion of the Premises that is surrendered to Landlord prior to the original Lease Expiration Date, Tenant shall cause all Tenant Lines (or such Tenant Lines as Landlord shall request) to be removed at the expiration or earlier termination of this Lease.

e.           Any Alterations of any kind to the Premises or any part thereof, except Tenant Lines and Tenant's furniture and moveable trade fixtures, shall at once become part of the realty and belong to Landlord and shall be surrendered with the Premises, as a part thereof, at the end of the Term hereof; provided, however, that Landlord may, by written notice to Tenant prior to the end of the Term, require Tenant to remove any Alterations (including, without limitation, all Tenant Lines) and to repair any damage to the Premises caused by such removal, all at Tenant's sole expense; provided, further, however, upon Tenant's written request made at the time Tenant seeks Landlord's consent to such Alterations, Landlord agrees to notify Tenant in writing which Alterations, if any, Tenant shall not be required to remove at the end of the Term.  Notwithstanding the foregoing, Landlord shall not require Tenant to remove any Alterations (other than Tenant Lines) that constitute Standard Improvements.  As used in this Lease, the term "Standard Improvements" shall mean improvements which are in compliance with Legal Requirements and are of the type customarily found in first-class offices in Northern Virginia, but specifically excluding (i) so-called "sensitive compartmented information facilities", vaults, interior stairwells, raised computer flooring, high-density filing equipment, supplemental hvac units, generators, UPS, or antennae;  or (ii) any items the nature of which or the anticipated difficulty or expense required to remove such item, exposes Landlord to expense that is in excess of typical demolition costs (such as demolition of typical office partitions). Any article of personal property, including business and trade fixtures, not attached to or built into the Premises, which were installed or placed in the Premises by Tenant at its sole expense, shall be and remain the property of Tenant and may be removed by Tenant at any time during the Term provided that Tenant repairs any damage to the Premises or the Building caused by such removal.

f.           Subject to the terms and conditions of this Section 8.f, and provided no Monetary Default shall have occurred and remain uncured, Tenant shall have the option to receive from Landlord an allowance ("Refurbishment Allowance") of up to Seven and 50/100 Dollars ($7.50) per rentable square foot of the Premises which shall be available to Tenant solely for the purposes of reimbursing Tenant for all documented costs and expenses incurred by Tenant for the design, permitting, management and construction of Alterations (other than the Tenant Improvements, but including without limitation, architecture, engineering, project management, and other construction-related costs, and communications cabling, and signage costs) performed in the Premises during the period between the Rent Commencement Date and the date (the "Outside Requisition Date") which is the last day of the ninetieth (90th) full calendar month following the Rent Commencement Date.  Tenant may use up to (but not more than) ten percent (10%) of the Refurbishment Allowance to purchase furniture, fixtures, and equipment to be located in the Premises. If Tenant elects to receive the Refurbishment Allowance, Tenant shall notify Landlord in writing on or before the Outside Requisition Date, which writing shall indicate the portion of the Refurbishment Allowance which Tenant has elected to receive and shall be accompanied by (a) paid receipts substantiating the payment of all costs and expenses for which reimbursement from the Refurbishment Allowance is requested ("Qualified Alterations Costs"); (b) a signed statement from Tenant certifying that the Qualified Alterations Costs were actually paid in full in the stated amount; (c) final unconditional lien waivers from the party supplying the services or materials comprising the Qualified Alterations Costs and for which reimbursement is requested; and (d) such other information as Landlord reasonably requires.  Provided Tenant delivers to Landlord an approved disbursement request satisfying the foregoing requirements ("Approved Requisition") prior to the Outside Requisition Date, then within sixty (60) days following the Outside Requisition Date, Landlord shall make a one-time disbursement to Tenant from the Refurbishment Allowance in an amount equal to the lesser of (i) the Qualified Alterations Costs covered by the Approved Requisition, or (ii) the Refurbishment Allowance.  In no event shall Landlord be obligated to disburse any portion of the Refurbishment Allowance prior to the Outside Requisition Date. If Tenant does not deliver to Landlord an Approved Requisition on or before the Outside Requisition Date, or if Tenant otherwise fails to requisition the entire Refurbishment Allowance in an Approved Requisition, then the Refurbishment Allowance, or portion thereof not subject to an Approved Requisition, shall be forfeited by Tenant and retained by Landlord.  In no event shall any portion of the Refurbishment Allowance be made available to Tenant as a credit against rent or otherwise.

9. UTILITIES AND SERVICES.

   a.            During the Term, Landlord shall furnish the following utilities and services (the "Basic Services") to the Premises in an amount, quality, and cost commensurate with that provided in prudently operated Comparable Buildings:

i.	electricity for customary lighting purposes and normal office use consistent with the standards set forth in Exhibit C-2.
ii.	hot and cold water in Building standard bathrooms and chilled water in Building standard drinking fountains;

iii.	lavatory supplies;
iv.
heat and air-conditioning during the appropriate seasons of the year in accordance with the HVAC standards set forth in Exhibit C-2.   Heating and air conditioning shall be provided to the Premises only during Normal Business Hours. As used herein, the term "Normal Business Hours" means Monday through Friday 7:00 a.m. to 6:00 p.m., and Saturday 9:00 a.m. to 3:00 p.m., excluding Holidays.  As used herein, the term "Holidays" shall mean New Year’s Day, Martin Luther King’s Birthday, Inauguration Day, President’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day and any other holidays observed by the federal government.  At times other than the Normal Business Hours and days aforesaid, central air conditioning and heating shall be provided to Tenant upon at least twenty-four (24) hours prior notice from Tenant, and upon payment by Tenant of the hourly charge established by Landlord from time to time for each hour (or a portion thereof) of after-hours usage (which charge shall be Landlord's actual out-of-pocket direct utility cost, as reasonably estimated by Landlord for each hour of after-hours usage);

v.	cleaning and janitorial service in accordance with the cleaning schedule attached hereto as Exhibit F;

vi.	replacement of Building standard light bulbs and tubes in the Premises;
vii.
elevator service (with at least one (1) elevator in operation at all times, except in the event of an emergency, and with Landlord having the obligation to cause the elevators to be programmed, at Tenant’s direction, to limit access at times of Tenant’s discretion to floors solely occupied by Tenant); and

viii.	landscaping and snow removal during the seasons they are required.
b.           During the Term, Landlord shall keep and maintain Base Building Elements in accordance with Legal Requirements and consistent with the standards customarily maintained by the owners of office buildings comparable to the Building in terms of quality, age, size and location in the Northern Virginia leasing submarket ("Comparable Buildings"). As used in this Lease, the term "Base Building Elements" shall mean (i) the Building Common Areas and the exterior of the Building, (ii) the Building structure, foundation, exterior walls and other structural elements of the Building provided by Landlord as part of the Landlord Work, and (iii) the mechanical, electrical, HVAC, life-safety, and plumbing systems, pipes and conduits that are provided by Landlord as part of the Landlord Work. Tenant shall promptly provide Landlord with written notice of any defect or need for repairs in or about the Building of which Tenant has actual knowledge; provided, however, Landlord's obligation to repair hereunder shall not be limited to matters of which it has been given notice by Tenant. Notwithstanding any of the foregoing to the contrary, (i) maintenance and repair of non-Building standard facilities, finishes and equipment located within the Premises and/or exclusively serving the Premises (including, but not limited to, any special fire protection equipment, specialty lighting fixtures and non-standard electrical outlets within the Premises, telecommunications and computer equipment, kitchen/galley appliances and equipment, or internal staircase(s) which may be installed by or at the request of Tenant, supplemental air-conditioning equipment serving the Premises and all other furniture, furnishings and equipment of Tenant and all Alterations) shall be the responsibility of Tenant; and (ii) replacement of any improvements, facilities, finishes and equipment comprising Tenant Improvements or Alterations shall be the responsibility of Tenant.

c.           In the event that Landlord must suspend or curtail any services to be provided by Landlord under this Lease because of accident and repair, Landlord shall have no liability to Tenant for such suspension or curtailment or due to any restrictions on use arising therefrom or relating thereto, and Landlord shall proceed diligently to restore such service and shall use commercially reasonable efforts to minimize any disruption of Tenant's use of the Premises in connection therewith.  No interruption or malfunction of any such services shall constitute an actual or constructive eviction or disturbance of Tenant's use and possession of the Premises or the Building or constitute a breach by Landlord of any of its obligations hereunder or render Landlord liable for damages or entitle Tenant to be relieved from any of Tenant's obligations hereunder (including the obligation to pay rent) or grant Tenant any right of setoff or claim against Landlord or constitute a constructive or other eviction of Tenant. Notwithstanding the provisions of this Lease to the contrary, if (i) the electricity, water or HVAC services to be provided by Landlord pursuant to Section 9.a are interrupted for a period of more than three (3) consecutive business days, (ii) such interruption is the result of the negligence or willful misconduct of Landlord or its managing agent, and (iii) such interruption renders more than ten percent (10%) of the rentable area of the Premises untenantable and Tenant actually ceases to use such portion of the Premises, then Tenant shall be entitled to a pro rata abatement of the Monthly Base Rent and Additional Rent (based on the portion of the Premises rendered untenantable) for the period beginning on the fourth (4th) consecutive business day that the foregoing conditions exist and continuing until the earlier of (a) the restoration of such services to such portion of the Premises, or (b) Tenant's occupancy and use of such portion of the Premises.

d.           The parties hereby acknowledge that, as of the Effective Date, Landlord is owned and managed by one or more entities owned or managed by California State Teachers Retirement System ("CalSTRS") and ING Clarion Partners ("ING").  The following terms and conditions of this Section 9.d shall apply only following the Base Year and then only in the event that (i) CalSTRS or ING or any Related Party (hereinafter defined) no longer own or manage Landlord, and (ii) Tenant is then a Full Building Tenant:

i.           Tenant may, by written notice to Landlord, require Landlord to increase or decrease in a commercially reasonable manner the type and/or frequency of char services provided to the Building and to have an on-site building manager (provided that Tenant bears the cost of any on-site building manager); provided, however, that Landlord shall not be required (i) to decrease or eliminate char service if Landlord deems it necessary or advisable to maintain the integrity, value, and/or expected life span of the Building or to prudently, legally and safely operate the Building in a manner of Comparable Buildings, or (ii) to alter char service in a manner that Landlord decides would adversely affect Landlord’s status as a prudent and reputable owner of first class office buildings, or (iii) to alter or eliminate char service if such alteration or elimination may jeopardize life safety in the Building or violates Legal Requirements or any insurance requirements.

ii.    In the event Tenant determines that the janitorial services being furnished to the Building by a contractor pursuant to Section 9.a.v above are unsatisfactory, in Tenant’s reasonable judgment, Tenant shall deliver written notice to Landlord specifying in detail the manner in which such janitorial services are deemed deficient.  If the deficiencies are not, in Tenant’s reasonable judgment, substantially corrected during the next succeeding sixty (60) days, then Tenant may deliver a further notice directing Landlord to terminate the contract for the contractor providing such janitorial service to the Building, subject to and in accordance with the termination provisions of such contract.  If Tenant delivers such notice of termination, Landlord shall terminate the contract for the janitorial service to the Building, subject to and in accordance with the termination provisions of such contract.  Promptly thereafter, Landlord shall enter into a new contract for the janitorial service with a contractor mutually agreeable to Landlord and Tenant.

iii.           In the event Tenant determines that the property management services being furnished to the Building are unsatisfactory, in Tenant’s reasonable judgment, Tenant shall deliver written notice to Landlord specifying in detail the manner in which such property management services are deemed deficient.  If the deficiencies are not, in Tenant’s reasonable judgment, substantially corrected during the next succeeding sixty (60) days, then Tenant may deliver a further notice directing Landlord to terminate the contract for the property management firm providing such property management services to the Building, subject to and in accordance with the termination provisions of such contract. If Tenant delivers such notice of termination, Landlord shall terminate the contract for the property manager of the Building, subject to and in accordance with the termination provisions of such contract.  Promptly thereafter, Landlord shall enter into a new contract for property management services with a contractor mutually agreeable to Landlord and Tenant.

e.           During the Term, Tenant shall have access to the Building and the Premises twenty-four (24) hours a day, each day of the year, subject to Legal Requirements, Force Majeure and the terms and conditions of this Lease. The Building's main entrance doors shall be equipped with a card reader security system or other similar security access system, and, for such access system, on the Commencement Date, Landlord shall provide Tenant, at no cost to Tenant, with access cards for Tenant's employees at the rate of four (4) access cards for each 1,000 rentable square feet within the Premises.  If Tenant desires any additional access cards (or requests the replacement of any access cards originally provided), such access cards shall be made available to Tenant at Landlord's actual cost.  Landlord shall not be responsible for the quality, action or inaction of the Building’s or Premises’ access system or for any damage or injury to Tenant or any Tenant Parties or their respective property resulting from any failure, action or inaction of the Building’s and/or Premises’ access systems.

f.           Landlord and Tenant hereby acknowledge that, as of the Effective Date, the Transportation Alliance of Greater Springfield ("TAGS") operates a shuttle which provides transportation services to the Project and that Tenant, its employees, agents and invitees shall have the right to use the TAGS shuttle so long as TAGS continues to operate such shuttle and provide such transportation services to the Project.  Landlord shall use its commercially reasonable efforts to cause TAGS to maintain its service to the Project during the Term.  If at any time during the Term of the Lease, TAGS ceases to operate shuttle transportation to and from the Project, Landlord shall institute a shuttle service for Tenant and other tenants of the Project, which service shall be provided without charge to patrons of the shuttle service but the costs and expenses of which shall be included in Operating Expenses.

g.           During the Term and so long as Tenant is a Full Building Tenant, Tenant shall have the right to use a portion of the first floor lobby of the Building ("Lobby") for the installation and use of a receptionist desk and/or a security/concierge desk (collectively, "Lobby Desk") to be staffed with an employee of Tenant and guest seating.  The Lobby shall not be used for any purposes other than (i) as set forth above, and (ii) for ingress and egress to and from the Premises; and (iii) any lobby signs permitted under this Lease.  If Tenant desires concierge and/or security personnel in the Lobby, such person shall use a Lobby Desk.

h.           i.           During the Term and so long as Tenant is a Full Building Tenant, in the event that, for reasons not caused by Tenant (or any Tenant Parties) or an event of Force Majeure, Landlord fails to perform any repairs or maintenance required under this Lease to be performed by Landlord and such failure materially and adversely impairs Tenant’s use and occupancy of the Premises, then, provided no Event of Default shall have occurred and remain uncured, if such failure is not cured by Landlord within thirty (30) days after Tenant delivers to Landlord written notice of such failure provided that if such cure cannot reasonably be effected within such thirty (30) day period and Landlord begins such cure promptly within such thirty (30) day period and is pursuing such cure in good faith and with diligence and continuity during such thirty (30) day period, then Landlord shall have such additional time as is reasonably necessary to effect such cure, Tenant may deliver written notice (“Cure Notice") to Landlord and to any Mortgagee of Landlord of which Tenant has notice stating that Tenant intends to perform such repair or maintenance.  Prior to Tenant undertaking any action to cure or remedy such event or condition, Tenant shall first allow Landlord and any Mortgagee a period ("Final Cure Period") of thirty (30) days following receipt by Landlord and Mortgagee of such Cure Notice to cure or remedy the event or condition specified in Tenant’s notice; provided, however, that if such event or condition cannot be cured within such thirty (30) day period, the Final Cure Period shall be extended for a reasonable additional time, so long as Landlord or any Mortgagee(s) commences to cure (which for Mortgagee shall include commencing to take any steps necessary under its loan documents to effect such cure) such event or condition within the thirty (30) day period and proceeds diligently thereafter to effect such cure.  If Landlord or Mortgagee fails to cure or remedy such event or condition prior to the expiration of the Final Cure Period, then Landlord and Tenant shall within two (2) days thereafter appoint a mutually agreeable engineer or architect (the “Arbitrator“) to arbitrate and decide the issue, on an emergency basis, of whether Landlord failed to perform any repairs or maintenance required to be performed by Landlord under this Lease and whether such failure materially and adversely impairs Tenant’s use and occupancy of the Premises, and if such Arbitrator determines that Landlord failed to perform any repairs or maintenance required to be performed by Landlord under this Lease and such failure materially and adversely impairs Tenant’s use and occupancy of the Premises, then, unless Landlord immediately effectuates a cure thereof, Tenant may take such action that is reasonably necessary to cure or remedy such event or condition and deliver an invoice ("Cure Invoice") to Landlord for the reasonable (and competitive) and actual out-of-pocket costs and expenses incurred by Tenant therefor.  If Landlord and Tenant are unable to agree on an Arbitrator, either Landlord or Tenant may ask the American Arbitration Association to choose an Arbitrator from among the National Panel of Real Estate Industry Arbitrators.   Landlord shall pay to Tenant the amount shown on the Cure Invoice within thirty (30) days after delivery by Tenant, provided that Landlord, may include within Operating Expenses only the amount that would have been properly included in the Operating Expenses absent Landlord's initial failure to perform.  Landlord and Tenant shall share equally the cost of an Arbitrator.  If Landlord does not timely pay to Tenant the amount shown on the Cure Invoice or Landlord’s share of the cost of an Arbitrator, Tenant shall have the right to deduct the same from its next payment(s) of rent hereunder.

ii.           In the event Tenant seeks to cure or remedy any event or condition which gives rise to Tenant’s remedies set forth in Section 9.h.(i) above, Tenant shall: (1) proceed in accordance with the applicable provisions of this Lease (including without limitation the provisions of Sections 6 and 8 of this Lease) and all applicable Legal Requirements; (2) use only such contractors, suppliers, etc. as are duly licensed in the Commonwealth of Virginia and insured to effect such repairs and who perform such repairs in Comparable Buildings in the normal course of their business (and if such cure or remedy could affect any warranty applicable to the Building or any of the base Building systems or structures, then Tenant shall use Landlord’s contractors therefor, provided that Landlord provides to Tenant the names of such contractors within five (5) business days after Landlord receives a written request therefor); and (3) diligently and continuously commence and prosecute to completion the repairs, all such repairs to be performed in a good and workmanlike manner, using only new materials.

iii.           Notwithstanding anything to the contrary contained in this Section 9.h, the provisions of this Section 9.h shall not apply and Tenant's rights hereunder shall be of no force or effect in the event that (1) Tenant is not a Full Building Tenant, (2) the repair and maintenance obligations arise from damage to the Building or Premises caused by fire, casualty or other event described in Section 13 hereof, or by the acts or omissions of Tenant or any Tenant Parties; or (3) Landlord's failure to perform any repair and maintenance obligations is the result of a Force Majeure event.

10. RIGHTS OF LANDLORD.

a.           (i)           Subject to the following terms and conditions of this Section 10(a), Landlord may enter the Premises at reasonable hours upon reasonable prior notice to exhibit the same to prospective purchasers, Mortgagees or tenants, to inspect the Premises to verify that Tenant is complying with all its obligations under this Lease, to make repairs, alterations or improvements to the Premises or to other space in or on the Building, to install, repair or service Building systems, to perform janitorial or maintenance services, and to post such reasonable notices as Landlord may reasonably desire in order to protect its rights.  Landlord and its representatives shall have the authority to take such materials and equipment onto the Premises as may be necessary for accomplishing the purposes set forth in this Section 10.  In the event of an emergency and in order to fulfill its janitorial obligations hereunder, Landlord shall have access to the Premises at any time without notice.

(ii)           Tenant has notified Landlord that Tenant may desire to use a portion of the Premises for the storage and/or production of classified information as authorized by the United States Government (such portions of the Premises hereinafter referred to as the "No Access Areas").  The No Access Areas (i) shall be designated by Tenant in good faith and shall be designed and constructed in accordance with and subject to the terms and conditions of this Lease, it being understood that the No Access Areas may be demised from the balance of the Premises with multiple layers of drywall but shall not otherwise utilize any non-Building standard improvements (i.e., concrete or metal sheeting) without the prior approval of Landlord pursuant to Section 8; (ii) shall be clearly marked by Tenant at all times once constructed; and (iii) shall not be located in any areas of the Premises which would prevent Landlord access to any Base Building Elements which, if damaged, or in need of repair, could damage other areas or otherwise prevent Landlord from performing its obligations under Section 9.b of this Lease.  Landlord shall not have access to the No Access Areas nor shall Landlord have any maintenance or repair obligations with respect thereto, including without limitation, the obligation to provide cleaning services to the No Access Areas.   Tenant shall also have the right to require Landlord to be escorted in certain areas of the Premises designated by Tenant in good faith (such portions of the Premises hereinafter referred to as the "Escort Areas").  The Escort Areas shall be clearly marked by Tenant at all times and Landlord shall have no obligation to provide cleaning services to the Escort Areas.  Landlord shall provide at least two (2) business days prior written notice to Tenant in order to access the Escort Areas, which notice shall include the specific date and time of such Landlord access; provided, however, in the event of an emergency, Landlord shall have access to Escort Areas without prior notice provided that Landlord will use commercial reasonable efforts to notify Tenant that it is accessing these areas.

(iii)           Landlord agrees to use reasonable efforts not to interfere unreasonably with the operation of Tenant’s business in the Premises and to minimize disruption due to the access granted to Landlord under this Section 10.  Tenant shall have the right to accompany Landlord when Landlord enters the Premises for purposes of exhibiting the Premises to prospective purchasers, Mortgagees or tenants provided Tenant makes someone available within a reasonable period of time (not to exceed 24 hours) after request (which request may be oral) by Landlord to enter the Premises for such purpose; it being understood and agreed that Landlord, so long as no Monetary Default shall have occurred and remain uncured, shall not exhibit the Premises to prospective tenants until Tenant's Extension Option rights pursuant to Section 31 have lapsed or any such earlier time that Landlord has the right to recapture the Premises pursuant to Section 7 of this Lease.  Tenant also may accompany Landlord in those situations where Landlord is accessing the Premises in cases of emergency, with the understanding that Landlord’s access in the case of emergency shall not be delayed, hindered or restricted by the presence or availability of Tenant’s representative. Tenant hereby acknowledges that, in the event of an emergency, Landlord shall have the right to use any and all means which Landlord may deem proper to open all of the doors in, upon and about the Premises in order to obtain entry to the Premises and that any entry to the Premises obtained by Landlord by any of said means shall not be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof.

b.           Without limiting the generality of the foregoing provisions of this Section 10, above, at any time during the Term of this Lease, Landlord shall have the right to remove, alter, improve, renovate or rebuild the Building Common Areas, and to install, repair, replace, alter, improve or rebuild in the Premises, other tenants' premises and/or the Building Common Areas, any mechanical, electrical, water, sprinkler, plumbing, heating, air conditioning and ventilating systems, at any time during the Term of this Lease.  In connection with making any such installations, repairs, replacements, alterations, additions and improvements under the terms of this Section 10, Landlord shall have the right to access through the Premises as well as the right to take into and upon and through the Premises or any other part of the Building, all materials that may be required to make any such repairs, replacements, alterations, additions or improvements, as well as the right in the course of such work to close entrances, doors, corridors, elevators or other facilities located in the Building or temporarily to cease the operations of any services or facilities therein or to take portion(s) of the Premises reasonably necessary in connection with such work, without being deemed or held guilty of an eviction of Tenant; provided, however, that Landlord shall use commercially reasonable efforts to minimize any disruption to Tenant’s use of, and access to, the Premises and shall, at no additional cost or expense to Landlord, reasonably accommodate Tenant’s requests regarding the coordination of such work.  Subject to the terms of Section 10.a above, Landlord shall have the right to install, use and maintain pipes and conduits in and through the Premises, including, without limitation, telephone and computer installations.   So long as Tenant is a Full Building Tenant, Landlord shall exercise its rights under this Section 10.b upon commercially reasonable notice to, and in  coordination with, Tenant.

c.
          Landlord also reserves the following rights: (i) to change the name or street address of the Building with sixty (60) days' prior notice to Tenant; and (ii) subject to Section 10.a above, to have pass keys and/or access cards to all areas of the Premises.

d.           Except as otherwise expressly provided in this Lease, the Rent reserved herein shall not abate while Landlord's rights under this Section 10 are exercised, and Tenant shall not be entitled to any set-off or counterclaims for damages of any kind against Landlord by reason thereof, all such claims being hereby expressly released by Tenant.

11. LIABILITY.

a. Landlord and its trustees, officers, directors, members, agents and employees, Mortgagees and Landlord's representatives (collectively, the "Landlord Parties") assume no liability or responsibility whatsoever with respect to the conduct or operation of the business to be conducted in the Premises and shall have no liability for (i) any claim of loss of business or interruption of operations (or any claim related thereto), or (ii) any accident to or injury to any person or persons or property in or about the Premises which are caused by the conduct and operation of said business or by virtue of equipment or property of Tenant in said Premises.  Landlord and Landlord Parties shall not be liable to Tenant, its assignees, subtenants, licensees, business invitees, agents, contractors, clients or customers, or any employees, family members, or agents of the foregoing (collectively, "Tenant Parties") for any damage, compensation or claim arising out of or related to managing the Premises or the Building, repairing any portion of the Premises or the Building, the interruption in the use of the Premises, accident or damage resulting from the use or operation (by Landlord, Landlord Parties, Tenant, Tenant Parties or any other person or persons whatsoever) or failure of elevators, or heating, cooling, electrical or plumbing equipment or apparatus, or the termination of this Lease by reason of the destruction of the Premises, or from any fire, robbery, theft, mysterious disappearance and/or any other casualty, or from any leakage in any part of portion of the Premises or the Building, or from water, rain or snow that may leak into or flow from any part of the Premises or the Building, or from any other cause whatsoever. Except as otherwise expressly provided in this Lease, in no event shall Landlord or Landlord Parties be liable with respect to utilities furnished to the Premises, or the lack of any utilities.  Any goods, property or personal effects, stored or placed by Tenant in or about the Premises or in the Building, shall be at the sole risk of Tenant, and Landlord and Landlord Parties shall not in any manner be held responsible therefor.  The agents and employees of Landlord are prohibited from receiving any packages or other articles delivered to the Building for Tenant, and if any such agent or employee receives any such package or articles, such agent or employee shall be the agent of Tenant for such purposes and not of Landlord.

b. Except to the extent arising from the negligence or willful misconduct of Landlord or any Landlord Parties and subject to the terms of Section 11.d below, Tenant hereby agrees to indemnify and hold Landlord and Landlord Parties harmless from and against any cost, damage, claim, liability or expense (including reasonable attorneys' fees) incurred by or claimed against Landlord and Landlord Parties, directly or indirectly, as a result of or in any way arising from (i) the use and occupancy of the Premises by Tenant or any Tenant Parties, or in any other manner which relates to the business of Tenant or any Tenant Parties, including, but not limited to, any cost, damage, claim, liability or expense arising from any violation of any Legal Requirement; (ii) the negligence or willful misconduct of Tenant or any Tenant Parties; (iii) any default, breach or violation of this Lease by Tenant; or (iv) injury or death to individuals or damage to property sustained in the Premises. Notwithstanding the foregoing to the contrary, in no event shall Tenant have any liability to Landlord for any indirect or consequential damages (except to the extent Landlord is entitled to such damages under Section 21 in the event of a holdover in the Premises by Tenant after the expiration of the Term).

c. Except to the extent arising from the negligence or willful misconduct of Tenant or any Tenant Parties and subject to the terms of Section 11.d below, Landlord hereby agrees to indemnify and hold Tenant and Tenant Parties harmless from and against any cost, damage, claim, liability or expense (including reasonable attorneys' fees) incurred by or claimed against Tenant and Tenant Parties directly or indirectly as a result of or in any way arising from (i) Landlord or any Landlord Parties operation, use or control of the Building Common Areas or the Building’s structure and systems; or (ii) any breach of Landlord’s obligations under the Lease.  Notwithstanding the foregoing to the contrary, in no event, however, shall Landlord have any liability to Tenant for any indirect or consequential damages.

d. Notwithstanding any other provision of this Lease to the contrary, Landlord and Tenant agree that in the event that the Building, the Premises or the contents thereof are damaged or destroyed by fire or other casualty, each party hereto waives its rights, if any, against the other party with respect to such damage or destruction to the extent such damage or destruction is covered under the property insurance policy(ies) of the party waiving such rights (or would have been covered had the party waiving such rights carried the property insurance required hereunder to be carried by such party).  All policies of fire and/or extended coverage or other insurance covering the Premises or the contents thereof obtained by Landlord or Tenant shall contain a clause or endorsement providing in substance that (i) such insurance shall not be prejudiced if the insureds thereunder have waived in whole or in part the right of recovery from any person or persons prior to the date and time of loss or damage, if any, and (ii) the insurer waives any rights of subrogation against Landlord (in the case of Tenant's insurance policy) or Tenant (in the case of Landlord's insurance policy), as the case may be.

e. Notwithstanding anything to the contrary contained in this Lease, neither Landlord or any Landlord Parties nor Tenant or any Tenant Parties shall under any circumstances be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business) in connection with or relating to this Lease.

12. INSURANCE.

a. Tenant's Insurance.  Tenant, at Tenant's sole cost and expense, agrees to keep in full force and effect at all times during the Term of this Lease:

(i)           Commercial general liability insurance which insures against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Premises and the Building.  Such insurance shall afford, at a minimum, the following limits:

Each Occurrence	$ 1,000,000
General Aggregate	2,000,000
Products/Completed Operations Aggregate	1,000,000
Personal and Advertising Injury Liability	1,000,000
Fire Damage Legal Liability	100,000
Medical Payments	5,000

Any general aggregate limit shall apply on a per location basis. Tenant's commercial general liability insurance shall name Landlord and any Landlord Parties designated by Landlord as additional insureds. This coverage shall be written on the most current ISO CGL form, shall include blanket contractual, premises-operations and products-completed operations and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke or fumes from a hostile fire.  Such insurance shall be written on an occurrence basis and contain a standard separation of insureds provision.

(ii)           Business automobile liability insurance covering owned, hired and non-owned vehicles with limits of $1,000,000 combined single limit per occurrence.

(iii)           Workers' compensation insurance in accordance with the laws of the state in which the Premises are located with employer's liability insurance in an amount not less than $1,000,000.

(iv)           Umbrella/excess liability insurance, on an occurrence basis, that applies excess of the required commercial general liability, business automobile liability, and employer's liability policies with the following minimum limits:

Each Occurrence	$5,000,000
Annual Aggregate	$5,000,000

These limits shall be in addition to and not including those stated for the underlying commercial general liability, business automobile liability, and employers liability insurance required herein. Such excess liability policies shall name Landlord and any Landlord Parties designated by Landlord as additional insureds.

(v)           All risk property insurance including theft, sprinkler leakage and boiler and machinery coverage on all of Tenant's trade fixtures, furniture, inventory and other personal property owned by Tenant and located in or about the Premises or the Building, and on any Alterations, all for the full replacement cost thereof. Tenant shall use the proceeds from such insurance for the replacement of trade fixtures, furniture, inventory and other personal property and for the restoration of any Alterations. Landlord shall be named as loss payee with respect to any Alterations.

(vi)           Business income and extra expense insurance with limits not less than one hundred percent (100%) of all charges payable by Tenant under this Lease for a period of twelve (12) months.

b. Tenant's Insurer Rating; Certification of Insurance. All policies required to be carried by Tenant hereunder shall be issued by and binding upon an insurance company licensed to do business in the state in which the Building is located with a rating of at least "A – VIII" or better as set forth in the most current issue of Best's Insurance Reports, unless otherwise approved by Landlord. Tenant shall not do or permit anything to be done that would invalidate the insurance policies required herein.  Liability insurance maintained by Tenant shall be primary coverage without right of contribution by any similar insurance that may be maintained by Landlord.  Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to delivery or possession of the Premises and ten (10) business days following each renewal date. Certificates of insurance shall name Landlord and any Landlord Parties designated by Landlord as additional insureds on liability policies and Landlord is named as loss payee on the property insurance as stated in Section 12.a.(v) above. Further, the certificates of insurance must include an endorsement for each policy whereby the insurer agrees not to cancel, non-renew, or materially alter the policy without at least thirty (30) days' prior written notice to Landlord.

(i) In the event that Tenant fails to provide evidence of insurance required to be provided by Tenant in this Lease, prior to the Commencement Date and thereafter during the Term, within ten (10) business days following Landlord's request thereof, and thirty (30) days prior to the expiration of any such coverage, Landlord shall be authorized (but not required) to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable upon written invoice thereof.

(ii) The limits of insurance required by this Lease, or as carried by Tenant, shall not limit the liability of Tenant or relieve Tenant of any obligation thereunder, except to the extent provided for under Section 11.c, above.  Any deductibles selected by Tenant shall be the sole responsibility of Tenant.

(iii) Tenant insurance requirements stipulated in Section 12.a., above, are based upon current industry standards.  Landlord reserves the right reasonably to require additional coverage or to increase limits as industry standards change.

c.           Contractors' Insurance.  Should Tenant engage the services of any contractor to perform work in the Premises, Tenant shall ensure that such contractor carries commercial general liability, business automobile liability, umbrella/excess liability, worker's compensation and employers liability coverages in substantially the same amounts as are required of Tenant under this Lease. Contractor shall name Landlord and any Landlord Parties designated by Landlord as additional insureds on the liability policies required hereunder.  All policies required to be carried by any contractor shall be issued by and binding upon an insurance company licensed to do business in the state in which the Property is located with a rating of at least "A - VIII" or better as set forth in the most current issue of Best's Insurance Reports, unless otherwise approved by Landlord. Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to the commencement of any work in the Premises.  Further, the certificates must include an endorsement for each policy whereby the insurer agrees not to cancel, non-renew, or materially alter the policy without at least thirty (30) days' prior written notice to Landlord.  The above requirements shall apply equally to any subcontractor engaged by contractor.

d.           Landlord’s Insurance. During the Term, Landlord shall, in a manner comparable to other prudent landlords of Comparable Buildings, keep in effect (i) commercial property insurance on the Building, its fixtures and equipment (other than any items that Tenant insures pursuant to Section 12.a.), and rent loss insurance for a period and amount of not less than one (1) year of gross rental revenues at the Building (such commercial property insurance policy shall, at a minimum, cover the perils insured under the ISO special causes of loss form which provides "all risk" coverage, and include replacement cost coverage), and (ii) a policy or policies of commercial general liability insurance insuring against liability arising out of the risks of death, bodily injury, property damage and personal injury liability with respect to the Building and Land.  All policies required to be carried by Landlord hereunder shall be issued by and binding upon an insurance company licensed to do business in the state in which the Building is located with a rating of at least "A-VIII" or better as set forth in the most current issue of Best's Insurance Reports, unless otherwise approved by Tenant. Landlord shall not do or permit anything to be done that would invalidate the insurance policies required herein.

13. FIRE OR CASUALTY.

a. If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt notice thereof to Landlord.  If, in the reasonable judgment of Landlord's architect, restoration of the Premises is feasible within a period of twelve (12) months from the date of the damage, Landlord shall restore the Premises to the condition existing as of the Commencement Date, provided that adequate insurance proceeds are made available to Landlord under the insurance policies required to be carried by Landlord under this Lease.  In addition, Tenant shall repair and restore, at Tenant's sole expense, all Tenant Improvements and Alterations, furniture, fixtures and other property of Tenant located in the Premises prior to such casualty.  If, as a result of such casualty, the Premises are rendered untenantable, in whole or in part, and Tenant ceases to occupy the whole or such part of the Premises during the restoration of such portion of the Premises, the Monthly Base Rent and Additional Rent hereunder shall be abated to the extent and for the period that the Premises (or portion thereof) are rendered untenantable.

b. If (i) during the final twenty-four (24) months of the initial Term (and provided Tenant has not previously exercised any Extension Option), more than fifty percent (50%) of the rentable area of the Premises is rendered untenantable as a result of fire or other casualty, or (ii) at any other time during the Term, the Premises shall be damaged by fire or other casualty and Landlord notifies Tenant that restoration is not feasible in the reasonable judgment of Landlord's architect within the aforesaid twelve (12) month period, then, in either such event, Landlord and Tenant shall each have the right to terminate this Lease by giving written notice thereof to the other party within sixty (60) days after such event, in which event this Lease and the tenancy hereunder shall terminate as of the date of such damage or destruction and the Monthly Base Rent and Additional Rent will be apportioned as of the date of such damage or destruction.  If neither party exercises its right of termination, the Premises shall be restored as provided above.

c. If Tenant is no longer a Full Building Tenant, and the Building is so severely damaged by fire or other casualty (although the Premises may not be affected) that Landlord shall decide in its sole discretion not to rebuild or reconstruct the Building, then this Lease and the tenancy hereunder shall terminate on the date specified by Landlord in a notice given no later than sixty (60) days after the date of such casualty. Notwithstanding the foregoing, Landlord may not terminate this Lease in accordance with the foregoing sentence unless Landlord also elects to exercise its termination rights, if any, pursuant to the leases with all other tenants of the Building (it being understood that Landlord shall only have the obligation to terminate such leases if Landlord has the right under each applicable lease to terminate without penalty).

14. EMINENT DOMAIN.

a
          If all or a substantial part of the Premises should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain (a "Taking"), then Landlord or Tenant shall have the right to terminate this Lease upon written notice to the other within thirty (30) days after notice of such Taking, in which event this Lease shall terminate, and the Annual Base Rent shall be apportioned, as of the date of such Taking.  If a Taking of less than all of the Premises shall occur, and this Lease is not terminated as provided above, the Annual Base Rent payable hereunder during the unexpired Term shall be reduced based on the portion of the Premises taken.  If a Taking of any part of the Building (exclusive of the Premises) shall occur, and this Lease is not terminated by Landlord as provided above, the Annual Base Rent payable hereunder during the unexpired Term shall be not reduced.

b.           In the event of any Taking, all sums awarded or agreed upon between Landlord and the condemning authority for the Taking, whether as damages or as compensation, will be the property of Landlord.  Tenant shall have no right to participate in any Taking proceedings and shall make no claim for damages or other compensation in such proceedings provided, however, Tenant may pursue a claim against the condemning authority for the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant's expense, for the leasehold value, for the unamortized portion of any work performed and paid for solely by Tenant (and not reimbursed from any allowance provided by Landlord), and for relocation expenses, provided that such claim does not in any way diminish the award or compensation payable to or recoverable by Landlord in connection with such taking or condemnation.

15. SUBORDINATION AND ESTOPPEL CERTIFICATES.

a.           Subject to terms of Section 15.b below, this Lease, and the rights of Tenant hereunder, are and shall be subject and subordinate to the interest of (i) all present and future ground leases and master leases, if any, of all or any part of the Building and/or the Land; (ii) present and future mortgages and deeds of trust, if any, encumbering all or any part of the Building and/or the Land; (iii) all past and future advances made under any such mortgages or deeds of trust; and (iv) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages and deeds of trust, in each case without the necessity of having further instruments on the part of Tenant to effect such subordination; provided, however, that any lessor under any such ground lease or master lease or any mortgagee or beneficiary under any such mortgage or deed of trust (any such lessor, mortgagee or beneficiary is hereinafter referred to as a "Mortgagee" and any such ground leases, master leases, mortgages and deeds of trust is hereinafter referred to as a "Mortgage") shall have the right to elect, by written notice given to Tenant, to have this Lease made superior in whole or in part to any such Mortgage (or subject and subordinate to such Mortgage but superior to any junior mortgage or junior deed of trust). Tenant shall, within ten (10) business days after receipt of a request therefor from Landlord, execute, acknowledge and deliver any and all documents and instruments to further confirm the subordination (or priority, as applicable) of this Lease and Tenant's rights hereunder to the rights of any Mortgagee.   In any event, however, if this Lease shall have priority over the lien of a first Mortgage, this Lease shall not become subject or subordinate to the lien of any subordinate Mortgage, and Tenant shall not execute any subordination documents or instruments for any subordinate Mortgagee, without the written consent of the first Mortgagee.

b.           Landlord hereby represents and warrants to Tenant that, as of the Effective Date, there are no Mortgages encumbering Landlord's interest in the Land. Landlord agrees to obtain a commercially reasonable subordination, non-disturbance and attornment agreement ("SNDA") from any future Mortgagee of the Building and/or the Land, which SNDA shall provide that Mortgagee shall not terminate the Lease nor disturb the possession of Tenant under the Lease upon any judicial or non-judicial foreclosure of the Deed of Trust or upon acquiring title to the Project by deed-in-lieu of foreclosure, or otherwise so long as no Event of Default shall have occurred and remain uncured and this Lease is otherwise in full force and effect.  Tenant agrees to use commercially reasonable efforts to negotiate, execute, and deliver to Landlord any such SNDA provided by Landlord within ten (10) business days following Landlord's delivery of same.  Landlord's  failure to obtain an SNDA from any future Mortgagee shall not constitute a default by Landlord under this Lease but rather the effect of such failure shall be that this Lease shall not be subordinated to the lien of such future Mortgage and the Lease shall be superior to that Mortgagee’s particular interest. In the event of any conflict between the terms and conditions of this Lease and the terms and conditions of the SNDA, the terms and conditions of the SNDA shall control.

c.           In the event of:  (i) a transfer of Landlord's interest in the Building, (ii) the termination of any ground or underlying lease of the Building, or the Land, or both, or (iii) the purchase or other acquisition of the Building, or Landlord's interest therein in a foreclosure sale or by deed in lieu of foreclosure under any Mortgage, or pursuant to a power of sale contained in any Mortgage, then in any of such events Tenant shall, at the request of Landlord or Landlord's successor in interest, and provided such successor agrees in writing to be bound by all terms and conditions of this Lease as Landlord hereunder, attorn to and recognize the transferee or purchaser of Landlord's interest or the interest of the lessor under the terminated ground or underlying lease, as the case may be, as "Landlord" under this Lease for the balance then remaining of the Term, and thereafter this Lease shall continue as a direct lease between such person or entity, as "Landlord," and Tenant, as "Tenant," except that such lessor, transferee or purchaser shall not be liable for any act or omission of Landlord before such lease termination or before such person's succession to title, nor be subject to any offset, defense or counterclaim accruing before such lease termination or before such person's succession to title, nor be bound by any payment of Monthly Base Rent or Additional Rent before such lease termination or before such person's succession to title for more than one month in advance.

d.           (i)           Tenant agrees, at any time, and from time to time, to execute, acknowledge and deliver to Landlord, within ten (10) business days following written notice by Landlord, a statement in writing certifying, to the extent true and accurate, that (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (ii) the Term of this Lease has commenced and the full rental is now accruing hereunder; (iii) Tenant has accepted possession of the Premises and is presently occupying the same; (iv) all improvements required by the terms of this Lease to be made by Landlord have been completed and all tenant improvement allowances have been paid in full; (v) to the actual knowledge of Tenant, there are no offsets, counterclaims, abatements or defenses against or with respect to the payment of any rent or other charges due under this Lease; (vi) no rent under this Lease has been paid more than thirty (30) days in advance of its due date; (vii) to the actual knowledge of Tenant, Landlord is not in default in the performance of any covenant, agreement, provision or condition contained in this Lease or, if so, specifying each such default of which Tenant may have knowledge; (viii) the address for notices to be sent to Tenant; (ix) the only security deposit, if any, tendered by Tenant is as set forth in this Lease, and such security deposit, if any, has been paid to Landlord; and (x) any other information reasonably requested by Landlord or any Mortgagee it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser or lessee of the Building or any part thereof, any Mortgagee or prospective Mortgagee thereof, any prospective assignee of any Mortgage thereof.  Tenant also agrees to execute and deliver from time to time such estoppel certificates, in the same timeframe and substance as provided in the preceding sentence, as any Mortgagee shall reasonably require with respect to this Lease.

(ii)           Landlord agrees, at any time, and from time to time, to execute, acknowledge and deliver to Tenant, within ten (10) business days following written notice by Tenant, a certificate comparable in substance to the certificate outlined in Section 15.d.(i) above, it being intended that any such certificate delivered pursuant hereto may be relied upon by any Affiliate Transferee or any bona-fide institutional lender of Tenant.

(iii)           Notwithstanding anything to the contrary set forth in this Section 15.d., neither Landlord nor Tenant shall be obligated to deliver more than one (1) certificate pursuant to the terms of this Section 15.d on more than one (1) occasion in any calendar year, unless such certificate is requested (A) by any Mortgagee or prospective Mortgagee, (B) in connection with any sale of the Building, (C) in connection with any sale of the business of Tenant complying with the terms of Section 7 of this Lease, or (D) required by any bona-fide institutional lender of Tenant.

e.           Tenant agrees to give any Mortgagee, by certified mail, return receipt requested, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing of the address of such Mortgagee.  Tenant further agrees to afford the Mortgagee a period of thirty (30) days beyond any period afforded to Landlord for the curing of such default, or if such default cannot reasonably be cured within that time then such additional time as may be reasonably necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, termination of ground lease and/or appointment of a receiver), prior to taking any action to terminate this Lease.  Furthermore, if, in connection with obtaining temporary, construction or permanent financing for the Building or the Land, any Mortgagee shall request commercially reasonable modifications of this Lease as a condition to such financing, Tenant agrees that Tenant will not unreasonably withhold or delay the execution of an agreement of modification of this Lease, provided such modifications do not (a) increase Tenant's financial obligations under the Lease; (b) materially and adversely increase the non-monetary obligations of Tenant under the Lease; or (c) materially and adversely diminish the rights of Tenant under the Lease.

16. DEFAULT AND REMEDIES.

a. An "Event of Default" shall be deemed to have been committed by Tenant upon the occurrence of any of the following events: (i) the failure to pay when due any installment of Monthly Base Rent or Tenant's Pass-Through Costs which failure shall continue for a period of five (5) business days after the same is due; provided, however, that with respect to the first two (2) such failures in any calendar year, the same shall not constitute an Event of Default unless such failure continues for five (5) business days after written notice from Landlord; (ii) the failure to pay when due any Additional Rent (other than Tenant's Pass-Through Costs) or any other payment required by the terms and provisions hereof, which failure continues for five (5) business days after written notice from Landlord; or (iii) an Event of Bankruptcy (hereinafter defined), or (iv) the failure to maintain the insurance coverage required by Section 12, above, or (v) the violation or failure to perform any of the other terms, conditions, covenants, or agreements herein made by Tenant and which violation or failure continues for thirty (30) calendar days after written notice; provided, however, that if such cure cannot reasonably be effected within such thirty (30) day period and Tenant begins such cure promptly within such thirty (30) day period and is pursuing such cure in good faith and with diligence and continuity during such thirty (30) day period, then Tenant shall have such additional time as is reasonably necessary to effect such cure.  Upon an Event of Default, at Landlord’s option, this Lease shall terminate, without prejudice, however, to the right of Landlord to recover from Tenant all rent and any other sums accrued up to the later of:  (1) the date of termination of this Lease or (2) the date Landlord recovers possession of the Premises, and without release of Tenant from any indemnification obligations to Landlord under this Lease, which indemnification obligations arose or accrued prior to the later of:  (a) the date of termination of this Lease or (b) the date Landlord recovers possession of the Premises.  The foregoing is not intended to, and shall not, limit Landlord in the exercise of any other remedy for such Event of Default.

b. In the event of any Event of Default by Tenant as defined in Section 16.a., Landlord may at any time thereafter, without notice and demand and without limiting Landlord in the exercise of any other right or remedy which Landlord may have by reason of such default or breach do any of the following:

(i) Landlord may terminate this Lease, by giving written notice of such termination to Tenant, whereupon this Lease shall automatically cease and terminate and Tenant shall be immediately obligated to quit the Premises.  Any other notice to quit or notice of Landlord's intention to re-enter the Premises is hereby expressly waived.  If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, subject, however, to the right of Landlord to recover from Tenant all rent and any other sums accrued up to the time of termination or recovery of possession by Landlord, whichever is later.

(ii) With or without the termination of this Lease, Landlord may proceed to recover possession of the Premises under and by virtue of the provisions of the laws of the jurisdiction in which the Building is located, or by such other proceedings, including re-entry and possession, as may be applicable.

(iii) Any damage or loss of rent sustained by Landlord may be recovered by Landlord, at Landlord's option, at the time of termination of this Lease, the time of the reletting, or in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or at Landlord's option in a single proceeding deferred until the expiration of the Term (in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of said Term) or in a single proceeding prior to either the time of reletting or the expiration of the Term.  If Landlord elects to repossess the Premises without terminating this Lease, then Tenant shall be liable for and shall pay to Landlord all Rent and other indebtedness accrued to the date of such repossession, plus Rent on a monthly basis as required to be paid by Tenant to Landlord during the remainder of this Lease until the date of expiration of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period (after deducting expenses incurred by Landlord as provided in Section 16.b.(ii), above).  In no event shall Tenant be entitled to any excess of any Rent obtained by reletting over and above the Rent herein reserved.  Actions to collect amounts due from Tenant as provided in this Section 16.b.(iii) may be brought from time to time, on one or more occasions, without the necessity of Landlord's waiting until expiration of this Lease term.

(iv) If this Lease is terminated or Landlord recovers possession of the Premises before the expiration of the Term by reason of an Event of Default, Landlord shall use commercially reasonable efforts to relet the Premises to another tenant (a "Substitute Tenant"), provided, however, notwithstanding anything contained herein to the contrary (1) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises; (2) Landlord shall not be obligated to offer the Premises to a prospective tenant when other premises in the Building suitable for that prospective tenant's use are (or soon will be) available; (3) Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a rental less than the current fair market rental then prevailing for similar office uses in Comparable Buildings, nor shall Landlord be obligated to enter into a new lease under terms and conditions that are unacceptable to Landlord under Landlord's then current leasing policies for comparable space in the Building as determined by Landlord in its good faith judgment; (4) Landlord shall not be obligated to enter into a lease with any proposed tenant whose use would: (a) violate Legal Requirements or any restriction, covenant or requirement contained in the lease of another tenant of the Building; (b) adversely affect the reputation of the Building; or (c) be incompatible with the operation of the Building as a first class building; and (5) Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord's reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a first class manner.  Notwithstanding any reletting of the Premises to a Substitute Tenant, if the full rental reserved under this Lease (and any of the costs, expenses or damages indicated below) shall not be realized by Landlord, Tenant shall be liable for all damages sustained by Landlord, including, without limitation, deficiency in rent during any period of vacancy or otherwise; the costs of removing and storing the property of Tenant or of any other occupant; all reasonable expenses incurred by Landlord in enforcing Landlord's remedies, including, without limitation, reasonable attorneys' fees and Late Charges as provided herein, and advertising, brokerage fees and expenses of placing the Premises in rentable condition consistent with the standards of premises in a Comparable Building; provided, however, with respect to such advertising, brokerage fees and expenses of placing the Premises in rentable condition consistent with the standards of premises of Comparable Buildings, Tenant shall be responsible for, whether by direct liability or by Landlord reducing the accounting of its income from the Premises by such expenses, for only those expenses that are allocable to the Term of this Lease (i.e., based on a fraction, the numerator of which is the number of months remaining in the Term and the denominator of which is the number of months in the term of any replacement lease).  Landlord, in putting the Premises in good order or preparing the same for rerental may, at Landlord's option, make such alterations, repairs, or replacements in the Premises as Landlord, in its sole judgment, considers advisable and necessary for the purpose of reletting the Premises, and the making of such alterations, repairs, or replacements shall not operate or be construed to release Tenant from liability hereunder.

c. Notwithstanding the foregoing, if Landlord terminates this Lease pursuant to Section 16.b.(i), above, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and agreed final damages for Tenant's default, an amount equal to the difference between (i) all Monthly Base Rent, Additional Rent and other sums which would be payable under this Lease from the date of such demand (or, if it is earlier, the date to which Tenant shall have satisfied in full its obligations under Section 16.b.(ii), above) for what would be the then unexpired Term in the absence of such termination, and (ii) the fair market rental value of the Premises over the same period (net of all expenses and all vacancy periods reasonably projected by Landlord to be incurred in connection with the reletting of the Premises), with such differential discounted at the rate of five percent (5%) per annum.  Nothing herein shall be construed to affect or prejudice Landlord's right to prove, and claim in full, unpaid Rent or any other amounts accrued prior to termination of this Lease.

d. Notwithstanding anything herein to the contrary, upon the occurrence of an Event of Default hereunder, Landlord, with or without terminating this Lease, may immediately reenter and take possession of the Premises and evict Tenant therefrom, without legal process of any kind, using such lawful force as may be necessary, without being liable for or guilty of trespass, forcible entry or any other tort.  Landlord's right to exercise such "self-help" remedy shall be in addition to, and not in limitation of, Landlord's other rights and remedies hereunder for a breach by Tenant of its obligations under this Lease.

e. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event Tenant is evicted or dispossessed for any cause, or in the event Landlord obtains possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise.  In addition, Tenant hereby expressly waives any and all rights to bring any action whatsoever against any tenant taking possession after Tenant has been dispossessed or evicted hereunder, or to make any such tenant or party to any action brought by Tenant against Landlord.

f. Landlord and Tenant shall and each does hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease or its termination, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises or any claim of injury or damage and any emergency statutory or any other statutory remedy.  In the event Landlord commences any summary proceeding for nonpayment of Rent or Additional Rent, or commences any other action or proceeding against Tenant in connection with this Lease, Tenant will interpose no counterclaim of whatever nature or description in any such proceeding; provided, however, that the foregoing shall not prohibit Tenant from asserting a compulsory counterclaim in any proceeding instituted by Landlord against Tenant that is required to be brought by applicable statute.

g.  Subject to the provisions of Sections 9.i and 37 of this Lease, in the event of any default by Landlord, Tenant's exclusive remedy shall be an action for damages (Tenant hereby waiving the benefit of any laws granting Tenant a lien upon the property of Landlord or upon Rent due Landlord), but prior to any such action Tenant will give Landlord notice specifying such default with particularity, and Landlord shall have thirty (30) days after receipt of such notice in which to cure any such default; provided, however, that if such default cannot, by its nature, be cured within such period, Landlord shall not be deemed in default if Landlord shall within such period commence to cure such default and shall diligently prosecute the same to completion.  Unless and until Landlord fails so to cure any default after notice, Tenant shall have no remedy or cause of action by reason thereof.  All obligations of Landlord hereunder will be construed as covenants, not conditions, and, subject to Sections 9.i and 37 of this Lease, no default or alleged default by Landlord shall relieve or delay performance by Tenant of its obligations to continue to pay Annual Base Rent and Additional Rent hereunder as and when the same shall be due.

17. BANKRUPTCY.

a. For purposes of this Lease, the following shall be deemed "Events of Bankruptcy":  (i) if a receiver or custodian is appointed for any or all of Tenant's property or assets; or (ii) if Tenant files a voluntary petition under 11 U.S.C. Article 101, et seq., as amended (the "Bankruptcy Code"), or under the insolvency laws of any jurisdiction (the "Insolvency Laws"); or (iii) if there is filed an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which is not dismissed within ninety (90) days of filing; or (iv) if Tenant makes or consents to an assignment of its assets, in whole or in part, for the benefit of creditors, or a common law composition of creditors; or (v) if Tenant generally is not paying its debts as its debts become due.

b. Upon the occurrence of an Event of Bankruptcy, Landlord, at its option and sole discretion, may terminate this Lease by written notice to Tenant (subject, however, to applicable provisions of the Bankruptcy Code or Insolvency Laws during the pendency of any action thereunder).  If this Lease is terminated under this Section 17, Tenant shall immediately surrender and vacate the Premises, waives all statutory or other notice to quit, and agrees that Landlord shall have all rights and remedies against Tenant provided in Section 16 in case of an Event of Default by Tenant.

c. If Tenant becomes the subject debtor in a case pending under the Bankruptcy Code (the "Bankruptcy Case"), Landlord's right to terminate this Lease under this Section 17 shall be subject to the applicable rights (if any) of the debtor-in-possession or the debtor's trustee in bankruptcy (collectively, the "Trustee") to assume or assign this Lease as then provided for in the Bankruptcy Code, however, the Trustee must give to Landlord, and Landlord must receive, proper written notice of the Trustee's assumption or rejection of this Lease, within sixty (60) days (or such other applicable period as is provided pursuant to the Bankruptcy Code, it being agreed that sixty (60) days is a reasonable period of time for election of an assumption or rejection of this Lease) after the commencement of the Bankruptcy Case; it being agreed that failure of the Trustee to give notice of such assumption hereof within said period shall conclusively and irrevocably constitute the Trustee's rejection of this Lease and waiver of any right of the Trustee to assume or assign this Lease.  The Trustee shall not have the right to assume or assign this Lease unless said Trustee (i) promptly and fully cures all defaults under this Lease, (ii) promptly and fully compensates Landlord and any third party (including other tenants) for all monetary damages incurred as a result of such default, and (iii) provides to Landlord "adequate assurance of future performance."  Landlord and Tenant (which term may include the debtor or any permitted assignee of debtor) hereby agree in advance that "adequate assurance of performance" as used in this paragraph, shall mean that all of the following minimum criteria must be met:  (1) the source of Monthly Base Rent, Additional Rent, and other consideration due under this Lease, and the financial condition and operating performance of Tenant, and its guarantor, if any, shall be similar to the financial condition and operating performance of Tenant as of the Commencement Date; (2) Trustee or Tenant must pay to Landlord all Monthly Base Rent and Additional Rent payable by Tenant hereunder in advance, (3) Trustee or Tenant must agree (by writing delivered to Landlord) that the use of the Premises shall be used only for the permitted use as stated in this Lease, and that any assumption or assignment of this Lease is subject to all of the provisions thereof and will not violate or affect the rights or agreements of any other tenants or occupants in the Building or of Landlord (including any mortgage or other financing agreement for the Building, (4) Trustee or Tenant must pay to Landlord at the time the next Monthly Base Rent is due under this Lease, in addition to such installment of Monthly Base Rent, an amount equal to the installments of Monthly Base Rent and Additional Rent due under this Lease for the next six (6) months of this Lease, said amount to be held by Landlord in escrow until either Trustee or Tenant defaults in its payment of Monthly Base Rent and Additional Rent or other obligations under this Lease (whereupon Landlord shall have the right to draw on such escrowed funds) or until the expiration of this Lease (whereupon the funds shall be returned to Trustee or Tenant except to the extent the funds have been drawn and not replaced); and (5) Trustee or Tenant must agree to pay to Landlord at any time Landlord is authorized to and does draw on the escrow account the amount necessary to restore such escrow account to the original level required by clause (4), above.  The criteria stated above are not intended to be exhaustive or all-inclusive and Landlord may determine that the circumstances of Tenant or of this Lease require other or further assurances of future performance.  In the event Tenant is unable to:  (a) cure its defaults, (b) reimburse Landlord for its monetary damages, (c) pay the Monthly Base Rent and Additional Rent due under this Lease on time, or (d) meet that criteria and obligations imposed by (1) through (5), above, then Tenant hereby agrees in advance that it has not met its burden to provide adequate assurance of future performance, and this Lease may be terminated by Landlord in accordance with Section 17.b., above.

18. PAYMENT OF TENANT'S OBLIGATIONS BY LANDLORD AND UNPAID RENT.

All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole cost and expense.  If Tenant shall fail to pay any sum of money, other than Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable grace period set forth in this Lease, Landlord may, with prior written notice to Tenant and without waiving or releasing Tenant from any of its obligations hereunder, make any such payment or perform any such other required act on Tenant's part. All sums so paid by Landlord, and all reasonable third party out-of-pocket costs incurred, together with interest thereon at the Default Rate from the date of such payment by Landlord, shall be payable by Tenant to Landlord as Additional Rent hereunder, on demand, and Tenant covenants and agrees to pay any such sums. Landlord shall have (in addition to any other right or remedy of Landlord hereunder or at law) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of Additional Rent.

19. VOLUNTARY SURRENDER.

The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the sole option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the sole option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenancies; provided however, that if Landlord elects to treat such termination as an assignment of any such sublease, Landlord shall have no obligation or liability to the subtenant thereunder for any claim, damage or injury which accrued prior to the date of surrender or mutual cancellation hereunder.

20. ABANDONMENT OF PERSONAL PROPERTY.

Upon the expiration of the Term or earlier termination of this Lease, Tenant shall immediately remove Tenant's personal property and moveable trade fixtures and those of any other persons claiming through or under Tenant, or subtenancies assigned to it, and quit and deliver the Premises to Landlord peaceably and quietly.  Personal property and moveable trade fixtures not removed by Tenant prior to the expiration of the term of this Lease (or within forty-eight (48) hours after any earlier termination of this Lease) shall be considered abandoned.  Landlord may dispose of any such abandoned property as Landlord deems expedient (including without limitation public or private sale and/or storage in a public warehouse or elsewhere at the sole cost and expense of Tenant), and Landlord shall not be liable for trespass, conversion, negligence or in an other way liable in connection with the disposal of such property.  Tenant shall promptly upon demand reimburse Landlord for any costs and expenses incurred by Landlord in connection with the disposal of abandoned property, including reasonable attorneys' fees.

21. HOLD-OVER.

Tenant agrees that it will not occupy or retain or allow occupancy or retention by any subtenant of possession of the Premises at any time after the expiration or other termination of the Term, without the prior written consent of Landlord.  In the event that Tenant shall hold over after the expiration or other termination of the Term without Landlord's prior written consent, Tenant shall be deemed a tenant at sufferance and Landlord shall have the right to regain possession of the Premises by any legal process in force at such time.  In the event Tenant continues to occupy the Premises after the expiration or termination of the Term, Tenant shall pay to Landlord for each month or part of a month that Tenant occupies the Premises after the date of expiration or other termination of the Term, an amount equal to (a) (i) for the first two months of such holdover, one hundred twenty-five percent (125%) of the monthly installments of Annual Base Rent, Additional Rent and any other charges paid on an installment basis being paid immediately prior to the expiration of the Term, and (ii) for the third month of such holdover and each month thereafter, one hundred fifty percent (150%) of the monthly installments of Annual Base Rent, Additional Rent and any other charges paid on an installment basis being paid immediately prior to the expiration of the Term, plus (b) any other Additional Rent or charges due, reasonable attorneys' fees, costs, and expenses incurred by Landlord in regaining possession of the Premises and/or to recover the foregoing amounts.  Such liquidated damages for the first calendar month (or part thereof) during the holdover period shall be due and payable on the day immediately following the expiration of the Term, and for each calendar month thereafter during the holdover period, such liquidated damages shall be due and payable on the first day of such calendar month.  If the holdover period ends on a date other than the last day of a calendar month, such liquidated damages for the entire calendar month in which the holdover period ends shall be deemed earned by Landlord as of the first day of such month, and Tenant shall not be entitled to a refund or reduction of Rent for any such partial month.  Holdover occupancy by Tenant shall be subject to all of the terms, covenants, and conditions of this Lease. Tenant acknowledges and agrees that Landlord intends to lease the Premises (in whole, in part or as a part of a larger portion of the Building) to another tenant immediately after the expiration of the Term or earlier termination of this Lease and that any holdover by Tenant in the Premises may result in material damages to Landlord (including without limitation, any damages to Landlord in connection with its reletting of the Premises and/or other portions of the Building).  Tenant agrees to indemnify, hold harmless and defend Landlord for all damages, losses, expenses and costs (including reasonable attorneys' fees and court costs) that Landlord may suffer as a result of Tenant's holdover use and occupancy of the Premises.

22. PARKING.

a.
           Tenant shall have the non-exclusive right to use, without charge, 3.2 unreserved parking spaces per 1,000 rentable square feet within the Premises.  Seventy percent (70%) of Tenant’s parking spaces shall be located in a parking structure adjacent to the Building (the "Garage") and the balance shall be located on a parking surfaces on the Land and/or adjacent to the Land (the "Surface Parking Area" and together with the Garage, the "Parking Facilities") and shall be made available to Tenant solely for use by Tenant's employees, agents and guests.  Upon reasonable advance written notice to Landlord, up to 25 parking spaces in the Surface Parking Area and seven (7) parking spaces in the Garage may be designated as reserved for Tenant and its guests at no additional charge.  The location of such reserved parking spaces shall be within close proximity to the Building and mutually agreeable to Landlord and Tenant. Any signage and other costs and expenses incurred by Landlord in connection with designating such reserved spaces for Tenant shall be paid by Tenant but Tenant and its guests shall not otherwise be charged any fee for the use of such reserved spaces.

b.           Tenant shall at all times abide by all reasonable rules and regulations promulgated by Landlord for the use of the Parking Facilities and shall cause its employees to observe such rules and regulations. The use of the Parking Facilities by Tenant, its employees, invitees, shall be at the sole risk of Tenant.   Landlord shall have no liability for personal injury, theft or property damage, or any other loss occurring during, as a result of, or in connection with the use of the Parking Facilities, unless such loss results directly and solely from the gross negligence or willful misconduct of Landlord. Nothing in this Section 22 shall be deemed to create a bailment between Landlord and Tenant, it being expressly agreed and understood that the only relationship created between Landlord and Tenant is that of licensor and licensee, respectively.

c.           Landlord reserves the right in its sole discretion, exercised in good faith, to determine in its commercially reasonable discretion, whether the Parking Facilities are becoming overburdened, to allocate and assign parking spaces among Tenant and other tenants of the Project, to reconfigure the Parking Facilities, and/or to modify the existing ingress to and egress from the Parking Facilities.

23. NOTICES.

All notices or other communications hereunder shall be in writing and shall be deemed duly given if delivered by hand, or by a nationally recognized delivery service providing a receipt evidencing such delivery, or by certified or registered mail return receipt requested, first-class, postage prepaid, to the notice addresses for Landlord and Tenant set forth in Section 1 of this Lease, unless notice of a change of address is given in writing pursuant to this Section 23.  Notice shall be deemed to have been given upon receipt or at the time delivery is refused.

24. BROKERS.

Landlord and Tenant recognize Cushman & Wakefield, as Landlord's broker, and Cassidy & Pinkard Colliers, as Tenant's broker (collectively, the "Brokers"), as the sole brokers with respect to this Lease.  Landlord agrees to be responsible for the payment of any leasing commission owed to the Brokers in accordance with the terms of a separate commission agreement(s) entered into between Landlord and the Brokers.  Tenant represents and warrants to Landlord that, except for the Brokers, no broker has been employed or engaged by Tenant in carrying on any negotiations relating to this Lease, and Tenant shall indemnify and hold harmless Landlord from any claim for a brokerage commission and any other claims, fees and expenses arising from or out of any breach of the foregoing representation and warranty.

25. ENVIRONMENTAL CONCERNS.

a. Tenant and Tenant Parties shall not (i) cause or permit any Hazardous Materials (hereinafter defined) to be brought upon, stored, used or disposed on, in or about the Premises and/or the Building, or (ii) knowingly permit the release, discharge, spill or emission of any Hazardous Material in or from the Premises.

b. Tenant hereby agrees that it is and shall be fully responsible for all costs, expenses, damages or liabilities (including, but not limited to those incurred by Landlord and/or its Mortgagees) which may occur from the use, storage, disposal, release, spill, discharge or emissions of Hazardous Materials by Tenant or any Tenant Parties whether or not the same may be permitted by this Lease.  Tenant shall defend, indemnify and hold harmless Landlord, its Mortgagee and its agents from and against any claims, demands, administrative orders, judicial orders, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, reasonable attorney and consultant fees, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to the use, storage, disposal, release, discharge, spill or emission of any Hazardous Material, or the violation of any Environmental Laws (hereinafter defined), by Tenant or any Tenant Parties.  The provisions of this Section 25 shall be in addition to any other obligations and liabilities Tenant may have to Landlord at law or in equity and shall survive the transactions contemplated herein or any termination of this Lease.

c. As used in this Lease, the term "Hazardous Materials" shall include, without limitation:

(i) those substances included within the definitions of "hazardous substances", "hazardous materials," toxic substances," or "solid waste" in the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.) ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Resource Conservation and Recovery Act of 1976 ("RCRA"), and the Hazardous Materials Transportation Act, and in the regulations promulgated pursuant to said laws, all as amended;

(ii) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); and

(iii) any material, waste or substance which is (A) petroleum, (B) asbestos, (C) polychlorinated biphenyl, (D) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1321) or listed pursuant to 33 U.S.C. §1317; (E) flammables or explosives; or (F) radioactive materials.

d. All federal, state or local laws, statutes, regulations, rules, ordinances, codes, standards, orders, licenses and permits of any governmental authority or issued or promulgated thereunder shall be referred to as the "Environmental Laws".

e. To the extent any Hazardous Materials are (i) existing in the Building or the Land, including the Premises, in violation of Environmental Laws prior to the Commencement Date, or (ii) are brought upon, stored, used or disposed on, in or about the Premises by Landlord or any Landlord Parties after the Commencement Date in violation of Environmental Laws, or (iii) are brought upon, stored, used or disposed on, in or about the Building (other than the Premises) or on the Land and for which Tenant is not otherwise responsible under Section 25.b, then Landlord shall be responsible to cause the remediation thereof in accordance with Environmental Laws and Landlord shall indemnify and hold Tenant harmless from any cost, damage, claim, liability or expense related thereto.

26. SUBORDINATION OF LANDLORD'S LIEN.

Upon Tenant's written request, Landlord agrees to provide a subordination of lien agreement pursuant to which Landlord will subordinate its statutory lien rights under Title 55, Chapter 13 of the Code of Virginia in the personal property of Tenant located within the Premises to the lien of any bona-fide third-party institutional lender (a "Tenant Lender") providing financing to Tenant for the operation of Tenant's business in the Premises (it being understood and agreed that nothing in this paragraph shall be deemed to grant Landlord any lien rights other than those provided by Title 55, Chapter 13 of the Code of Virginia or any lien rights on property other than the personal property of Tenant).  The subordination of lien agreement shall include, without limitation: (i) a covenant that the Tenant Lender notify Landlord prior to entering the Premises and/or exercising any rights under the subordination of lien agreement, (ii) a covenant requiring Tenant Lender and Tenant, jointly and severally, to reimburse Landlord for and indemnify, defend and hold harmless Landlord and Landlord Parties from and against any and all cost, damage, claim, liability or expense (including without limitation, attorney's fees) incurred by Landlord or any Landlord Parties, directly or indirectly, as a result of or in any way arising from Tenant Lender's exercise of its rights under the subordination of lien agreement, including without limitation, any entry upon the Premises by Tenant Lender; and (iii) require Tenant Lender to remove all personal property of Tenant subject to such lien and described in such subordination of lien agreement within ten (10) business days following Tenant Lender's first entry upon the Premises.  It shall be a condition to Landlord's delivery of any subordination of lien agreement that (a) Tenant deliver to Landlord, simultaneously with Tenant's request for such subordination of lien agreement, a copy of the financing agreement with Tenant Lender (which may be redacted by Tenant to omit any information not reasonably relevant to the subordination of lien), a list of all personal property of Tenant subject to the lien of such Tenant Lender and any other information Landlord may reasonably request regarding such Tenant Lender and/or the financing provided by such Tenant Lender; and (b) Tenant reimburse Landlord, within ten (10) days following Landlord's written demand, for all reasonable costs and expenses incurred by Landlord in connection with Tenant's request for a subordination of lien agreement, including without limitation, all reasonable legal costs and expenses incurred in connection with the preparation, review and/or negotiation of the subordination of lien agreement.

27. RULES AND REGULATIONS.

Tenant shall at all times comply with the rules and regulations set forth in Exhibit G attached hereto and with any reasonable additions thereto and modifications thereof adopted from time to time by Landlord and of which Landlord has provided notice to Tenant.  Each such rule or regulation shall be deemed to be a covenant of this Lease to be performed and observed by Tenant; provided, however to the extent any additional rules and regulations or modifications thereof conflict with the terms of this Lease, the terms of this Lease shall control.

28. QUIET ENJOYMENT.

Landlord covenants that, so long as no Event of Default shall have occurred and remain uncured, Tenant shall at all times during the Term peaceably and quietly have, hold and enjoy the Premises without disturbance from Landlord, or any person claiming through or under Landlord (including any management agent of Landlord), subject to the terms of this Lease.

29. USA PATRIOT ACT AND ANTI-TERRORISM LAWS.

a. Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the Term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the "Anti-Terrorism Laws"), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the "Executive Order") and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the "USA Patriot Act").

b. Tenant covenants with Landlord that neither Tenant nor any of its respective constituent owners or affiliates is or shall be during the Term hereof a “Prohibited Person,” which is defined as follows:  (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support "terrorism" as defined in Section 3(d) of the Executive Order; (v) a person or entity that is named as a "specially designated national and blocked person" on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed in items (i) through (v), above.

c. Landlord acknowledges that VSE Corporation is a corporation the stock of which is listed on a national securities exchange as defined in the Securities Exchange Act of 1934 and that nothing set forth hereinabove in this Section 29 shall be deemed a representation by Tenant of the third-party shareholders of Tenant's stock purchased on such exchange.

d. At any time and from time-to-time during the Term, Tenant shall deliver to Landlord, within ten (10) business days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Section 29.

30. MISCELLANEOUS PROVISIONS.

a. Time is of the essence with respect to all of Landlord’s and Tenant's obligations under this Lease.

b. The waiver by Landlord or Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition of any prior or subsequent breach of the same or any other term, covenant or condition herein contained.  The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any prior breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord's knowledge of such prior breach at the time of acceptance of such rent.  The subsequent payment of rent hereunder by Tenant shall not be deemed to be a waiver of any prior breach by Landlord of any term, covenant or condition of this Lease, regardless of Tenant’s knowledge of such prior breach at the time of payment of such rent.

c. In the event of any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover from the other party the fees of its attorneys in such action or proceeding in such amount as the court may judge to be reasonable for such attorneys' fees.

d. Except as expressly otherwise provided in this Lease, all of the provisions of this Lease shall bind and inure to the benefit of the parties hereto and to their heirs, successors, representatives, executors, administrators, transferees and assigns.  The term "Landlord," as used herein, shall mean only the owner of the Building and the Land or of a lease of the Building and the Land, at the time in question, so that in the event of any transfer or transfers of title to the Building and the Land, or of Landlord's interest in a lease of the Building and the Land, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed and agreed to perform and observe all obligations of Landlord herein during the period it is the holder of Landlord's interest under this Lease.

e. At Landlord's request, Tenant will execute a memorandum of this Lease in recordable form setting forth such provisions hereof as Landlord deems desirable.  Further, at Landlord's request, Tenant shall acknowledge before a notary public its execution of this Lease, so that this Lease shall be in form for recording.  All third party out-of-pocket costs of Tenant incurred as a result of Landlord’s foregoing requests and the cost of recording this Lease or memorandum thereof shall be borne by Landlord.

f. Notwithstanding any provision to the contrary herein, Tenant shall look solely to the estate and property of Landlord in and to the Land and the Building, including insurance and/or condemnation proceeds, in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant's use of the Premises, and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant's use of the Premises shall be limited to such estate and property of Landlord in and to the Land and the Building.  No other properties or assets of Landlord (i.e., other than the estate and property of Landlord in and to the Building) and no property or assets of any member, partner, shareholder, officer or director of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Premises.

g. Landlord and Landlord's agents have made no representations or promises with respect to the Building, the Land or the Premises except as herein expressly set forth.

h. Landlord and Tenant shall be excused from performing an obligation or undertaking provided for in this Lease so long as such performance is prevented or delayed, retarded or hindered by an Act of God, fire, earthquake, flood, explosion, action of the elements, war, invasion, insurrection, riot, mob violence, sabotage, inability to procure or a general shortage of labor, equipment, facilities, materials or supplies in the open market, failure of transportation, strike, lockout, action of labor unions, a taking by eminent domain, requisition, laws, orders of government, or of civil, military or naval authorities, inability to obtain, or delays in obtaining, permits or other governmental approvals, or any other cause whether similar or dissimilar to the foregoing, not within the reasonable control of Landlord or Tenant, respectively (collectively, “Force Majeure”); provided that events of Force Majeure shall not extend any period of time for Tenant's payment of Rent or any period of time for Tenant's exercise of an option or right granted to Tenant.

i. If any governmental entity or authority hereafter imposes a tax or assessment upon or against any of the rent or other charges payable by Tenant to Landlord hereunder (whether such tax takes the form of a lease tax, sales tax or other tax), Tenant shall be responsible for the timely payment thereof.  Unless Landlord and Tenant otherwise agree in writing with respect to the payment thereof, Tenant shall pay the applicable tax to Landlord in monthly installments on the date upon which Tenant pays to Landlord the installments of Monthly Base Rent due under this Lease.  Nothing in this paragraph shall be deemed to impose upon Tenant liability for taxes based solely on the net income of Landlord (as opposed to gross receipts or gross income).

j. This Lease and the Exhibits hereto constitute the entire agreement between the parties, and supersede any prior agreements or understandings between them. The provisions of this Lease may not be modified in any way except by written agreement signed by both parties.

k. This Lease shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia.

l. Tenant (and any guarantor of this Lease), within ten (10) business days after Landlord delivers to Tenant (or such guarantor) written request therefor, will provide Landlord with a copy of its most recent financial statements, consisting of a Balance Sheet and Earnings Statement prepared in accordance with generally accepted accounting principles; provided, however, if Tenant is not then in default under this Lease, Tenant shall not be required to provide Landlord with such financial statements more than once per calendar year, unless such financial statements are required by a lender, potential lender, purchaser or potential purchaser in connection with a refinancing or potential refinancing or sale or potential sale of the Building or any interest therein or in Landlord.  Such financial statements must be either certified by a certified public accountant or sworn to as to their accuracy by Tenant's (or the guarantor's, if applicable) chief financial officer.  The financial statements provided must be as of a date not more than twelve (12) months prior to the date of request.  Landlord shall retain such statements in confidence, but may provide copies to lenders and potential lenders as required.  Notwithstanding the foregoing, if Tenant (or, if applicable, any guarantor of this Lease) is a corporation listed on a national securities exchange as defined in the Securities Exchange Act of 1934 and the financial statements are publicly available, then Landlord shall not require Tenant to deliver financial statements pursuant to this paragraph.

m. The submission of this Lease by Landlord to Tenant or by Tenant to Landlord does not constitute an offer to lease the Premises.  This Lease shall have no force and effect until execution and delivery by both Landlord and Tenant.

n. This Lease may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Lease.

o. Tenant's right to the leasehold estate in the Premises shall terminate if such leasehold estate has not vested in Tenant on or before the date which is twenty-one (21) years after the death of President Barack Hussein Obama. The sole purpose of this provision is to avoid any possible interpretation that this Lease violates the rule against perpetuities or other rule of law against restraints on alienation.

31.           OPTION TO EXTEND.

a.           Tenant shall have the options to extend the Term (each, an "Extension Option") for two (2) additional periods of five (5) Lease Years each (each, an "Extension Period"), provided that: (i) Tenant delivers written notice (the "Extension Notice") to Landlord of Tenant's election to exercise an Extension Option no later than twelve (12) months, nor earlier than fifteen (15) months, prior to the expiration of the then current Term, time being of the essence; and (ii) no Monetary Default shall have occurred and remain uncured at the time of the exercise of an Extension Option.

b.           Except as otherwise expressly provided below in this paragraph, Tenant may not elect to extend the Term for an Extension Period with respect to less than all of the rentable area of the Premises.   Tenant may elect to extend the Term for an Extension Period with respect to a portion of the Premises which (i) comprises an aggregate rentable area of no less than fifty percent (50%) of the total rentable area of the Building, and (ii) contains no less than the entire rentable area on contiguous floors of the Building.  For purposes of example only, Tenant would be permitted to extend the Term for an Extension Period with respect to all of floors 2, 3 and 4 of the Building assuming the total rentable square footage of such floors equaled or exceeded 50% of the total rentable area of the Building, but Tenant would not be permitted to extend the Term with respect to only floors 1, 2 and 4 of the Building even if the total rentable area of such floors comprised 50% of the total rentable area of the Building).  Furthermore, it is understood and agreed that in no event shall Tenant be permitted to extend the Term with respect to any portion of the Premises which comprises less than a full floor of the Building.

c.           All terms and conditions of this Lease, including, without limitation, all provisions governing the payment of Additional Rent, shall remain in full force and effect during the applicable Extension Period, except that (i) the Annual Base Rent payable during the applicable Extension Period shall equal the Relevant Renewal Rate (hereafter defined); (ii) the Base Year for the applicable Extension Period shall be the calendar year in which occurs the first day of the applicable Extension Period, and (iii) Landlord shall not be obligated to make any improvements or alterations in or to the Premises nor shall there be any improvement allowance, rental abatement or other tenant concessions provided by Landlord in connection with the applicable Extension Period.

d.           With respect to the first Extension Period and provided Tenant is leasing all of the rentable area of the Building during the first Extension Period, the "Relevant Renewal Rate" for the first Extension Period shall be one hundred three percent (103%) of the Annual Base Rent payable by Tenant in the Lease Year immediately preceding the first Extension Period.  With respect to the second Extension Period and provided Tenant is a Full Building Tenant during the second Extension Period, the "Relevant Renewal Rate" for the second Extension Period shall be ninety-five percent (95%) of the Fair Market Rental Rate (hereinafter defined).  In the event that Tenant is not a Full Building Tenant during the first Extension Period or the Second Extension Period, then the "Relevant Renewal Rate" shall be one hundred percent (100%) of the Fair Market Rental Rate.

e.           The term "Fair Market Rental Rate" shall mean one hundred percent (100%) of the fair market rental rate that would be agreed upon between a landlord and a tenant entering into a lease renewal for a comparable term in comparable office space as to build-out, location, configuration and size, in a Comparable Building assuming the following:  (A) the landlord and tenant are informed and well-advised and each is acting in what it considers its own best interests; and (B) Tenant will continue to pay its share of Operating Expenses as described in Section 4.b. of this Lease subject to a new Base Year as provided hereinabove. The Fair Market Rental Rate shall reflect the economic equivalent of any tenant improvement allowance, free rent periods or any other special concessions (for example, design fees, refurbishing allowances, etc.) which Landlord may agree to provide Tenant in connection with any extension of the Term pursuant to this Section 31 (it being understood that the determination of Fair Market Rental Rate shall be reduced by the economic equivalent of any tenant improvement allowance, free rent periods or any other special concessions not provided to Tenant and which are otherwise reflected in the comparable fair market rental rates being obtained).

f.           In the event that the Relevant Renewal Rate requires a determination of the Fair Market Rental Rate, then Landlord and Tenant shall negotiate in good faith to determine the Fair Market Rental Rate for a period (the "Negotiation Period") of fifteen (15) days after the date on which Landlord receives the applicable Extension Notice. In the event Landlord and Tenant are unable to agree in writing upon the Annual Base Rent for the applicable Extension Period on or before the expiration of the Negotiation Period, then within ten (10) business days following the expiration of the Negotiation Period, Tenant shall notify Landlord in writing (the "Election Notice") of Tenant's election to either (i) have the Fair Market Rental Rate for the Premises be determined pursuant to the 3-broker method outlined below, or (ii) rescind Tenant's exercise of the Extension Option.  A failure by Tenant to deliver the Election Notice within the foregoing 10-business day period shall be deemed to be an irrevocable election by Tenant to rescind its exercise of the Extension Option.  In the event that Tenant rescinds its exercise of the Extension Option (or is deemed to have elected to rescind its exercise of the Extension Option), then the Extension Option, and any and all rights of Tenant to extend the Term, shall be automatically be null and void and of no further force or effect.  In the event that Tenant timely notifies Landlord pursuant to an Election Notice of its election to have the Fair Market Rent Rate determined by the 3-broker method, then Tenant's exercise of the Extension Option shall be irrevocable and the Fair Market Rental Rate for the Extension Period shall be determined by a board of three (3) Qualified Brokers (hereinafter defined). One of the Qualified Brokers shall be appointed by Landlord (the "Landlord Broker"), one of the Qualified Brokers shall be appointed by Tenant (the "Tenant Broker"), and Landlord Broker and Tenant Broker shall select the third Qualified Broker (the "Third Broker").  Landlord and Tenant shall make their appointments within ten (10) days after Tenant's delivery of the Election Notice.  The two (2) brokers selected by Landlord and Tenant shall select a third broker within ten (10) days after they both have been appointed, and each broker, within ten (10) days after the third broker is selected, shall submit his or her determination of the Fair Market Rental Rate. If either Landlord or Tenant fail to appoint their respective Qualified Broker within the foregoing 10-day period, then the Fair Market Rental Rte shall be determined by the Qualified Broker duly appointed within the foregoing 10-day period.  If the Landlord Broker and the Tenant Broker do not agree on the Third Broker within ten (10) days after the Landlord Broker and the Tenant Broker have been appointed,  then either Landlord or Tenant, on behalf of both parties, may request appointment of such Third Broker by the then president of the Greater Washington Commercial Association of REALTORS®, or the successor organization thereto, who shall be instructed to promptly appoint a Qualified Broker to serve as the Third Broker. The Fair Market Rental Rate shall be the determination of the Landlord Broker, the Tenant Broker or the Third Broker that is not the highest of the three determinations nor the lowest of the three determinations (or if the determinations of two of the three Qualified Brokers is the same, the determination of such two Qualified Brokers). Landlord and Tenant shall each pay the fee of the Qualified Broker selected by it, and they shall equally share the payment of the fee of the Third Broker.  For purposes hereof, a “Qualified Broker” shall mean a licensed real estate broker who has not less than ten (10) years experience leasing office space within Comparable Buildings.

g.           Should the Term of this Lease be extended hereunder, Tenant and Landlord shall execute an amendment modifying this Lease within ten (10) business days after Landlord presents same to Tenant (and Landlord shall promptly prepare and present the same to Tenant), which agreement shall set forth the Annual Base Rent for the applicable Extension Period and the other economic terms and provisions in effect during the applicable Extension Period.  Landlord and Tenant agree to act diligently, reasonably, and in good faith to promptly agree upon, execute and deliver any such Amendment.

32.           SIGNAGE.

a.           Except as otherwise expressly provided below in this Section 32, no sign, advertisement or notice ("Signs") shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior or interior of the Building by Tenant except on the directories and the doors of offices, and then only in such place, number, size, color and style as is harmonious with the design of the Building and its furnishings and is reasonably approved by Landlord in writing. Notwithstanding the foregoing, during the Term, Tenant shall have the right to display its company name or logo, or both, prominently in the elevator lobby of each full floor of the Premises, so long as such signage shall conform to all Legal Requirements.

b.           Landlord shall provide Tenant with a directory in the Lobby, provided however if Tenant is no longer a Full Building Tenant, Landlord shall have the right to modify or replace such directory board and Tenant shall thereafter only have the right to a pro rata share (based on rentable square feet in the Premises) of lines thereof to list Tenant's name and the name of its employees.

c.           i.           Subject to the following terms and conditions, from and after the Commencement Date, and so long as Tenant is a Full Building Tenant, Tenant shall have the exclusive right to (a) install signage on the exterior of the Building to the maximum amount permitted by Legal Requirements identifying Tenant as a tenant of the Building (the “Building Signage”); and (b) install signage in any interior Building Common Area (“Common Area Signage”) provided such Common Area Signage is not visible from the exterior of the Building (other than through any glass entry doors in the Lobby).  In the event that Tenant is not a Full Building Tenant, (a) Tenant’s rights to install the Building Signage shall be non-exclusive and the total square footage of the Building Signage shall not exceed Tenant's Pro Rata Share of the total exterior signage permitted by Legal Requirements; and (b) Tenant’s rights to Common Area Signage shall be limited to the Building Common Areas located on floors leased entirely by Tenant. Subject to the following terms and conditions, from and after the Commencement Date, and so long as Tenant leases at least fifty percent (50%) of the Building, Tenant shall have the right to install a monument sign on the Land at the entrance to the Building identifying Tenant as a tenant of the Building (the “Monument Signage”, and collectively with Building Signage, the “Exterior Signage”).   The Exterior Signage and Common Area Signage is hereinafter collectively referred as the "Permitted Signage".

ii.           Tenant shall only be permitted to install the Permitted Signage to the extent such signage is permitted by, and in compliance with, all Legal Requirements (including any covenants, conditions or restrictions of record affecting the Building), and Tenant has obtained and delivered to Landlord all permits, licenses and approvals that may be required by such Legal Requirements. Tenant’s rights to the Permitted Signage may only be transferred to an Affiliate Transferee or other third party which (A) has taken an assignment of, and has assumed, all of Tenant's rights and obligations under this Lease in accordance with the terms of this Lease, or (B)  has subleased the entire Premises for the entire remainder of the Term (less only one day).  Except as otherwise expressly provided in the immediately preceding sentence, no subtenant or assignee shall have any rights to Permitted Signage pursuant to this Lease or otherwise.

iii.           The name, design and style of the Permitted Signage and the exact location, size, dimensions (including without limitation, the size of the lettering thereof) of the Permitted Signage shall be subject to Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed.  In order to obtain Landlord’s approval, Tenant must submit to Landlord for Landlord’s approval samples of materials to be used for the Permitted Signage (showing, among other things, the thickness thereof), samples of any colors used for the Permitted Signage, design drawings of the Permitted Signage and plans and specifications for the actual construction of the Permitted Signage and attachment of the Permitted Signage to the Building.

iv.           The Building Signage may be illuminated signage (to the extent permitted by Legal Requirements) provided, however, (1) such illumination complies with any requirements necessary to maintain the level of LEED certification, if any, achieved by Landlord for the Building, (2) Tenant shall pay any and all costs and expenses in connection with the furnishing of electricity for the illumination of the Building Signage (including without limitation, the cost to install a submeter to monitor the electricity used by the Building Signage), and (3) Landlord may cease the illumination of the Building Signage between the hours of midnight and 5:00 a.m. daily.

v.           The installation of the Permitted Signage shall be deemed an Alteration and, except as otherwise expressly set forth in this Section 32 to the contrary, such installation shall be subject to the terms and conditions of the Lease, including without limitation, the terms and conditions of Section 8 of this Lease.  Tenant, at Tenant's sole cost and expense, shall cause the Permitted Signage to be maintained, at all times, in good order, repair and condition and in compliance with Legal Requirements, and, at the expiration of the Term, or any earlier termination of the Lease or Tenant's right to the Permitted Signage, shall cause the Permitted Signage to be removed from the Building or the Land and the area of the Building or the Land affected by the installation and removal of the Permitted Signage to be restored to the condition such part of the Building or the Land was in prior to the time the Permitted Signage was installed, reasonable wear and tear and damage by casualty excepted (provided, however, that Tenant shall not be required to remove the Monument Sign, but only that portion referencing Tenant's identity).  Any and all damage or injury to the Permitted Signage shall be promptly repaired by Tenant at Tenant's sole cost and expense; provided, however, that Landlord shall have the right, but not the obligation, to make any repairs to the Exterior Signage in the event that such damage or injury (or the work required to repair same) adversely affects the operation of Base Building Elements or in the event that Tenant fails to complete such repairs within thirty (30) days following written notice from Landlord (or any sooner period required by Legal Requirements), in which case Tenant shall reimburse Landlord, as Additional Rent, for all reasonable costs and expenses incurred by Landlord in connection with such repairs within thirty (30) days after Tenant receives Landlord's notice of such costs and expenses. Tenant will pay for all costs associated with the Permitted Signage, including without limitation all design, construction, installation and permitting costs as well as all ongoing maintenance, repair and removal costs.

vi.           Landlord shall have the right, at Landlord's sole cost, to temporarily relocate, remove and/or conceal the Permitted Signage in connection with any alteration, improvement or renovation of the Building or the Land or in connection with Landlord's exercise of any other rights reserved to Landlord under the Lease.  Landlord shall reinstall the Permitted Signage in its original location, at Landlord's cost and expense, following any temporary relocation or removal of the Permitted Signage.

vii.           Nothing in this Section 32 shall be deemed to prohibit Landlord the right to install Signs on the interior or exterior of the Building to the extent such Signs (1) are required by Legal Requirements or otherwise displayed in connection with Landlord's exercise of any rights reserved to Landlord under this Lease, (2) relate to parking, directions, safety or other operations and/or maintenance concerns of the Building, or (3) relate to any leasing of the Building; provided, however, so long as no Monetary Default shall have occurred, Landlord shall not put a leasing sign on the Building until such time as Tenant is no longer a Full Building Tenant or Tenant's Extension Option rights pursuant to Section 31 have lapsed.  Furthermore, at all times prior to the Rent Commencement Date, Landlord shall have the exclusive right to install on the interior or exterior of the Building any and all signs as Landlord shall determine in Landlord's commercially reasonable discretion.

d.           Landlord and Landlord Parties assume no liability or responsibility whatsoever with respect to the installation, maintenance, operation or removal of any signs installed by or for the benefit of Tenant (including, without limitation, the Permitted Signage) and Tenant hereby waives any and all claims against Landlord Parties in connection therewith.  Except to the extent resulting from Landlord's negligence or willful misconduct, Tenant agrees to indemnify and hold harmless Landlord Parties from and against any cost, damage, claim, liability or expense (including reasonable attorneys' fees) incurred by or claimed against Landlord Parties, directly or indirectly, as a result of or in any way arising from the installation, maintenance, operation or removal of any signs installed by or for the benefit of Tenant (including without limitation, the Building Signage).

33.           ROOFTOP EQUIPMENT.

a.           During the Term, and subject to the terms and conditions of this Section 33, Tenant shall have the right to use its Pro Rata Share of those areas on the roof reasonably designated by Landlord as suitable for tenant installations for the installation of: (i) satellite dishes or antennas not exceeding one (1) meter in diameter and one (1) meter in height ("Communications Dishes"), (ii) air-conditioning condenser units to provide HVAC services to the Premises ("HVAC Units"), or (iii) such other equipment as reasonably required by Tenant and approved by Landlord for the use and occupancy of the Premises and the conduct of Tenant's business therefrom ("Additional Landlord Approved Equipment").  The Communications Dishes, the HVAC Units, the Additional Landlord Approved Equipment and all cables, conduit and other equipment related to the operation of the foregoing are sometimes collectively referred to herein as the "Rooftop Equipment". The areas of the roof of the Building on which the Rooftop Equipment is installed is referred to herein as the "Roof Sites".   Landlord and Tenant acknowledge and agree that the Rooftop Equipment which may be installed by Tenant pursuant to this Section 33 does not include any equipment to be installed in the Building by Landlord pursuant to the Base Building Plans.

b.           Tenant shall be entitled to connect the Rooftop Equipment to the Building's electric power source; provided, however, that: (i) the method of connecting any component of the Rooftop Equipment to the Building's electric power source and the specific location in the Building at which such connection shall be effected, shall be subject to Landlord's prior reasonable approval; and (ii) such connection shall be undertaken by licensed contractor(s) reasonably approved by Landlord.  Tenant shall cause electric current submeter(s) to be installed so as to measure the amount of electric current consumed by the Rooftop Equipment.  The cost of such submeter(s) and installation, maintenance and repair thereof, the cost of all electricity consumed by the Rooftop Equipment, and the cost of any new or additional utility installations, including, without limitation, wiring and plumbing, resulting from the operation of the Rooftop Equipment, shall be paid by Tenant within thirty (30) days following Landlord's written request.

c.           Landlord shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) all aesthetic, structural, mechanical and electrical details of the Rooftop Equipment, including without limitation, the specifications, size and other characteristics of the Rooftop Equipment, the proposed method of installation of the Rooftop Equipment and the connection of the Rooftop Equipment to the Premises.  Without limiting the foregoing, (i) Landlord may require the installation of additional structural support for Tenant's use of the Roof Sites and/or the installation of a walkway to provide access to the Roof Sites to the extent determined to be reasonably necessary by Landlord's engineer; (ii) Tenant shall cause the Roof Sites to be screened from view and sound in a manner reasonably directed by Landlord in Landlord's commercially reasonable discretion; and (iii) Landlord may withhold its approval of the installation of the Rooftop Equipment if the installation, operation or removal of the Rooftop Equipment may (A) interfere with and/or adversely affect the base Building or any of the base Building systems, and/or void any roof warranty or other warranty or guaranty applicable to the Building; or (B)  violate any Legal Requirement.  In no event shall Landlord's approval of the Roof Sites and/or the installation or operation of Rooftop Equipment constitute any representation or warranty by Landlord that Tenant's use of the Roof Sites and/or the installation and operation of the Rooftop Equipment will not interfere with and/or adversely affect the base Building or any of the base Building systems, or void any warranty or guaranty applicable to the Building, and/or will not violate of Legal Requirements, and Landlord expressly disclaims any such representations or warranties or any representations or warranties with respect to the suitability or fitness of the Building and/or the Land for the installation or operation of the Rooftop Equipment.

d.           Upon requesting Landlord's approval of the installation of the Rooftop Equipment, Tenant shall provide to Landlord:  (i) mechanical details on the Rooftop Equipment and the operation thereof; (ii) plans and specifications for the installation of the Rooftop Equipment; and (iii) copies of any permits, licenses, and authorizations required by Legal Requirements for the installation and operation of the Rooftop Equipment (provided that at Tenant’s option, Tenant may pursue and obtain any necessary permits, licenses or authorizations after receiving Landlord’s approval, so long as the same are obtained prior to installation of any Rooftop Equipment).

e.           Tenant shall maintain the Rooftop Equipment in good condition and repair at all times throughout the Term of the Lease. Tenant shall promptly notify Landlord in writing if it has actual knowledge that the Rooftop Equipment is not functioning properly, is causing any damage to the Building or the Land, or is in violation of any Legal Requirements.  Tenant shall enter into annual service contracts with reputable engineering firms for the inspection, maintenance and repair of the Rooftop Equipment, and Tenant shall provide copies of such service contracts to Landlord promptly following Landlord's written request.  Should Tenant fail to cause the Rooftop Equipment to be properly maintained in accordance with the terms and conditions of this Lease, Landlord may, but shall not be obligated to, undertake such maintenance or repairs or enter into such service contracts, and all reasonable third party out-of-pocket costs and expenses incurred by Landlord in connection with same shall constitute Additional Rent payable by Tenant hereunder. Landlord, at its sole option and discretion, shall have the right to require Tenant, at any time prior to the expiration of Term, to cease the operation of the Rooftop Equipment and remove the Rooftop Equipment from the Roof Sites if any such equipment: (i) interferes with and/or adversely affects the base Building or any of the base Building systems, (ii) threatens to void any warranty or guaranty applicable to the Building; (iii) at any time that Tenant is not a Full Building Tenant, generates noise or vibration which unreasonably disrupts other tenants of the Building, or interferes with any rooftop equipment being operated on the roof or elsewhere in the Building by any tenant in the Building or other licensee authorized by Landlord which other tenant or licensee installed its equipment prior to the installation of the Rooftop Equipment; (iv)  violates any Legal Requirement, or (v) is not maintained in good condition and repair.

f.           Without limiting the other terms and conditions of this Lease but in furtherance thereof, Tenant acknowledges and agrees that Landlord has the right to remove, alter, improve, renovate or rebuild the Building and/or the Land at any time during the Term and, in connection with Landlord's exercise of such rights, Landlord shall have the right to temporarily suspend Tenant's use of the Roof Sites and/or Rooftop Equipment and/or relocate the Roof Sites and the Rooftop Equipment; provided, however, Landlord shall exercise such rights upon commercially reasonable prior notice to (not to be less than fifteen (15) days in instances other than emergency), and coordination with Tenant.   In connection with Landlord's exercise of the foregoing rights, Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from Landlord's exercise of any of the foregoing rights, or for damages by reason of interference with the business of Tenant or inconvenience or annoyance to Tenant or the customers or clients of Tenant, all such claims against Landlord for any and all such liability being hereby expressly released by Tenant.  In exercising its rights under this paragraph, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business or enjoyment of its use of the Premises.

g.           At the expiration or earlier termination of the Lease, Tenant, at Tenant's sole cost, shall remove the Rooftop Equipment from the Building and the Land, and Tenant shall restore the Building and Land affected thereby to substantially the same condition existing prior to Tenant's installation of the Rooftop Equipment, ordinary wear and tear and damage by casualty excepted.  In the event Tenant fails to promptly do so, Tenant hereby authorizes Landlord to remove the Rooftop Equipment and restore the Building or Land affected thereby, and charge Tenant for all reasonable third party out-of-pocket costs and expenses incurred in connection therewith.  Tenant's obligation to perform and observe this covenant shall survive the expiration or earlier termination of the Term of the Lease.

h.           Tenant covenants and agrees that the installation, operation and removal of the Rooftop Equipment shall be at Tenant's sole risk, cost and expense.  Except to the extent resulting from the negligence or willful misconduct of Landlord or any Landlord Parties, Tenant hereby agrees to indemnify and hold Landlord and Landlord Parties harmless from and against any cost, damage, claim, liability or expense (including reasonable attorneys' fees) incurred by or claimed against Landlord and/or Landlord Parties, directly or indirectly, as a result of or in any way arising out of the use of the Roof Sites and/or the installation, operation, maintenance or removal of the Rooftop Equipment.

34.           PAD AREA - BACK-UP GENERATOR.

a.           Landlord and Tenant acknowledge that Landlord shall (at Landlord's expense) install on the Land a concrete pad (the "Pad") having dimensions of approximately twenty feet (20') by twenty-four feet (24') and a total surface area ("Pad Area") of approximately four hundred eighty (480) square feet.  The portion of the Pad Area designated for use by tenants of the Building (the "Tenant Pad Area") will be approximately three hundred twenty (320) square feet and such Tenant Pad Area shall have two sets of conduit (one set comprised of two (2) four inch (4”) conduits and one set comprised of three (3) two inch (2”) conduits) running to the main electrical room of the Building.  During the Term, and so long as Tenant is a Full Building Tenant, subject to the terms and conditions of this Section 34, Tenant shall have the right to use the Tenant Pad Area for the installation of up to two (2) Back-up Generators (hereinafter defined).  The Back-Up Generator(s), and all cables, conduit and other equipment related to the operation of the Back-Up Generator(s) are sometimes collectively referred to herein as the "Pad Area Equipment".  As used herein, the term "Back-up Generator" shall mean an above ground, double walled, power supply gasoline or natural gas fueled generator with a sealed fuel tank (not a belly tank) and lines, conduit and similar equipment related to the operation of such tank, having specifications, size and other characteristics, and powered by the type of fuel, approved by Landlord in its sole discretion exercised in good faith, which shall be used by Tenant to attempt to insure that interruption of the supply of electrical power to the Premises is avoided to the extent commercially reasonable.  Landlord and Tenant acknowledge and agree that the Pad Area Equipment which may be installed by Tenant pursuant to this Section 34 does not include any equipment to be installed in the Building by Landlord pursuant to the Base Building Plans.

b.           Tenant shall be entitled to connect the Pad Area Equipment to the Building's electric power source; provided, however, that: (i) the method of connecting any component of the Pad Area Equipment to the Building's electric power source and the specific location in the Building at which such connection shall be effected, shall be subject to Landlord's prior reasonable approval; and (ii) such connection shall be undertaken by licensed contractor(s) reasonably approved by Landlord.  Tenant shall cause electric current submeter(s) to be installed so as to measure the amount of electric current consumed by the Pad Area Equipment.  The cost of such submeter(s) and installation, maintenance and repair thereof, the cost of all electricity consumed by the Pad Area Equipment, the cost of any new or additional utility installations, including, without limitation, wiring and plumbing, resulting from the operation of the Pad Area Equipment, shall be paid by Tenant within thirty (30) days following Landlord's written request.

c.           Landlord shall have the right to approve (which approval shall not be unreasonably withheld, conditioned, or delayed) all aesthetic, structural, mechanical and electrical details of the Pad Area Equipment, including without limitation, the specifications, size and other characteristics of the Pad Area Equipment, the proposed method of installation of the Pad Area Equipment and the connection of the Pad Area Equipment.  Without limiting the foregoing, (i) Tenant shall cause the Pad Area to be screened from view and sound in a manner reasonably directed by Landlord in Landlord's commercially reasonable discretion; and (ii) Landlord may withhold its approval of the installation of the Pad Area Equipment if the installation, operation or removal of the Pad Area Equipment may (A) interfere with and/or adversely affect the base Building or any of the base Building systems, and/or void any warranty or guaranty applicable to the Building; or (B)  violate any Legal Requirement.  In no event shall Landlord's approval of the Pad Area and/or the installation or operation of Pad Area Equipment constitute any representation or warranty by Landlord that Tenant's use of the Pad Area and/or the installation and operation of the Pad Area Equipment will not interfere with and/or adversely affect the base Building or any of the base Building systems, or void any warranty or guaranty applicable to the Building, and/or will not violate of Legal Requirements, and Landlord expressly disclaims any such representations or warranties or any representations or warranties with respect to the suitability or fitness of the Building and/or the Land for the installation or operation of the Pad Area Equipment.

d.           Upon requesting Landlord's approval of the installation of the Pad Area Equipment, Tenant shall provide to Landlord:  (i) mechanical details on the Pad Area Equipment and the operation thereof; (ii) plans and specifications for the installation of the Pad Area Equipment; and (iii) copies of any permits, licensees, and authorizations required by Legal Requirements for the installation and operation of the Pad Area Equipment.

e.           Tenant shall maintain the Pad Area Equipment in good condition and repair at all times throughout the Term of the Lease. Tenant shall promptly notify Landlord in writing if it has actual knowledge that the Pad Area Equipment is not functioning properly, is causing any damage to the Building or the Land, or is in violation of any Legal Requirements.  Tenant shall enter into annual service contracts with reputable engineering firms for the inspection, maintenance and repair of the Pad Area Equipment, and Tenant shall provide copies of such service contracts to Landlord promptly following Landlord's written request.  Should Tenant fail to cause the Pad Area Equipment to be properly maintained in accordance with the terms and conditions of this Lease, Landlord may, but shall not be obligated to, undertake such maintenance or repairs or enter into such service contracts, and all reasonable third party out-of-pocket costs and expenses incurred by Landlord in connection with same shall constitute Additional Rent payable by Tenant hereunder. Landlord, at its sole option and discretion, shall have the right to require Tenant, at any time prior to the expiration of Term, to cease the operation of the Pad Area Equipment and remove the Pad Area Equipment from the Pad Area if any such equipment: (i) interferes with and/or adversely affects the base Building or any of the base Building systems, (ii) threatens to void any warranty or guaranty applicable to the Building; (iii) generates noise which disrupts other tenants of the Project; (iv)  violates any Legal Requirement, or (v) is not maintained in good condition and repair.

f.           Without limiting the other terms and conditions of this Lease but in furtherance thereof, Tenant acknowledges and agrees that Landlord has the right to remove, alter, improve, renovate or rebuild the Building and/or the Land at any time during the Term and, in connection with Landlord's exercise of such rights, Landlord shall have the right to temporarily suspend Tenant's use of the Pad Area and/or Pad Area Equipment and/or relocate the Pad Area and the Pad Area Equipment; provided, however, Landlord shall exercise such rights upon commercially reasonable prior notice to (not to be less than fifteen (15) days in instances other than emergency), and coordination with Tenant.   In connection with Landlord's exercise of the foregoing rights, Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from Landlord's exercise of any of the foregoing rights, or for damages by reason of interference with the business of Tenant or inconvenience or annoyance to Tenant or the customers or clients of Tenant, all such claims against Landlord for any and all such liability being hereby expressly released by Tenant.  In exercising its rights under this paragraph, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business or enjoyment of its use of the Premises.

g.           At the expiration or earlier termination of the Lease, Tenant, at Tenant's sole cost, shall remove the Pad Area Equipment from the Building and the Land, and Tenant shall restore the Building and Land affected thereby to substantially the same condition existing prior to Tenant's installation of the Pad Area Equipment, ordinary wear and tear and damage by casualty excepted.  In the event Tenant fails to promptly do so, Tenant hereby authorizes Landlord to remove the Pad Area Equipment and restore the Building or Land affected thereby, and charge Tenant for all reasonable third party out-of-pocket costs and expenses incurred in connection therewith.  Tenant's obligation to perform and observe this covenant shall survive the expiration or earlier termination of the Term of the Lease.

h.           Tenant covenants and agrees that the installation, operation and removal of the Pad Area Equipment shall be at Tenant's sole risk, cost and expense. Except to the extent resulting from the negligence or willful misconduct of Landlord or any Landlord Parties, Tenant hereby agrees to indemnify and hold Landlord and Landlord Parties harmless from and against any cost, damage, claim, liability or expense (including reasonable attorneys' fees) incurred by or claimed against Landlord and/or Landlord Parties, directly or indirectly, as a result of or in any way arising out of the use of the Pad Area and/or the installation, operation, maintenance or removal of the Pad Area Equipment.

35.           METROPARK V AMENITIES.

a.           As of the Effective Date, Metropark 2345, LLC ("MP2345") is an affiliate of Landlord and the owner of that certain office building (the "Metropark V Building") located within the Project and having a street address of  6363 Walker Lane, Alexandria, Virginia.   As of the Effective Date, the Metropark V Building contains the following amenities for use by tenants of the Metropark V Building: (i) an unstaffed fitness facility with showers (the "Fitness Facility"), and (ii) a conference center facility (the "Conference Facility").   On or before the Rent Commencement Date, Landlord shall cause MP2345 to grant Tenant rights to use the Fitness Facility and the Conference Facility (collectively, the "Metropark V Amenities") pursuant to the terms and conditions of a separate agreement ("Amenities Agreement") to be entered into by and between Tenant and MP2345.

b.           Tenant's use of the Metropark V Amenities by Tenant shall be at Tenant's sole risk.  Except to the extent resulting from the negligence or willful misconduct of Landlord or any Landlord Parties or MP2345, Tenant shall indemnify and hold Landlord and Landlord Parties harmless from and against any cost, damage, claim, liability or expense (including reasonable attorneys' fees) incurred by or claimed against Landlord and/or Landlord Parties and/or MP2345, directly or indirectly, as a result of or in any way arising out of the use of the Metropark V Amenities.

c.           Tenant acknowledges and agrees that, so long as MP2345 makes the Metropark V Amenities available to Tenant or any other tenant of the Building, a portion of the costs and expenses incurred by MP2345 in connection with the operation, maintenance and repair of the Metropark V Amenities may be reasonably allocated by MP2345 and Landlord to the Building and that, in such event, all such costs and expenses shall be included in Operating Expenses, provided that an allocation of such expenses shall also be included in the Operating Expenses for the Base Year.

d.           Landlord and Tenant acknowledge that as of the Effective Date there is more than one eating establishment within the Project and/or immediately adjacent thereto and that Tenant desires that more than one eating establishment continue to serve tenants of the Project.  So long as (i) Tenant is a Full Building Tenant, and (ii) Landlord and affiliates of Landlord ("Landlord Affiliates") continue to own the entire Project, Landlord and Landlord Affiliates shall use commercially reasonable efforts to attract and lease space in the Project to tenants that will operate eating establishments in the Project so that more than one eating establishment will serve tenants of the Project; provided, however, in no event shall Landlord or any Landlord Affiliates be required to subsidize the operation of any such eating establishments or the tenants leasing space in the Project to operate such eating establishments (or otherwise offer rental rates or other concessions which exceed market rental rates and concessions).

e.           Tenant acknowledges and agrees that Landlord may elect, at anytime in Landlord's sole discretion, to install a conference facility and/or fitness facility in the Building (if Tenant is no longer a Full Building Tenant) or in another building within the Project. In such event, and provided such amenities are reasonably comparable to the Metropark V Amenities and available for use by Tenant and its employees, then Landlord shall have no further obligation to make the applicable Metropark V Amenities available for use by Tenant and its employees and the rights of Tenant and its employees to use the Metropark V Amenities shall terminate.

36.           NEW PROVIDER INSTALLATIONS

In the event that Tenant desires at any time to utilize the services of a business which provides telephone, television, video or other telecommunications services which permit Tenant to receive or transmit information by the use of electronics and which requires the use of wires, cables, antennas or similar devices in or on the Building (each, an "Electronic Services Provider"), whose equipment is not then servicing the Building, no such Electronic Services Provider shall be permitted to install any communications or computer or other electronic service wires, cables and related devices or equipment  ("Provider Equipment") without first securing the prior written approval of Landlord.  Landlord's approval of the Electronic Services Provider and the installation of the Provider Equipment shall not be unreasonably withheld, conditioned or delayed provided (i) all Provider Equipment shall use existing Building risers, conduits and pipes; (ii) Landlord reasonably determines that there is sufficient space in the Building for the installation of all of Provider Equipment; (iii) the installation, operation and removal of the Provider Equipment will not materially and adversely affect the structure of the Building and/or any base Building systems; (iv) the Electronic Services Provider agrees to abide by all Legal Requirements and such reasonable rules and regulations promulgated by Landlord; (v) the Electronic Services Provider agrees to use contractors reasonably approved by Landlord for the installation of all Provider Equipment; (vi) the Electronic Services Provider agrees to deliver to Landlord detailed "as built" plans promptly after the installation of the Provider Equipment is complete; (vii) prior to commencement of any work in or about the Building by the Electronic Services Provider, the Electronic Services Provider shall deliver to Landlord such written indemnities, evidence of insurance and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the Electronic Services Provider; and (viii) all of the foregoing matters are documented on Landlord's then current form of license agreement between Landlord and the Electronic Services Provider (provided, however, that Landlord shall not charge any Electronic Service Provider any fees in excess of the actual costs for such work). Landlord's approval of the Electronic Services Provider and/or the installation, operation and removal of the Provider Equipment shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the Electronic Services Provider. Tenant covenants and agrees that the installation, operation and removal of the Provider Equipment shall be at the sole risk, cost and expense of Tenant.   Except to the extent resulting from the negligence or willful misconduct of Landlord or any Landlord Parties, Tenant hereby agrees to indemnify and hold Landlord and Landlord Parties harmless from and against any cost, damage, claim, liability or expense (including reasonable attorneys' fees) incurred by or claimed against Landlord and Landlord Parties, directly or indirectly, as a result of or in any way arising from the installation, operation, maintenance or removal of the Provider Equipment.

37.           TENANT OFFSET RIGHT.

So long as no Event of Default by Tenant shall have occurred and remain uncured, if Landlord has failed to disburse to Tenant or Tenant's Designees, as and when due, the Improvement Allowance or the Refurbishment Allowance, which disbursement is required to be made by Landlord to Tenant in accordance with the terms of this Lease or the Work Agreement (such unpaid Improvement Allowance or Refurbishment Allowance, as the case may be, is referred to herein as the “Overdue Allowance”), and such Overdue Allowance remains unpaid and not otherwise credited by Landlord against Rent after the expiration of thirty (30) days following Tenant's delivery to Landlord of written notice of such failure (“Allowance Failure Notice”), then Tenant shall have the right to set off against the installment(s) of the Rent next due and payable under this Lease such amount not paid by Landlord (and not otherwise credited by Landlord against Rent), plus interest at the Default Rate (which interest shall accrue only from the date the Overdue Allowance was due and payable by Landlord through the first day of the calendar month in which Tenant is first entitled to offset said Overdue Amount against Rent). The Allowance Failure Notice shall include a statement that Tenant intends to exercise this right to set off and shall identify in reasonable detail the basis for the offset and the date on which such amounts should have been paid to Tenant or Tenant's Designees.  In no event shall Tenant have the right to exercise the set off right set forth in this paragraph if (i) Tenant has failed to strictly comply with all the terms and conditions for the disbursement of the Improvement Allowance or Refurbishment Allowance, as applicable, or (ii) if any lien or claim for unpaid Construction Costs or Alteration costs is pending or threatened by any contractor, subcontractor or materialman providing services or materials to Tenant in connection with the construction of the Tenant Improvements or Alterations.  Furthermore, it shall be a condition to Tenant's right to exercise its right to set off as set forth in this paragraph that Tenant shall have first paid in full any and all Construction Costs or Qualified Alterations Costs for which the Overdue Allowance was requisitioned.

38.           PURCHASE OPTION.

a.           i.           Landlord agrees that if at any time during the Term of the Lease, Landlord shall desire to sell the Building, and provided (i) Tenant is then a Full Building Tenant; and (ii) no Monetary Default shall have occurred and remain uncured, then Landlord shall notify Tenant of Landlord’s desire to sell the Building (the “First Offer Notice").  The First Offer Notice shall contain, at a minimum, the following information:  (a) the purchase price upon which Landlord would be willing to sell the Building, as determined by Landlord in its sole and absolute discretion; (b) the method by which such purchase price shall be paid; (c) the amount and terms of any proposed financing; (d) the amount of any earnest money deposit; (e) the time and location of the closing of such sale; (f) any other material terms with respect to the proposed sale of the Building, as determined by Landlord in its sole discretion.  Tenant shall have ten (10) business days after receipt of the First Offer Notice in which to accept, by written notice to Landlord (the "Election Notice"), the purchase price and other terms proposed by Landlord in the First Offer Notice.  If Tenant accepts such purchase price and terms and delivers such Election Notice to Landlord within the foregoing ten (10) business day period, then Landlord and Tenant shall have fifteen (15) business days thereafter to act diligently and in good faith to agree upon and execute and deliver a contract of sale for the sale of the Building (the "Contract of Sale").  If Tenant fails to accept the purchase price and terms within such ten (10) business day period, or Landlord and Tenant are unable to agree upon and execute a Contract of Sale within such fifteen (15) business day period, Tenant shall be deemed to have rejected such offer and Landlord shall be free to sell the Building to any party upon any terms and conditions Landlord deems acceptable in its sole and absolute discretion and Tenant shall have no further rights hereunder; provided, however, that Landlord shall not be entitled to sell the Building to any other person or entity (other than as provided for below) for a gross purchase price ("New Price") that is less than ninety-five percent (95%) of the purchase price for the Building set forth in the First Offer Notice without first offering to sell the Building to Tenant at the New Price and otherwise in accordance with the terms of this Section 38(a).

ii.           Notwithstanding anything to the contrary contained in this Section 38, Landlord shall have no obligation to deliver a First Offer Notice to Tenant in connection with any sale of the Building on or after the fifth (5th) anniversary of the Commencement Date which sale is made in connection with the sale of other building(s) or property(s) owned by Landlord and/or any Related Party (a "Portfolio Sale").  In the event that Landlord desires to sell the Building in connection with a Portfolio Sale prior to the fifth (5th) anniversary of the Commencement Date, and provided (i) no Monetary Default shall have occurred and remain uncured, and (ii) Tenant is then a Full Building Tenant, then Landlord shall deliver to Tenant a First Offer Notice for the sale of only the Building and Tenant shall have the right to purchase the Building only (i.e., not any other property subject to the Portfolio Sale) subject to the same terms and conditions as set forth in Section 38(a)(i) above; provided, however, the proviso found at the end of the last sentence of the first paragraph of Section 38(a)(i) (regarding a sale of the Building for less than 95% of the purchase price set forth in the First Offer Notice) shall not apply to any sale of the Building in connection with a Portfolio Sale, provided that Landlord does in fact thereafter consummate a Portfolio Sale it being understood that if a Portfolio Sale does not occur, the proviso shall apply and Landlord may not sell the Building for less than 95% of the purchase price set forth in the First Offer Notice. Tenant acknowledges that Landlord may deliver any First Offer Notice required pursuant to this Section 38(a) prior to the determination of the buildings and/or properties to be included in the Portfolio Sale and/or any marketing of the Portfolio Sale. The purchase price in a First Offer Notice pursuant to this Section 38(a)(ii) shall be equal to Landlord’s good faith estimate of a purchase price that when aggregated with the estimated purchase price of the Portfolio Sale without the Building included therein shall be equal to the estimated purchase price of a Portfolio Sale that would include the Building therein.

b.           (i)           At any time prior to the fifth (5th) anniversary of the Commencement Date, in the event that Tenant has not otherwise received a First Offer Notice pursuant to Section 38(a) above, and provided (i) Tenant is then a Full Building Tenant; and (ii) no Monetary Default shall have occurred and remain uncured, Tenant may request that Landlord provide a First Offer Notice to Tenant and Tenant shall have the right to purchase the Building subject to the same terms and conditions set forth in Section 38(a) above; provided, however: (a) the purchase price for the Building shall be the greater of (1) 100% of Fair Market Value (hereinafter defined) and (2) Thirty-Two Million Five Hundred Thousand and 00/100 Dollars ($32,500,000) (the "Minimum Purchase Price"); and (b) in the event that any mortgage loan or other financing encumbers all or any portion of the Building, Tenant shall be solely responsible for and shall pay for any and all costs and expenses (including legal fees) in connection with the prepayment or defeasance of any such loan or other financing (including without limitation, any prepayment or yield maintenance fee payable by Landlord to any Mortgagee) and Tenant's payment of such costs and expenses shall not be considered in determining the Fair Market Value or reduce the Minimum Purchase Price.  Within ten (10) business days following receipt of any First Offer Notice pursuant to this Section 38(b), Tenant shall deliver to Landlord either (1) an Election Notice accepting all the of the terms set forth in the First Offer Notice, or (2) if Landlord has proposed a purchase price which exceeds the Minimum Purchase Price and Tenant believes such purchase price does not accurately reflect the Fair Market Value, an Election Notice accepting all the terms of the First Offer Notice other than purchase price and irrevocably electing to have the Fair Market Value determined pursuant to the 3-broker method outlined below (a "Counter Notice").  Landlord and Tenant shall have fifteen (15) business days after Tenant's delivery of an Election Notice or, if Tenant delivers a Counter Notice, after the determination of Fair Market Value pursuant to the 3-broker method, to act diligently and in good faith to agree upon and execute and deliver a Contract of Sale.

(ii)           In the event that Tenant timely delivers a Counter Notice, then the Fair Market Value shall be determined by a board of three (3) Qualified Sales Brokers (hereinafter defined). One of the Qualified Sales Brokers shall be appointed by Landlord (the "Landlord Sales Broker"), one of the Qualified Sales Brokers shall be appointed by Tenant (the "Tenant Sales Broker"), and Landlord Sales Broker and Tenant Sales Broker shall select the third Qualified Sales Broker (the "Third Sales Broker").  Landlord and Tenant shall make their appointments within ten (10) business days after Tenant's delivery of the Counter Notice.  The two (2) brokers selected by Landlord and Tenant shall select a third broker within ten (10) business days after they both have been appointed, and each broker, within ten (10) days after the third broker is selected, shall submit his or her determination of the Fair Market Value. If either Landlord or Tenant fail to appoint their respective Qualified Sales Broker within the foregoing 10-business day period, then the Fair Market Value shall be determined by the Qualified Sales Broker duly appointed within the foregoing 10-business day period.  If the Landlord Sales Broker and the Tenant Sales Broker do not agree on the Third Sales Broker within ten (10) days after the Landlord Sales Broker and the Tenant Sales Broker have been appointed,  then either Landlord or Tenant, on behalf of both parties, may request appointment of such Third Sales Broker by the then president of the Greater Washington Commercial Association of REALTORS®, or the successor organization thereto, who shall be instructed to promptly appoint a Qualified Sales Broker to serve as the Third Sales Broker. The Fair Market Value shall be the determination of the Landlord Sales Broker, the Tenant Sales Broker or the Third Sales Broker that is not the highest of the three determinations nor the lowest of the three determinations (or if the determinations of two of the three Qualified Brokers is the same, the determination of such two Qualified Brokers); provided, however, notwithstanding any Fair Market Value determination made pursuant to the foregoing 3-broker method, the purchase price for the Building shall in no event be less than the Minimum Purchase Price.   Landlord and Tenant shall each pay the fee of the Qualified Sales Broker selected by it, and they shall equally share the payment of the fee of the Third Sales Broker.  For purposes hereof, a “Qualified Sales Broker” shall mean a licensed real estate broker specializing in investment sales and who has not less than fifteen (15) years' experience in the sale of Comparable Buildings.  For purposes hereof, the "Fair Market Value" shall be based on then current sales of Comparable Buildings, and considering, among other things, the terms of the First Offer Notice, the current method of valuation of the term and rental income of the Lease and the credit rating of Tenant, and assuming an arms-length transaction, where seller is under no compulsion to sell, and each of seller and purchaser are informed and well-advised and each acting in what it considers it own best interests.

(iii)           If (a) Tenant fails to deliver an Election Notice complying with the terms of this Section 38(b) within the ten (10) business day period set forth above, or (b) if the purchase price is determined in accordance with this Section 38(b) but Landlord and Tenant fail to execute a Contract of Sale within fifteen (15) business days following such determination, Tenant shall be deemed to have rejected the offer and Tenant shall have no further rights under this Section 38(b).  This Section 38(b) shall automatically be null and void and of no further force and effect as of the fifth (5th) anniversary of the Commencement Date.

c.           Notwithstanding anything to the contrary contained in this Section 38, it is understood and agreed that if Landlord shall desire to sell, transfer, or convey the Building to any Related Party (hereinafter defined), then the provisions of this Section 38 shall not be applicable to such sale, transfer or conveyance.  This Section 38 shall also not apply to (i) any change in the ownership structure of Landlord or any Related Party, or (ii) any sale of the Building to a Related Party.  As used herein, the term "Related Party" shall mean any affiliate, subsidiary (whether or not wholly owned), parent, successor entity, manager, member, partner, owner (whether directly or through ownership in another entity), or any entity that shall control, be controlled by or be under common control with Landlord (including any entity with common managing members or managing partners) and any entity in which Landlord or any of the foregoing (directly or indirectly) has an ownership interest. This Section 38 shall also be automatically rendered null and void and Tenant's rights hereunder shall terminate upon any sale of the Building to any third party (unless such sale was to a Related Party, in which event this Section 38 shall apply to a sale of the Building by such Related Party), provided Landlord delivered to Tenant a First Offer Notice with respect to such sale in accordance with the terms of Section 38(a).

d.           The rights of Tenant under this Section 38 are absolutely subordinate to the rights of any Mortgagee and in no event shall this Section 38 apply to any financing transaction (including without limitation, any sale, transfer or conveyance in connection with any financing), or the exercise of any rights of the Mortgagee under any Mortgage or the documents evidencing or securing such financing transaction.  For avoidance of doubt, in no event shall any Mortgagee be required to recognize Tenant's rights under this Section 38 in connection with the delivery of any SNDA. This Section 38 shall be null and void and Tenant's rights hereunder shall terminate upon any foreclosure (or deed in lieu thereof) of any Mortgage or other security interest that now or in the future may encumber the Building.

e.           The rights of Tenant under this Section 38 shall are personal to VSE Corporation and any Affiliate Transferee that has assumed all of Tenant's rights and obligations under this Lease, and may not be assigned, or exercised by Tenant for the benefit of, any other party.  This Section 38 shall automatically be null and void and Tenant's rights hereunder shall terminate upon any assignment of this Lease to any party other than an Affiliate Transferee of VSE Corporation.

f.
         Tenant agrees, at any time, and from time to time, upon not fewer than ten (10) business days prior written notice by Landlord, to execute, acknowledge and deliver to Landlord, a certificate evidencing the termination, waiver or non-applicability of any provision of this Section 38 (if and to the extent true), it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Building or the Land, or any part thereof, any Mortgagee or prospective Mortgagee thereof, any prospective assignee of any Mortgage thereof. If Tenant fails to execute and deliver any such certificate within ten (10) business days after request, Landlord may deliver to Tenant a second request for such certificate and, if Tenant fails to execute and deliver such certificate within five (5) business days after such second request, then (i) such failure shall be deemed an immediate Event of Default and, without limiting any other remedies of Landlord for any Event of Default, Tenant shall indemnify and hold harmless Landlord from any and all from and against all claims, injury, damage or loss (including reasonable attorneys' fees) sustained by Landlord as a result of such failure; and (ii) Tenant shall be deemed to have irrevocably appointed Landlord and Landlord’s beneficiaries as Tenant’s attorneys-in-fact, coupled with an interest, solely to execute and deliver such certificate in Tenant’s name.

39.           NO SALE COVENANT.

Subject to the following terms and conditions, and so long as no Event of Default shall have occurred and remain uncured, Landlord hereby covenants not to sell, transfer or convey the Land prior to the Substantial Completion Date without the prior written approval of Tenant; provided, however, the foregoing covenant (the "No Sale Covenant") shall not apply to (a) any change in the ownership structure of Landlord or any Related Party; provided that following any such change in ownership structure, Landlord is owned and managed by one or more entities owned or managed by CalSTRS and ING, or (b) any sale of the Building to a Related Party. The No Sale Covenant is absolutely subordinate to the rights of any Mortgagee and in no event shall this Section 39 apply to any financing transaction (including without limitation, any sale, transfer or conveyance in connection with any financing), or the exercise of any rights of the Mortgagee under any Mortgage or the documents evidencing or securing such financing transaction.  For avoidance of doubt, in no event shall any Mortgagee be required to recognize the No Sale Covenant in connection with the delivery of any SNDA. This Section 39 shall automatically be deemed null and void and the No Sale Covenant shall automatically terminate upon the occurrence of either of the following events: (i) any foreclosure (or deed in lieu thereof) of any Mortgage or other security interest that now or in the future may encumber the Land, (ii) the Substantial Completion Date, or (iii) any assignment of this Lease by Tenant.

[The rest of this page intentionally left blank. Signatures appear on the following page.]

IN WITNESS WHEREOF, duly authorized representatives of Landlord and Tenant have executed this Deed of Lease under seal on the day and year first above written.

LANDLORD:

METROPARK 7 LLC,

a Delaware limited liability company

By:	CSHV Metro Park, LLC,
a Delaware limited liability company

By:	INGCal Tactical, LLC,
a Delaware limited liability company,
its sole member

By:	ING Tactical Manager, LLC,
a Delaware limited liability company,
its Manager

By:	ING Clarion Partners, LLC,
a New York limited liability company,
the sole member of Manager

By:
Name:
Title:

TENANT:

VSE CORPORATION,
a Delaware corporation

By:           __________________________
Name:
Title:

LIST OF EXHIBITS
EXHIBIT A-1:    Floor Plans of Premises
EXHIBIT A-2:    Legal Description of Land
EXHIBIT B:       Work Agreement
EXHIBIT C-1:    Current Base Building Plans
EXHIBIT C-2:    Base Building Shell Description
EXHIBIT C-3:    Areas of Floor Slab Reinforcement
EXHIBIT C-4:    Work Schedule
EXHIBIT D:       Declaration of Commencement Date
EXHIBIT E:       Form of Letter of Credit
EXHIBIT F:       Janitorial Specifications
EXHIBIT G:       Rules and Regulations